Exhibit 2.1

Execution Version

BUSINESS TRANSFER AGREEMENT

by

Piramal Healthcare Limited

(Seller)

and

Abbott Healthcare Private Limited

(Purchaser)

dated May 21, 2010

i

(continued)

(continued)

(continued)

(continued)

v

List of Exhibits*

Exhibit A	Promoter Group
Exhibit B	[Intentionally Omitted]
Exhibit C	Piramal Group Undertaking
Exhibit D	API Supply Agreement
Exhibit E	Divisions
Exhibit F	Contract Manufacturing Agreements
Exhibit G	Sanofi Sub-License Agreements
Exhibit H	[Intentionally Omitted]
Exhibit I	Finished Products for Third Parties
Exhibit J	Inhalation Anesthesia Products
Exhibit K	Products
Exhibit L	R&D Agreement
Exhibit M	R&D Products
Exhibit N	Deed
Exhibit O	[Intentionally Omitted]
Exhibit P	IP Assignments
Exhibit Q	Seller Certificate
Exhibit R	Purchaser Certificate
Exhibit S	Press Release
Exhibit T	Emerging Markets
Exhibit U	IP License Agreements
Exhibit V	Analyst and Shareholder Presentations
Exhibit W	Knowledge of Seller
Exhibit X	Transition Services Agreement
Exhibit Y	Roche In-License Agreement
Exhibit Z	Sanofi In-License Agreement

List of Schedules*

1.1(a)	Baddi Manufacturing Plant
1.1(b)	Key Employees
1.1(c)	Leased Business Real Property
1.1(d)	Seller Mixed-Use Intellectual Property
2.1(c)(vii)	Contracts
2.1(c)(viii)	In-License Agreements
3.1(b)	Conversion Rates
3.2(b)	Net Working Capital Principles
3.3	Allocation of Cash Consideration for Stamp Duty Purposes
5	Seller Disclosure Schedule
7.3(a)	Costs for Consents and Releases
7.8	Mixed Contracts
7.11(b)	Business Financial Statement Format
8.1(a)	Business Employees

* Pursuant to Item 601(b)(2) of Regulation S-K, all exhibits and schedules listed herein have been omitted. Abbott Laboratories agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.

8.7	Continued Employment of Certain Business Employees
9.1(c)	Governmental Authorizations and Registrations
9.1(d)	Consent under Competition/Investment Laws for Closing
9.1(e)	Consents
10.6(f)	Retained Other Business Employees
10.14(d)	Governmental Authorizations / Registrations: Legal Title Remains with Seller at Closing
14.2	Arbitration
15.10	Post-Signing Schedules

BUSINESS TRANSFER AGREEMENT

This Business Transfer Agreement (this “Agreement”) is made as of May 21, 2010, by and among Abbott Healthcare Private Limited, a private limited company formed under the Laws of India and having its registered office at 4, Corporate Park, Sion Trombay Road, Mumbai-400 071, Maharashtra, India (“Purchaser”), and solely for the purposes of Section 7.18, Abbott Laboratories, an Illinois corporation and the indirect ultimate corporate parent of Purchaser (the “Guarantor”), on the one hand, and Piramal Healthcare Limited, a public limited company formed under the Laws of India and having its registered office at Piramal Tower, Ganpatrao Kadam Marg, Lower Parel, Mumbai-400 013, Maharashtra, India and listed on the Bombay and National stock exchanges (“Seller”), and solely for purposes of Sections 7.5(c), 7.6, 10.6 and 11.12 the shareholders of Seller listed on Exhibit A who, as of December 31, 2009, held, in the aggregate, 103,232,499 shares of Seller, which represented approximately 49.39% of the issued and outstanding share capital of Seller (“Promoter Group”), on the other hand.  Seller, Purchaser, solely for the purposes of Section 7.18, the Guarantor and, solely for purposes of Sections 7.5(c), 7.6, 10.6 and 11.12, the Promoter Group, are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, Seller is engaged in the Business as well as the Other Businesses;

WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller the Business comprised of the Transferred Assets as a going concern on a slump sale basis (as defined in Section 2(42C) of the Tax Act) and in connection therewith Purchaser is willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Promoter Group has agreed to vote at the shareholders’ meeting of Seller contemplated by Section 7.5(c) all of the shares of Seller owned by the Promoter Group in favor of the entry into this Agreement by Seller and the transactions contemplated hereby and to be bound by the terms of the no negotiation and non-compete covenants set forth in Sections 7.6 and 10.6 of this Agreement;

WHEREAS, the Guarantor has agreed to guarantee the performance of all of Purchaser’s obligations pursuant to this Agreement and to be bound by the terms of Section 7.18 of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Piramal Enterprises Limited, an Indian private limited company, has executed and delivered to Purchaser the Piramal Group Undertaking set forth on Exhibit C pursuant to which the Piramal Enterprises Limited guarantees the performance of the obligations of Seller and its Affiliates pursuant to this Agreement and the Ancillary Agreements.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1            Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following initialized capitalized terms shall have the meaning set forth below for purposes of this Agreement:

“Accounts Receivable” means all cheques (regardless of whether they are pre-dated or post-dated), accounts, notes and other receivables, whether current or non-current, including any value added Taxes or similar Taxes levied on such receivables, any unpaid interest accrued on any such receivables and any security or collateral related thereto, all file documentation related to such receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such receivables;

“Act” means the (Indian) Companies Act, 1956;

“Affiliate” means, with respect to a Person, any other Person directly or indirectly through one or more intermediaries controlling or controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, a Person shall be deemed to control another Person if (a) it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation) or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of the other Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person;

“Ancillary Agreements” means, collectively: (a) the Deed; (b) the Lease Deeds; (c) the API Supply Agreement; (d) the R&D Agreement; (e) the Contract Manufacturing Agreements; (f) the Transition Services Agreement; (g) the Sanofi Sub-License Agreements; (h) the IP Assignments; (i) the IP License Agreements; (j) deeds of novation or assignment for each Contract used in or held for use in the Business; and (k) any other instruments of sale, conveyance, transfer and assignment between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, in form and substance reasonably satisfactory to Purchaser and Seller, as may be reasonably necessary or advisable under applicable Law to effect the transactions contemplated by this Agreement and the Ancillary Agreements;

“API” means any active pharmaceutical ingredient, and for the purposes of this Agreement shall include a chemical compound that is a precursor to the final API.  It is agreed and understood that API does not include final dosage forms;

“API Supply Agreement” means the API Supply Agreement to be entered into by and between Purchaser and Seller at the Closing in the form of Exhibit D;

“Baddi Manufacturing Plant” means all of the Real Property in which Seller holds freehold title and is being used by Seller as a manufacturing plant which is located at Village / Mauza Bhatoli

Kurd, Pargana Dharampur, Tehsil Nalagarh, District Solan, State of Himachal Pradesh, India, the legal description, street address, khasra numbers, khatauni numbers, field numbers and plot numbers of which are (or shall be prior to the Closing Date) detailed in Schedule 1.1(a);

“Benchmark Net Working Capital” means INR 1,060 million which amount has been calculated as of 12.01 a.m. local time in Mumbai, Maharashtra, India as of March 31, 2010, on a combined basis in accordance with GAAP applied on a basis consistent with the Financial Statements and the Business Financial Statements and the principles set forth on Schedule 3.2(b), which such Schedule 3.2(b) expressly provides the extent to which any principles included thereon are not consistent with GAAP;

“Business” means the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting generic pharmaceutical products in finished form (including the Products and the R&D Products) and related services of the base domestic formulations and mass market branded formulation (Truecare™) businesses of Seller and PHL Pharma Private Limited (including the divisions set forth on Exhibit E), as such businesses are conducted in India and any Emerging Market by Seller and PHL Pharma Private Limited immediately prior to the date of this Agreement (subject to any changes prior to the Closing permitted in accordance with Section 7.2), but specifically excluding the Other Businesses. It is agreed and understood that the Business does not include any Excluded Assets or Excluded Liabilities;

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Mumbai, Maharashtra, India or Chicago, Illinois, United States are required or authorized to be closed;

“Closing” means the closing of the purchase and sale of the Business comprised of the Transferred Assets and the assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement;

“Closing Net Working Capital” means the difference between: (a) the sum of the current assets of the Business of the types listed on Schedule 3.2(b); minus (b) the sum of the current Liabilities of the Business of the types listed on Schedule 3.2(b); in case of each (a) and (b), as of 12.01 a.m. local time in Mumbai, Maharashtra, India on the Closing Date and shall be calculated on a combined basis in accordance with GAAP applied on a basis consistent with the Financial Statements and the Business Financial Statements and the principles set forth on Schedule 3.2(b), which such Schedule 3.2(b) expressly provides the extent to which any principles included thereon are not consistent with GAAP and reflecting all adjustments included in the Benchmark Net Working Capital;

“Competition/Investment Law” means any Law (including the (Indian) Competition Act, 2002) that is designed or intended to prohibit, restrict or regulate: (a) foreign investment; or (b) antitrust, monopolization, restraint of trade or competition;

“Consent” means any license, permission, approval, clearance, permit, notice, consent, authorization, waiver, grant, concession, agreement, certificate, exemption, order or registration from any Governmental Authority or any other third party;

“Contract” means any contract, agreement, lease, license, commitment, understanding, warranty, guaranty, letter of credit, option, right, other instrument or other consensual obligation, whether written or oral;

“Contract Manufacturing Agreements” means each of the Contract Manufacturing Agreements to be entered into by and between Purchaser and Seller at the Closing in the forms of Exhibit F-1 and Exhibit F-2, respectively;

“Effective Date” means the date of execution of this Agreement;

“Emerging Markets” means the countries set forth on Exhibit T;

“Employment Agreement” means a management, employment, severance, consulting, change of control, or similar agreement;

“Employee Plan” means the Provident Fund, Superannuation Fund, Gratuity Fund,  Leave Provision entitlement, Wealth Sharing Plan, standard form of employment contracts for those Business Employees at a level of band 4 or higher, special allowance, house rent allowance / leased accommodation allowance, car lease allowance, petrol allowance, driver allowance, leave travel allowance, medical allowance, education allowance (including scholarships and grants) and any other bonus, incentive compensation, performance award, cash allowance, employee state Tax contribution, deposit link insurance, leave of absence, layoff, severance, retrenchment, redundancy, retention, day or dependent care, legal services, stock option, cafeteria, life, health, accident, disability, fringe benefit, loans, club memberships, transfer and new employee joining relocation plan, field work daily allowances, maternity benefits, lunch coupons or other comparable allowance, or other employee benefit plan, practice, policy, scheme, allowance or arrangement, whether written or oral, of Seller;

“Encumbrance” means any charge, claim, mortgage (including equitable mortgage/ mortgage by deposit of title deeds), hypothecation, servitude, easement, right of way, adverse ownership claim, title defect, covenant, equitable interest, license, lease, sub-lease or other possessory interest, lien, Tax lien, option, pledge, security interest, preference, priority, right of first refusal, restriction or other encumbrance of any kind or nature whatsoever (whether absolute or contingent);

“Environmental Law” means any applicable Law relating to the environment (including ambient air, surface water, ground water, land surface, and subsurface strata), natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to: (a) treatment, storage, disposal, generation and transportation of Hazardous Materials; (b) air, water, land and noise pollution; (c) groundwater, surface water, or soil contamination; (d) the release or threatened release into the environment of Hazardous Materials, including intentional or accidental emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials; (f) underground and aboveground tanks and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (g) public health and safety; (h) the registration, evaluation, authorization, or restriction of Hazardous Materials; or (i) the protection of wild life, plants, habitat, marine sanctuaries and wetlands, including all endangered and threatened species;

“GAAP” means generally accepted accounting principles for financial reporting in India as in effect from time to time;

“Governmental Authority” means any: (a) supernational, national, regional, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (d) multinational organization; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature;

“Governmental Authorization” means, other than the Registrations, all filings with any Governmental Authority, Consents (to the extent required from a Governmental Authority), licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, declarations and filings pertaining to the aforesaid issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law;

“Hazardous Material” means any raw material, intermediate product, byproduct, pollutant, contaminant, chemical, solvent, waste or any other substance or material (whether solid, liquid or gas) that is infectious, carcinogenic, mutagenic, persistent, ignitable, corrosive, reactive, explosive, poisonous, toxic or otherwise hazardous or that is listed, defined, designated or classified, or otherwise regulated under any applicable Environmental Law, including any admixture or solution thereof, and including petroleum and all byproducts and derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, radioactive materials and byproducts, urea-formaldehyde, lead and lead-based paints, polychlorinated biphenyls and any other material or substance that is or that may present a threat to human health or the environment;

“Hedging Obligations” means, with respect to any Person, all Liability of such Person under any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing;

“IDBI” means IDBI Trusteeship Services Limited acting in its capacity as trustee for the holders of debentures of Seller;

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person evidenced by credit agreements, notes, mortgages, bonds, letters of credit, Hedging Obligations, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses (including capital lease obligations); and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable for the indebtedness referred to in clauses (a) and (b) of any other Person: (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); (iv) to grant an Encumbrance on existing or future property owned or acquired by such Person (including Contracts), whether or not the obligation secured thereby has been assumed; or (v) otherwise to assure a creditor against loss.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor;

“India” means the Republic of India and shall include special economic zones, ports and airports within the geographical area of the Republic of India;

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under applicable Law, whether or not filed, applied for, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all Patents; (b) all copyrights, including copyrights in Software, copyright registrations and copyright applications, copyrightable works; (c) all mask works, mask work registrations and mask work applications; (d) all Trademarks; (e) all Internet addresses and domain names and web page content relating to the foregoing; (f) all inventions (whether patentable, patented or unpatentable and whether or not reduced to practice); (g) all know-how that is proprietary and confidential and which is not known within the wider pharmaceutical industry, including technical know-how, process know-how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, regulatory requirements and information, clinical data and protocols, research and development information (including all research and development data, experimental and project plans and pipeline product information) which in each case is not known within the wider pharmaceutical industry; (h) all rights in databases, data collections and data exclusivity; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); including in each the right to sue for past, present or future infringement, misappropriation or dilution of any of the foregoing;

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any court or other tribunal or arbitrator;

“Key Employees” means the employees set forth on Schedule 1.1(b);

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, as of the Effective Date, of the Persons listed on Exhibit W;

“Law” means any federal, national, regional, state, local, county, city, municipal, town, village, district, foreign or other constitution, law, statute, treaty, rule, regulation, ordinance, order, code, directive, binding case law or principle of common law or any condition or term imposed pursuant to any Governmental Authorizations or Registrations;

“Leased Business Real Property” means the Real Property that is leased or subleased, or occupied/held on a leave and license basis, by Seller in connection with the Business as tenant, lessee or licensee, including those set forth in Schedule 1.1(c), which such Schedule 1.1(c) sets forth the street address, description of the lease, sublease or leave and license, including the parties thereto, the date thereof and any amendments thereto, and the annual rent or other payment payable under the lease, sublease or leave and license of which are detailed in Schedule 1.1(c);

“Leave Provision” means the leave policy of Seller pursuant to which the Business Employees are entitled to take five (5) working days as need-based leave (casual leave and sick leave) per year of completed service and twenty-four (24) days of earned leave per year of completed service with the accumulation limited to one hundred eighty (180) working days;

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP;

“Loss” means any loss, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, liability, Tax or other cost or expense, and whether or not involving the claim of another Person;

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the business, Transferred Assets, Liabilities, properties, condition (financial or otherwise), operating results or operations or prospects of the Business taken as a whole, or the ability of Seller or any of its Affiliates to perform its material obligations under this Agreement and the Ancillary Agreements taken as a whole or to consummate in a timely fashion the material transactions contemplated by this Agreement and the Ancillary Agreements taken as a whole, but shall exclude any event, change, circumstance, effect or other matter affecting generally companies engaged in the generic pharmaceutical business;

“NCEs” and/or “NBEs” means pharmaceutical products containing (a) a new, novel and innovator chemical compound (“NCE”) or (b) a new, novel and innovator biological substance derived from a synthetic process, living organism or a DNA or RNA mechanism (“NBE”), in each case, (a) and (b), (i) in any therapeutic class in all formulations and dosage forms and for any and all indications, (ii) which have not been developed as of the Closing Date and which could not be commercialized in the United States without first filing a New Drug Application

(“NDA”) or a new therapeutic Biologic License Application (“BLA”), as the case may be, and obtaining the approval of the FDA to such NDA or BLA, as the case may be, and (iii) which upon obtaining such approval of the FDA to such NDA or BLA, as the case may be, has been granted, or could reasonably be expected to be granted, at least five (5) years of data or market exclusivity from the appropriate Governmental Authority;

“Occupational Safety and Health Law” means any applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions;

“Order” means any order, Judgment, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal;

“Ordinary Course of Business” means the usual, regular and ordinary course of business of the Business, consistent with Seller’s past custom and practice, but only to the extent consistent with applicable Law; provided that a series of related transactions which are individually ordinary course transactions but when taken together is not in the Ordinary Course of Business shall not be deemed to be in the Ordinary Course of Business;

“Other Businesses” means all the businesses conducted as of the Effective Date by Seller and its Affiliates (other than the Business), including: (a) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting API for sale or supply to third parties, the Business or used as an intermediate product in the other businesses of Seller and its Affiliates; (b) the business of performing drug discovery, research and development work (including preformulation studies, formulation development, clinical material supply, clinical trials formulation and clinical trials) for Seller’s own requirements or requirements of third parties; (c) the business of formulating, researching, developing and manufacturing for third parties the finished pharmaceutical products set forth on Exhibit I; (d) the business of performing drug discovery, researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting NCEs and/or NBEs; (e) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting diagnostic medical devices and equipment and related services; (f) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting ophthalmic products which business is currently conducted by Allergan India Pvt. Ltd.; (g) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting the inhalation anesthesia products set forth on Exhibit J; (h) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting generic pharmaceutical products available over the counter (other than those vitamins included as Products in Exhibit K); and (i) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting Haemaccel outside India.  It is agreed and understood that the Other Businesses include the Excluded Assets and the Excluded Liabilities.

“Owned Intellectual Property” means all Purchased Intellectual Property owned by Seller;

“Patents” means all national, regional and international patents, patent applications, patent disclosures, utility models, utility model applications, petty patents, design patents and certificates of inventions, and all related re-issues, re-examinations, divisions, revisions, restorations, renewals, extensions, provisionals, continuations and continuations in part, and all registrations and applications for registration of any of the foregoing;

“Person” means any natural person, firm, corporation, limited company, private company, public company, limited liability company, Governmental Authority, joint venture, general or limited partnership, trust, association or other entity (whether or not having separate legal personality);

“Planning and Zoning Laws” means all applicable Laws intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect national heritage;

“Prime Rate” means the one (1) month Euribor rate as published from time to time at 11 a.m. (CET) at the website sponsored by the European Banking Federation (based on a 360 / Actual);

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator;

“Product Laws” means any applicable Laws related to the research, development, formulation, manufacture, clinical trials, sales, marketing, distribution, importation or exportation of the products of the Business, including the following Indian statutes - Drugs and Cosmetics Act, 1940 and the Drugs and Cosmetics Rules, 1945, the Drugs and Cosmetics (Amendment) Act, 2008, the Standard Weights and Measures Act, 1976 and the Standards of Weights and Measures (Packaging Commodities) Rules, 1977, and the Bureau of Indian Standards Act, 1986, and similar applicable Laws in other countries;

“Products” means the products of the Business set forth in Exhibit K, including all future formulations, administration modes and dosage forms and for any and all indications;

“R&D Agreement” means the R&D Agreement to be entered into by and between Purchaser and Piramal Lifesciences Limited at the Closing in the form of Exhibit L;

“R&D Products” means the products of the Business under research and development set forth in Exhibit M;

“Real Property” means all land, buildings and other structures, facilities or Improvements located thereon, capital work in progress thereon and all easements, licenses and appurtenances relating to the foregoing;

“Registrations” means the authorizations, approvals, licenses, permits, certificates, or exemptions issued by a Governmental Authority in India, Sri Lanka or Nepal (including: product certifications and recertifications; manufacturing approvals, authorizations and licenses; pricing and reimbursement approvals; and labeling approvals) held by Seller or its Affiliates immediately prior to the Closing that are required for the research, development, formulation, manufacture, sale, marketing, distribution, importation or exportation of the products of the Business in India, Sri Lanka and Nepal;

“Roche In-License Agreement” means the License Agreement between F. Hoffmann-La Roche Ltd and Roche Products Limited (a predecessor in interest of Seller), dated October 12, 1993, (as amended pursuant to that certain Settlement Agreement dated August 18, 2004), a copy of which is attached hereto as Exhibit Y, and any other license agreement(s) that, following the Effective Date, Seller and/or any of its Affiliates may enter into with F. Hoffmann-La Roche Ltd and/or any of its Affiliates which supersede the foregoing License Agreement.

“Sanofi In-License Agreement” means the Product License Agreement executed on December 22, 2000, by and among Aventis Pharma SA, May & Baker Ltd., Nattermann and Co, GmbH, Rhone Poulenc Rorer International (Holding) Inc., Theraplix and Bellon, on the one hand, and Rhone Poulenc (India) Ltd., on the other hand, a copy of which is attached hereto as Exhibit Z.

“Sanofi Sub-License Agreements” means the Part A Sanofi Sub-License Agreement and Part B&C Sanofi Sub-License Agreement to be entered into by and between Purchaser and Seller at the Closing, in the forms respectively, of Exhibit G-1 and Exhibit G-2;

“Seller Corporate Name” means the trademarks and trade names “Piramal,” “Piramal Healthcare,” and “Nicholas Piramal,” and any variants and derivatives of any of the foregoing, in each case as used immediately prior to the Closing in connection with the Business, but excluding the Seller’s corporate logo;

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement and dated as of the Effective Date;

“Seller Mixed-Use Intellectual Property” means all Intellectual Property that is not included in the Purchased Intellectual Property and has been used prior to Closing in both the Business and the Other Businesses and is owned by or licensed to Seller or any of its Affiliates at the Closing, including the Intellectual Property set forth on Schedule 1.1(d);

“Software” means all computer software (including source and object code);

“Tax” means: (a) any and all taxes, duties, imposts, levies, premiums, impositions, transfer charges including transfer premium charges and unearned increases payments, cess, surcharge, including corporate tax, income tax, minimum alternate tax, dividend distribution tax, interest tax, withholding taxes, capital gains tax, value added tax, gift tax, wealth tax, sales tax, use tax, service tax, employment tax, payroll tax, occupation tax, stamp duty, registration fees, foreign travel tax, octroi, turnover tax, excise duty, customs duty, import duty, development cess including research and development cess, rates, real property tax, personal property tax or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and (c) any items described in this paragraph that are attributable to another Person but that Seller is liable to pay and/or withhold by applicable Law, by Contract or otherwise, whether or not disputed;

“Tax Act” means the (Indian) Income Tax Act, 1961;

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof in any such case which has been, should have been, or is to be submitted to a relevant Tax authority;

“Trademarks” means (other than Seller Corporate Name or Seller’s corporate logo) all trade dress, trade names, brand names, common law trademarks, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, and other identifiers of source or goodwill, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing;

“Transition Services Agreement” means the transition services agreement to be entered into by and between Purchaser and Seller at the Closing in the form of Exhibit X; and

“Wealth Sharing Plan” means the Wealth Sharing Plan dated January 2, 2010 (effective April 2, 2009) of Seller.

Section 1.2                                      Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Accounting Firm	3.2(d)
Additional Due Diligence	7.1(a)
Agreement	Preamble
Amount of Accrued Leave Provision Entitlement	8.3(a)
Annual Installment Payments	3.1(b)(v)
Assumed Liabilities	2.3
Audited Financial Statements	5.4(a)(i)
Balance Sheet	5.4(a)(i)
Business Balance Sheet	5.4(a)(ii)
Business Employees	5.17(a)
Business Employee Plan	5.16(a)
Business Financial Statements	7.11(b)
Cap	11.7(a)(iii)
Cash Consideration	3.1
Certain Nations	5.21(c)
Claim Notice	11.3(a)
Closing	4.1
Closing Date	4.1
Closing Net Working Capital Statement	3.2(b)
Competing Acquiring Person	10.6(b)
Confidential Information	13.1
Controlling Party	11.4(d)
Deductible	11.7(a)(ii)
Deed	4.2(a)(iii)(A)

De Minimis Claims	11.7(a)(i)
Divested Competing Business	10.6(b)
Estimated Net Working Capital	3.2(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Statement of Closing Net Working Capital	3.2(e)
Financial Statements	5.4(a)
First Annual Installment Payment	3.1(b)(ii)
Fourth Annual Installment Payment	3.1(b)(v)
Funds	8.4(b)
Goodwill	2.1(c)(xxii)
Government Officials	5.21(a)(i)
Gratuity Fund	8.4(a)(iii)
Guarantor	Preamble
Hedging Transaction	3.1(c)
Improvements	5.10(f)
Indebtedness Contracts	5.14(a)
Indemnified Party	11.3(a)
Indemnifying Party	11.3(a)
Initial Cash Consideration	3.1(b)(i)
In-License Agreements	2.1(c)(viii)
Inventory	2.1(c)(i)
IP Assignments	4.2(a)(xi)
IP License Agreements	4.2(a)(xii)
Lease Deeds	4.2(a)(v)
Mixed Accounts	7.8(b)
Mixed Contract	7.8(a)
NOC	5.10(j)
Non-controlling Party	11.4(d)
Objection	3.2(c)
Objection Notice	11.3(b)(ii)
Obligations	7.18(a)
Off-Set Amount	11.5(a)
Party	Preamble
Product Return Threshold Level	10.9(a)
Promoter Group	Preamble
Provident Fund	8.4(a)(i)
Purchased Intellectual Property	2.1(c)(xii)
Purchased Software	2.1(c)(xiv)
Purchaser	Preamble
Purchaser Competing Activities	10.6(c)
Purchaser Indemnified Parties	11.1
Real Property Permits	5.10(h)
Release	9.1(i)
Representatives	13.1
Response	3.2(d)

Retained Other Business Employees	10.6(f)
Restricted Period	10.6(a)
Returns	10.9(a)
ROC Form	9.1(i)
Second Annual Installment Payment	3.1(b)(iii)
Seller	Preamble
Seller Indemnified Parties	11.2
Shareholder Approval	5.2
Special Claims	11.4(c)
Superannuation Fund	8.4(a)(ii)
Termination Date	12.1(b)(v)
Third Annual Installment Payment	3.1(b)(iv)
Third Party Claim	11.4(a)
Third Party Intellectual Property	5.11(d)
Transfer Taxes	10.1(a)
Transferred Assets	2.1
Transferred Employee(s)	8.1(f)
Transferred Employment Liabilities	8.5(c)
TrueCare Transaction Documents	7.17(c)
Unaudited Financial Statements	5.4(a)(ii)

Section 1.3                                      Construction.  The language in all parts of this Agreement is to be construed in all cases according to its fair meaning.  Seller and Purchaser acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved (a) against the drafting Party or the Party in favor of which a clause has been drafted or (b) in favor of the Party who has committed itself in a clause is not to be employed in the interpretation of this Agreement.  Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates.  “Days” means calendar days unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date up to and including the date of Closing.  Except as otherwise expressly provided herein, all references to (i) “Dollars”, “USD” or “$” shall be deemed references to the lawful currency of the United States of America and (ii) “Rupees”, “Rs” or “INR” shall be deemed references to the lawful currency of India.  Any reference to a document in “Agreed Form” is to a document in a form agreed between the Parties initialed for the purpose of identification by or on behalf of each of them (in each case with such amendments as may be agreed by or on behalf of the Parties).  Whenever the context so indicates, any reference to products of the Business in this Agreement shall include also the Products set forth in Exhibit K and the R&D Products set forth in Exhibit M.

ARTICLE 2
AGREEMENT TO SELL AND PURCHASE

Section 2.1                                      Purchase and Sale.  At the Closing and subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser free and clear of all Encumbrances, and Purchaser shall purchase and acquire, the Business comprised of the Transferred Assets.  As used in this Agreement, the term “Transferred Assets” means:

(a)                                  the Baddi Manufacturing Plant;

(b)                                 the Leased Business Real Property;

(c)                                  all of the assets, rights and properties of Seller of every kind and description, located anywhere in the world, whether tangible or intangible, real, personal or mixed, in each case (except as otherwise expressly set forth in this Agreement or the Ancillary Agreements), to the extent such assets, rights and properties are used in or held for use in the Business or any Transferred Asset as of the Closing Date, including the following:

(i)                                     (A) all inventories, including all semi-finished and finished goods, work in process, raw materials, samples, packaging materials and all other materials and supplies to be used in the production of finished products of the Business, wherever located, including at the Baddi Manufacturing Plant, Seller’s plant located in Mahad Industrial Area, Thane in Maharashtra, India, hubs, warehouses, customs depots or under the control of any carrying and forwarding agent of the Business and (B) all inventories of API to be used in the production of finished products of the Business that as of the Closing Date (1) have passed all quality inspection tests and (2) have been released for transfer to the Baddi Manufacturing Plant or any other location designated by Seller; in each case, (A) and (B), which are reflected in line items on the Final Statement of Closing Net Working Capital (the inventories described under clauses (A) and (B), collectively,  “Inventory”);

(ii)                                  all third party Accounts Receivable;

(iii)                               all rights in and to the products of the Business, including the Products;

(iv)                              all rights in and to the products of the Business under research and development, including the R&D Products;

(v)                                 the furniture, fixtures, office equipment and laboratory equipment located at the Baddi Manufacturing Plant and any Leased Business Real Property;

(vi)                              all other moveable assets, properties, resources, facilities, utilities and services, including machinery, equipment, systems, implements, apparatus, instruments, mechanical and spare parts, fixtures, trade fixtures, tools, tooling, dyes, production supplies, storage tanks, pipes and fittings, utilities, utensils, furniture and fixtures, office equipment, communication facilities and capital work-in-progress, training materials and equipment, supplies, owned and leased motor vehicles, laptops, mobile phones and personal digital assistants used by the Transferred Employees, and other tangible property of any kind;

(vii)                           except as set forth in Section 2.2(e) and subject to the provisions of Section 10.14, all rights under all Contracts (other than the Indebtedness Contracts and the In-License Agreements), including those listed on Schedule 2.1(c)(vii);

(viii)                        subject to the provisions of Section 10.14, all rights under the in-license Contracts listed on Schedule 2.1(c)(viii) (the “In-License Agreements”);

(ix)                                the rights granted to Purchaser under the Sanofi Sub-License Agreements;

(x)                                   all Registrations supported by and including: (A) the product dossiers and all original documents and all related data, records, and correspondence under the possession of Seller (or that are accessible to Seller using commercially reasonable efforts) evidencing the Registrations issued to Seller by a Governmental Authority, in each case to the extent assignable with or without the Consent of the issuing Governmental Authority; and (B) all related Registration applications, product dossiers, clinical research and trial agreements, data results and records of clinical trials and marketing research, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;

(xi)                                all product labeling, advertising, marketing and promotional materials and all other printed or written materials;

(xii)                             all Intellectual Property (other than Software) that is used primarily in the Business and is owned by or licensed to Seller at the Closing (collectively, the “Purchased Intellectual Property”);

(xiii)                          the rights granted to Purchaser to the Seller Mixed-Use Intellectual Property pursuant to Sections 2.5(a), (c) and (g);

(xiv)                         (A) SAP IT platform Software, the Advance Planner Optimization Software for supply chain management and the i2 system Software for forecasting sales demand; and (B) all other Software owned or licensed (to the extent assignable, with or without the Consent of any third Person) to Seller that is used by Seller or its Affiliates primarily in the Business at any time prior to the Closing Date, (the “Purchased Software”);

(xv)                            all Governmental Authorizations, in each case to the extent assignable with or without the Consent of the issuing Governmental Authority;

(xvi)                         all books, records, files, studies, manuals, reports and other materials (in any form or medium), including all advertising materials, catalogues, price lists and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, third party manufacturer and supplier lists and information, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, clinical data and protocols, production data, purchasing materials and records, research and development files, records, data books, Intellectual Property disclosures and records, manufacturing and quality control records and procedures, product shipping or storing requirements and information, service and warranty records, equipment logs, operating guides and manuals, product specifications, product processes, engineering specifications, financial and accounting records, litigation files, personnel and employee benefits records to the extent transferable under applicable Law, and copies of all other personnel records to the extent Seller is legally permitted to provide copies of such records to Purchaser;

(xvii)                      all claims, rights, credits, causes of actions, defenses and rights of set-off of any kind, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Seller may be entitled in connection with the Business or any of the Transferred Assets or Assumed Liabilities that are not excluded under Section 2.2(i) or Section 2.2(j);

(xviii)                   all claims or benefits in, to or under any express or implied warranties, guaranties, indemnities or other contractual obligations or assurances from manufacturers or suppliers of goods or services relating to Inventory or other Transferred Assets sold or delivered to Seller prior to the Closing;

(xix)                           copies of Tax Returns which relate in whole or in part to the Business; provided, however, that Seller may redact any information to the extent used in, or related to, the Excluded Assets or the Other Businesses from Tax Returns conveyed pursuant to this Section 2.1(c)(xix); provided, further, that such redaction shall not materially prejudice any information related to the Business contained in such Tax Returns;

(xx)                              all indirect Tax credits (including value added Taxes) of Seller which are unutilized at Closing to the extent attributable to the Business and all Governmental Authorizations related to the Tax holiday granted to Seller in connection with the Baddi Manufacturing Plant;

(xxi)                           all rights relating to deposits (including security deposits) and prepaid expenses of the Business, claims for refunds and rights of offset of the Business that are not excluded under Section 2.2(i) or Section 2.2(j);

(xxii)                        the goodwill of Seller and its Affiliates solely with respect to the Business and the Transferred Assets (the “Goodwill”); and

(d)                                 the Contracts, Registrations, Intellectual Property rights and all other assets, rights and properties which Seller acquired from Hoechst Marion Roussel Limited related to the research, development, formulation, manufacture, sale, marketing and distribution of Haemaccel solely within India, Nepal and Sri Lanka.

Notwithstanding the foregoing, the transfer of the Transferred Assets as a going concern on a slump sale basis pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets and/or the Business unless Purchaser or one or more of its Affiliates expressly assumes that Liability pursuant to Section 2.3.

Section 2.2                                      Excluded Assets.  Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are excluded from the Transferred Assets, and are to be retained by Seller as of the Closing:

(a)                                  all cash or cash equivalents of Seller and its Affiliates, including shares, stocks and bonds;

(b)                                 subject to Section 2.5(c), the Seller Corporate Name;

(c)                                  except for the Baddi Manufacturing Plant and the Leased Business Real Property, any other Real Property owned or leased or subleased by Seller, as tenant, including Seller’s manufacturing plant located in the Mahad Industrial Area, Thane in Maharashtra, India;

(d)                                 all rights to the products set forth on Exhibit I and Exhibit J;

(e)                                  the Contracts, Registrations, Intellectual Property rights and all other assets, rights and properties which the Affiliates of Seller (NPIL Pharmaceuticals (“UK) Limited and NPIL Holdings (Suisse) S.A.) acquired from DeltaSelect GmbH, AltaSelect S.r.l., TheraSelect GmbH and NovaSelect S.p.A. related to the research, development, formulation, manufacture, sale, marketing, distribution, importation and exportation of Haemaccel in certain countries outside of India, Nepal and Sri Lanka;

(f)                                    original copies of all minute books, records, stock ledgers, Tax records and other materials that Seller is required by applicable Law to retain;

(g)                                 all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof;

(h)                                 subject to Section 2.1(c)(xx), all claims for refund of Taxes and other governmental charges of whatever nature arising out of Seller’s operation of the Business or ownership of the Transferred Assets prior to the Closing;

(i)                                     all rights, title and interest of Seller and its Affiliates to assets used in connection with the Other Businesses, except to the extent that such assets are included in the Transferred Assets;

(j)                                     all intercompany Contracts between Seller and any of its Affiliates;

(k)                                  all rights of Seller or its Affiliates under confidentiality agreements to which Seller or its Affiliates is a party relating to the direct or indirect sale of the Business (or any part thereof) to any Person other than Purchaser or any of its Affiliates;

(l)                                     the Sanofi In-License Agreement and the Roche In-License Agreement;

(m)                               the Distribution and Promotion Agreement entered into and effective as of March 19, 2010 by and among, on the one hand, MSD Pharmaceuticals Pvt. Ltd., Merck Sharp & Dohme Asia Pacific Services Pte. Ltd, and on the other hand, Seller; and

(n)                                 all rights of Seller and its Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby.

Section 2.3                                      Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and pay or perform when due only the following Liabilities to the extent relating to the Business (collectively, the “Assumed Liabilities”):

(a)                                  all trade accounts payable to third party creditors of the Business for goods and services purchased, ordered or received by the Business and which are reflected as line items on the Final Statement of Closing Net Working Capital;

(b)                                 all Liabilities of Seller arising on or after the Closing under the Contracts included in the Transferred Assets (including pursuant to the provisions of Section 10.14) or that are entered into by Seller after the Effective Date in accordance with Section 7.2 (including pursuant to the provisions of Section 10.14) (except, in each case, to the extent of any Liability arising out of or relating to: (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract; (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure; or (iii) any obligation which was required to be fulfilled by Seller prior to the Closing);

(c)                                  all Liabilities assumed by Purchaser under Section 7.8 relating to Mixed Contracts and Mixed Accounts;

(d)                                 all Transferred Employment Liabilities; and

(e)                                  all Liabilities arising out of acts, omissions or events, or relating to, or occurring in connection with, the operation of the Business or the Transferred Assets or otherwise on or after the Closing, or based upon the acts or omissions of Purchaser and its Affiliates occurring on or after the Closing.

Section 2.4                                      Excluded Liabilities.  Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Purchaser, Purchaser does not assume and has no responsibility for any Liabilities of Seller or any of its Affiliates (whether or not related to the Business) other than the Assumed Liabilities specifically listed in Section 2.3 (such unassumed Liabilities, the “Excluded Liabilities”).  Without limiting the generality of the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that Purchaser does not assume and that Seller and its Affiliates shall remain bound by and liable for, and shall pay, discharge or perform when due:

(a)                                  except as expressly set forth in Sections 2.3(a) and (d) all other Liabilities arising out of acts, omissions or events, or relating to, or occurring in connection with, the operation of the Business or the Transferred Assets or otherwise prior to the Closing, or based upon the acts or omissions of Seller and its Affiliates occurring after the Closing;

(b)                                 all Liabilities under any Contract not assumed by Purchaser under Section 2.1(c)(vii) or Section 2.1(c)(viii), including any Liability arising out of or relating to Seller’s or its Affiliates’ credit facilities, the Indebtedness Contracts or any security interest related thereto;

(c)                                  all Liabilities under any Contract assumed by Purchaser pursuant to Section 2.1(c)(vii) or Section 2.1(c)(viii) that arise on or after the Closing to the extent they arise out of or relate to: (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract; (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure; or (iii) any obligation which was required to be fulfilled by Seller or any of its Affiliates prior to the Closing;

(d)                                 all Liabilities arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person to the extent arising out of acts, omissions or events, or relating to, or occurring in connection with, the operation of the Business or the Transferred Assets or otherwise prior to the Closing, or based upon the acts or omissions of Seller and its Affiliates occurring after the Closing;

(e)                                  all Liabilities arising out of or relating to Indebtedness incurred by Seller or its Affiliates;

(f)                                    all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Transferred Assets prior to the Closing, including (except as otherwise expressly set forth in Sections 10.1(a) or (d)) all Taxes that arise as a result of the sale of the Transferred Assets pursuant to this Agreement and any deferred Taxes of any nature of Seller or its Affiliates;

(g)                                 all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law to the extent based upon the operation of, relating to, or arising out of acts, omissions or events occurring in connection with, the Business prior to the Closing Date or Seller’s or its Affiliates’ leasing, ownership, occupation or operation of any Real Property or storage, treatment, disposal, transportation or other management of Hazardous Materials;

(h)                                 except as set forth in Section 2.3(d), all Liabilities arising under claims by or with respect to any current or former employee of Seller or its Affiliates (including any Business Employee) relating in any way to wages, salaries, remuneration, compensation, allowances, bonuses, ex-gratia payments, reimbursements, service benefits, benefits (including workers’ compensation and unemployment benefits) and all other entitlements and all Tax deductions and other contributions relating to the foregoing, termination or continuation of their employment, violation of employment discrimination or other employment Laws or lack or delay of any notice relating to their employment; in all cases based on acts, omissions or events occurring prior to the completion of the Closing, or based upon the acts or omissions of Seller and its Affiliates occurring after the Closing;

(i)                                     all Liabilities arising under any claim by or with respect to any current or former employee of Seller or its Affiliates (including Business Employees) for any severance, redundancy, retrenchment or similar termination payments or benefits (including payments for or in respect of the resignation of a Business Employee prior to the Closing Date) that may become payable to any employee of Seller or its Affiliates (including Business Employees) in connection with the transactions contemplated by this Agreement;

(j)                                     all Liabilities arising under or in connection with the Employee Plans (including the Business Employee Plans), including any amounts payable under the wealth sharing scheme approved on October 26, 2008 or the Wealth Sharing Plan, or any termination, continuation, amendment or other acts or omissions in connection with the Employee Plans (including the Business Employee Plans) of Seller or its Affiliates prior to Closing;

(k)                                  all Liabilities arising under claims by or with respect to any current or former (i) officer or director of Seller and its Affiliates for indemnification or reimbursement or (ii) officer or director of Seller and its Affiliates for advancement of expenses;

(l)                                     all Liabilities arising from any failure to comply by Seller or its Affiliates with any fraudulent transfer or similar applicable Law in connection with this Agreement or any Ancillary Agreement;

(m)                               all Liabilities arising out of or resulting from any Proceedings set forth (or which should have been set forth) in Section 5.23 of the Seller Disclosure Schedule or any compliance or non-compliance by Seller and its Affiliates with any applicable Law, Judgment or Order;

(n)                                 all Liabilities of Seller or its Affiliates under confidentiality agreements to which Seller or its Affiliates is a party relating to the direct or indirect sale of the Business to any Person other than Purchaser or any of its Affiliates;

(o)                                 all professional, financial advisory, broker, finder or other fees of any kind incurred by Seller and its Affiliates incurred in connection with the transactions contemplated hereunder;

(p)                                 all Liabilities of Seller and its Affiliates arising out of or incurred in connection with this Agreement, any Ancillary Agreements, the transactions contemplated hereby or thereby, or any other document executed in connection with the transactions contemplated hereby or thereby, including disclosures to or negotiations with creditors or shareholders by Seller and its Affiliates, solicitations of proxies or written Consents from any Persons;

(q)                                 all Liabilities of Seller and its Affiliates with respect to the corporate services or activities of Seller and its Affiliates used by or made available to the Business in the period prior to the Closing; and

(r)                                    all Liabilities of Seller and its Affiliates to the extent arising out of or relating to the ownership, possession, condition, operation or conduct by Seller or any of its Affiliates of the Other Businesses or any Excluded Assets before, on or after the Closing Date.

Section 2.5                                      Intellectual Property.

(a)                                  Excluding any use in respect of the Other Businesses, effective as of the Closing, Seller shall grant (to the extent Seller has rights to) to Purchaser and its Affiliates a perpetual, irrevocable, worldwide, exclusive (even with respect to Seller and its Affiliates solely with respect to the products of the Business) and royalty-free right and license (with the right to grant sublicenses and covenants not to sue) to use the Seller Mixed-Use Intellectual Property for purposes of making, having made, using, selling, offering to sell, importing or exporting pharmaceutical products in finished form.

(b)                                 Seller shall have the first right, but not the obligation, to commence, prosecute and defend any Proceedings involving Seller Mixed-Use Intellectual Property.  Purchaser and its Affiliates shall be entitled to, but not obligated to, join in any such Proceeding at their own expense.  Each Party shall be entitled to retain any and all amounts awarded to it in any such Proceeding.  Seller hereby acknowledges and agrees that Purchaser shall have the right to file the present license with any registries in India or in any other country in order to preserve all rights and remedies available to Purchaser under applicable Law.

(c)                                  Effective as of the Closing, Seller, on behalf of itself and its Affiliates, shall grant to Purchaser and its Affiliates for a fixed-term of eight (8) years, an irrevocable, exclusive (even with respect to Seller and its Affiliates) and royalty-free right and license (with the right to grant sublicenses to distributors, agents and wholesalers (but only to the extent necessary to distribute pharmaceutical products on behalf of Purchaser), and to third party manufacturers (but only to the extent necessary to manufacture on behalf of Purchaser)) to use the Seller Corporate Name for purposes of making, having made, using, selling, offering to sell, importing or exporting generic pharmaceutical products in finished form in India, Nepal and Sri Lanka; provided, however, that the present license shall not be construed to limit the right of Seller and its Affiliates to use the Seller Corporate Name in the Other Businesses.  Seller hereby acknowledges and agrees that Purchaser shall have the right to become the registered user of the Seller Corporate Name within India, Nepal and Sri Lanka and accordingly the Parties hereto shall make the necessary applications to the registrar of Trademarks under the (Indian) Trade Marks Act, 1999 and similar applicable Laws in Nepal and Sri Lanka for and to the intent that Purchaser shall be registered as registered user in respect of the Seller Corporate Name for the purposes contemplated by this Section 2.5(c).  Any use by Purchaser or its Affiliates of the Seller Corporate Name is subject to their use of the Seller Corporate Name with the standards of quality in effect for the Seller Corporate Name as of the Closing Date.  Any goodwill from the use of the Seller Corporate Name by Purchaser and its Affiliates shall inure solely to the benefit of Seller.  Purchaser and its Affiliates shall indemnify and hold harmless Seller and its Affiliates for any Losses arising from or relating to the use by Purchaser or any of its Affiliates of the Seller Corporate Name.

(d)                                 Effective as of the Closing, Purchaser shall grant (to the extent Purchaser has rights to) to Seller and its Affiliates a perpetual, irrevocable, worldwide, non-exclusive and royalty-free right and license (with the right to grant sublicenses and covenants not to sue) to the Purchased Intellectual Property (other than the Trademarks) for use in the Other Businesses.  Purchaser hereby covenants that, in the event Purchaser assigns or otherwise disposes of any of its rights in the Purchased Intellectual Property in favor of any third party, such third party shall acquire such Purchased Intellectual Property subject to the license granted to Seller and its Affiliates pursuant to this Section 2.5(d).

(e)                                  From and after the Closing, Seller shall not, and shall use commercially reasonable efforts (in so far as it is legally able to do so) to cause its Affiliates not to, directly or indirectly, use or do business, or assist any Person in using or doing business anywhere in the world under the Trademarks contained within the Purchased Intellectual Property or by another name similar to such Trademarks, except as necessary to evidence that such change has occurred, or for such other non-commercial uses as may be required by applicable Law or pursuant to the terms of this Agreement.

(f)                                    Following the Closing, to the extent Purchaser has rights to do so, Purchaser shall provide Seller, at Seller’s sole cost, with copies of the Purchased Software for use in the Other Businesses.

(g)                                 Effective as of the Closing, Seller, on behalf of itself and its Affiliates, shall grant to Purchaser and its Affiliates for a term commencing on the Closing Date and ending on the nine (9)-month anniversary of the Closing Date, an irrevocable, non-exclusive and royalty-free right and license (with the right to grant sublicenses to distributors, agents and wholesalers (but only to the extent necessary to distribute pharmaceutical products on behalf of Purchaser), and to third party manufacturers (but only to the extent necessary to manufacture on behalf of Purchaser)) to use Seller’s corporate logo for purposes of making, having made, using, selling, offering to sell, importing or exporting generic pharmaceutical products in finished form in India, Nepal and Sri Lanka; provided, however, that Purchaser, its Affiliates, distributors, agents and wholesalers shall have the right to sell any inventory of products existing upon the expiration of the term of the license granted pursuant to this Section 2.5(g).  Any goodwill from the use of Seller’s corporate logo by Purchaser and its Affiliates shall inure solely to the benefit of Seller.  Purchaser and its Affiliates shall indemnify and hold harmless Seller and its Affiliates for any Losses arising from or relating to the use by Purchaser or any of its Affiliates of Seller’s corporate logo.

Section 2.6                                      Separation of the Business from the Other Businesses.

(a)                                  Seller acknowledges and agrees that the intention of the Parties is that, following the Closing, Purchaser shall have the full use and benefit of the Business in substantially the same manner as conducted in the Ordinary Course of Business between October 1, 2008 and September 30, 2009.

(b)                                 In order to give effect to the agreement set forth in Section 2.6(a), prior to the Closing, to the extent not already included in the Ancillary Agreements, Seller and Purchaser shall negotiate all such licenses, leases or other arrangements that are reasonably necessary in order for Purchaser to have the right to use or otherwise access all properties, assets, rights and services reasonably required to conduct the Business and obtain the full use and benefit of the

Business in substantially the same manner, as conducted in the Ordinary Course of Business between October 1, 2008 and September 30, 2009.

ARTICLE 3
PURCHASE PRICE

Section 3.1                                      Consideration.

(a)                                  Subject to the terms and conditions set forth in this Agreement, Purchaser shall pay to Seller, in consideration for the sale, assignment, conveyance, transfer and delivery of the Business comprised of the Transferred Assets to the Purchaser and the assumption by Purchaser of the Assumed Liabilities, the Indian Rupee equivalent of Three Billion Seven Hundred Twenty Million Dollars (USD 3,720,000,000) (the “Cash Consideration”) exclusive of any Transfer Taxes, which shall be payable in accordance with Section 10.1.

(b)                                 Subject to Section 11.5 in relation to the Annual Installment Payments, Purchaser shall pay the Cash Consideration to Seller as follows:

(i)                                     At Closing, the Indian Rupee equivalent (calculated pursuant to Schedule 3.1(b)) of Two Billion One Hundred Twenty Million Dollars (USD 2,120,000,000) (“Initial Cash Consideration”);

(ii)                                  On the first (1st) anniversary of the Closing Date, the Indian Rupee equivalent (calculated pursuant to Schedule 3.1(b)) of Four Hundred Million Dollars (USD 400,000,000) (the “First Annual Installment Payment”);

(iii)                               On the second (2nd) anniversary of the Closing Date, the Indian Rupee equivalent (calculated pursuant to Schedule 3.1(b)) of Four Hundred Million Dollars (USD 400,000,000) (the “Second Annual Installment Payment”);

(iv)                              On the third (3rd) anniversary of the Closing Date, the Indian Rupee equivalent (calculated pursuant to Schedule 3.1(b)) of Four Hundred Million Dollars (USD 400,000,000) (the “Third Annual Installment Payment”); and

(v)                                 On the fourth (4th)  anniversary of the Closing Date, the Indian Rupee equivalent (calculated pursuant to Schedule 3.1(b)) of Four Hundred Million Dollars (USD 400,000,000) (the “Fourth Annual Installment Payment”, and together with the First Annual Installment Payment, the Second Annual Installment Payment and the Third Annual Installment Payment, the “Annual Installment Payments”, and each an “Annual Installment Payment”).

(c)                                  Purchaser shall use commercially reasonable efforts to explore the possibility of entering into a foreign exchange transaction or other similar hedging transaction for purposes of covering Seller’s potential exchange rate exposure resulting from the Annual Installment Payments (a “Hedging Transaction”); provided, however, that Purchaser must obtain Seller’s written consent prior to entering into such Hedging Transaction and further provided, that Seller shall fully reimburse and indemnify Purchaser for all Hedging Obligations and Losses related to or arising out of such Hedging Transaction.

Section 3.2                                      Adjustment of the Initial Cash Consideration.

(a)                                  On the date that is five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser a certificate setting forth a good faith estimate as of the close of business on the day immediately prior to the Closing Date of the Closing Net Working Capital (the “Estimated Net Working Capital”) together with reasonably supporting documentation, which calculation of the Estimated Net Working Capital shall be in accordance with the principles set forth in the second sentence of Section 3.2(b).  If the Estimated Net Working Capital is greater than the Benchmark Net Working Capital, the difference between the Estimated Net Working Capital and the Benchmark Net Working Capital shall be added to the Initial Cash Consideration paid at the Closing.  If the Benchmark Net Working Capital is greater than the Estimated Net Working Capital, the difference between the Benchmark Net Working Capital and the Estimated Net Working Capital shall be deducted from the Initial Cash Consideration paid at the Closing.

(b)                                 Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a calculation of the Closing Net Working Capital (the “Closing Net Working Capital Statement”) together with reasonably supporting documentation.  The Closing Net Working Capital Statement shall be prepared on a combined basis in accordance with GAAP applied on a basis consistent with the Financial Statements and the Business Financial Statements and the principles set forth on Schedule 3.2(b), which such Schedule 3.2(b) expressly provides the extent to which any principles included thereon are not consistent with GAAP, and reflecting all adjustments included in the Benchmark Net Working Capital.

(c)                                  Seller shall complete its review of the Closing Net Working Capital Statement within thirty (30) days after Seller’s receipt thereof.  In connection with such review, Seller and its accountants shall be provided with full access to the working papers and other records of Purchaser and its accountants used in the preparation of the Closing Net Working Capital Statement; provided, however, that Seller and its accountants have signed any customary release letters requested in connection therewith and Purchaser shall procure that such release letters are on customary terms.  If Seller determines that the Closing Net Working Capital Statement has not been prepared on a basis consistent with the requirements set forth in the second sentence of Section 3.2(b), Seller may, on or before the last day of such thirty (30) day period, inform Purchaser in writing (the “Objection”), setting forth a description containing reasonable detail of the basis of Seller’s objection, the adjustments to the Closing Net Working Capital Statement which Seller believes should be made, and Seller’s calculation of the Closing Net Working Capital.  Seller shall be deemed to have accepted any items not specifically disputed in the Objection.  Failure by Seller to deliver an Objection in accordance with this Section 3.2(c) to Purchaser shall constitute acceptance and approval by Seller of Purchaser’s calculation of the Closing Net Working Capital.

(d)                                 If Purchaser receives an Objection from Seller, it shall have thirty (30) days following receipt to review and respond in writing to such Objection (the “Response”).  During the twenty (20) days immediately following the delivery of Purchaser’s Response, Seller and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in Seller’s Objection.  If Seller and Purchaser are unable to resolve all of such differences within such twenty (20) day period, either Seller or Purchaser may refer the remaining differences to KPMG LLP or another internationally recognized firm of independent public accountants as to which Seller and Purchaser mutually agree in writing (the “Accounting Firm”) for review and resolution of all matters which remain in dispute and which were indicated in Seller’s Objection.  The Accounting Firm shall act as an expert in accounting and not as an arbitrator and shall determine on a basis consistent with the requirements set forth in Section 3.2(b), and only with respect to the specific remaining differences so submitted, whether and to what extent, if any, the Closing Net Working Capital Statement requires any adjustments.  Seller and Purchaser shall request the Accounting Firm to use its reasonable best efforts to render its determination within thirty (30) days after the reference of any specific remaining differences either by Seller or Purchaser. The Accounting Firm’s determination shall be conclusive and binding upon Seller and Purchaser. Subject to the execution of a confidentiality agreement by the Accounting Firm on terms and conditions reasonably acceptable to the Parties, Seller and Purchaser shall make available to the Accounting Firm all relevant personnel, books and records, any working papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Closing Net Working Capital Statement and all other items and support reasonably requested by the Accounting Firm.  The fees and expenses of the Accounting Firm shall be shared equally between Seller and Purchaser.

(e)                                  The “Final Statement of Closing Net Working Capital” shall be the calculation of the Closing Net Working Capital contained: (i) in the Closing Net Working Capital Statement in the event that, (A) no Objection is delivered by Seller to Purchaser within the thirty (30) day period specified in Section 3.2(c), or (B) Seller and Purchaser so agree; (ii) in the Closing Net Working Capital Statement, as adjusted in accordance with Seller’s Objection, in the event that (A) Purchaser does not deliver a Response to Seller’s Objection during the thirty (30) day period specified in Section 3.2(d) following receipt by Purchaser of Seller’s Objection, or (B) Seller and Purchaser so agree; or (iii) in the Closing Net Working Capital Statement, as adjusted pursuant to the mutual agreement in writing of Purchaser and Seller, or as adjusted by the Accounting Firm, together with any other modifications to the Closing Net Working Capital Statement mutually agreed upon in writing by Purchaser and Seller.

(f)                                    If the calculation of the amount of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay to Purchaser an amount in cash in Rupees equal to the amount of such deficiency plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment.  If, by contrast, the calculation of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay to Seller an amount in cash in Rupees equal to the amount of such deficiency plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment.  All payments made pursuant to this Section 3.2(f) shall be made to the applicable Party by means of a wire transfer of immediately available funds in Rupees within five (5) Business Days after the ultimate determination of the Final Statement of Closing Net Working Capital as provided in this Section 3.2.

(g)                                 The Parties agree to treat any amounts payable pursuant to this Section 3.2 as an adjustment to the Cash Consideration.

Section 3.3                                      Allocation of Cash Consideration for Stamp Duty Purposes.  Following the Effective Date, but prior to the Closing Date, Purchaser shall deliver to Seller a schedule setting forth the allocation of the Cash Consideration among the Transferred Assets for purposes of calculating the stamp duty payable on the transfer of those Transferred Assets which are subject to stamp duty, which such schedule shall be attached hereto as Schedule 3.3. The Parties shall treat the transactions contemplated by this Agreement in all filings with Governmental Authorities for all stamp duty purposes consistent with the allocation set forth on Schedule 3.3.

ARTICLE 4
CLOSING

Section 4.1                                      Closing.  Unless this Agreement shall have been terminated pursuant to Article 12, subject to the satisfaction or waiver of all of the conditions set forth in Article 9, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Luthra & Luthra Law Offices, 103 Ashoka Estate, 24 Barakhamba Road, New Delhi, 110001, India, as soon as practicable, but, except as otherwise required to comply with Schedule 3.1(b), on a date no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing), or at such other date or place as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”).  Unless the Parties otherwise agree in writing, the Closing shall be deemed to have occurred at 12:01 a.m. local time in Mumbai, Maharashtra, India on the Closing Date.

Section 4.2                                      Deliveries at the Closing.

(a)                                  At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)                                     a copy of the resolutions of the board of directors of Seller authorizing and approving the transactions contemplated by this Agreement certified by the company secretary or a director of Seller to be true and complete and in full force and effect and unmodified as of the Closing;

(ii)                                  a copy of the resolutions of the shareholders of Seller passed pursuant to a shareholders’ ballot in accordance with the Act and the Companies (Passing of the Resolution by Postal Ballot) Rules, 2001, authorizing and approving the transactions contemplated by this Agreement certified by the company secretary or a director of Seller to be true and complete and in full force and effect and unmodified as of the Closing;

(iii)                               for the Baddi Manufacturing Plant: (A) a sale deed in the form of Exhibit N (the “Deed”) duly stamped and executed by Seller in favor of Purchaser, conveying the whole of the right, title and interest of Seller in each parcel of the Baddi Manufacturing Plant to Purchaser, free and clear of all Encumbrances; and any novations, assignments and Consents as may be necessary to transfer such right, title and interest to Purchaser; and (B) the original documents of the title deed to Baddi Manufacturing Plant from which Seller has derived its title to Baddi Manufacturing Plant;

(iv)                              a “consent and no objection certificate” for Seller from the concerned Assessing Officer of Income Tax pursuant to Section 281(1)(ii) of the Tax Act for the sale of the Business and the Transferred Assets, including the Baddi Manufacturing Plant as contemplated hereunder;

(v)                                 for each parcel of Leased Business Real Property, a lease deed, in the form mutually agreed upon by the Parties prior to the Closing (the “Lease Deeds”), duly stamped and executed by Seller and the applicable third party to the applicable rental, lease or license Contract in favor of Purchaser; conveying the whole of the right, title and interest of Seller in the Leased Business Real Property to Purchaser; and any novations, assignments and Consents as may be necessary to transfer such right, title and interest to Purchaser;

(vi)                              the R&D Agreement duly stamped and executed by Piramal Life Sciences Limited;

(vii)                           the API Supply Agreement duly stamped and executed by Seller;

(viii)                        each of the Contract Manufacturing Agreements duly stamped and executed by Seller;

(ix)                                the Transition Services Agreement duly stamped and executed by Seller;

(x)                                   each of the Sanofi Sub-License Agreements duly stamped and executed by Seller;

(xi)                                deeds of assignments in respect of all Purchased Intellectual Property in the forms of Exhibit P (collectively, the “IP Assignments”) duly stamped and executed by Seller and the originals of all prior deeds of assignment and other documents pursuant to which Seller has derived its title to the Purchased Intellectual Property;

(xii)                             license agreements granting Purchaser and its Affiliates or Seller and its Affiliates, as applicable, the licenses set forth in Section 2.5, in the forms of Exhibit U (collectively, the “IP License Agreements”), duly stamped and executed by Seller or its Affiliates, as applicable;

(xiii)                          a certificate executed by the statutory auditor of Seller in Agreed Form: (A) certifying that all contributions required to be made in respect of the Transferred Employees to the Provident Fund and the Superannuation Fund by applicable Law and the terms of the Provident Fund and the Superannuation Fund for all periods up to the Closing Date have been timely made and paid in full; (B) specifying for each of the Provident Fund and the Superannuation Fund, the balances that would be required to be transferred to Purchaser (or a trust account established by Purchaser) or in respect of which the applicable insurance policy would need to be assigned or for which Purchaser would be required to obtain an insurance policy; and (C) certifying the aggregate amount of the leave travel assistance, medical reimbursement, accrued bonus and ex-gratia accrued and not yet paid to each Transferred Employee by Seller for the period prior to the Closing Date;

(xiv)        an actuarial valuation report of Gratuity Liability and Leave Provision entitlement for Seller under the Gratuity Fund and the Leave Provision of Seller, respectively, with respect to the Business Employees, dated within fifteen (15) days of the Closing Date, prepared by the actuary selected, and using the assumptions determined, pursuant to Section 8.3(a);

(xv)         a certificate in the form of Exhibit Q, dated as of the Closing Date, executed by Seller confirming the satisfaction of the conditions specified in Section 9.1 (insofar as Section 9.1(g) relates to Proceedings involving Seller);

(xvi)        a receipt from Seller in a form reasonably satisfactory to Purchaser acknowledging the receipt of the Initial Cash Consideration less the sum of: (A) an amount equal to the Transferred Employment Liabilities; and (B) any withholding of Taxes required to be withheld under applicable Law;

(xvii)       the TrueCare Transaction Documents duly stamped and executed by Seller and/or, if applicable, PHL Pharma Limited and/or its shareholders; and

(xviii)      a certificate, dated as of the Closing Date, executed by Seller confirming the satisfaction of the covenant specified in Section 7.7.

(b)           At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i)            the Initial Cash Consideration (as adjusted pursuant to Section 3.2(a)), less the sum of: (A) an amount equal to the Transferred Employment Liabilities; and (B) any withholding of Taxes required to be withheld under applicable Law with respect to the transactions contemplated by this Agreement, payable to the bank account designated in writing by Seller by means of a wire transfer of immediately available funds with value as of the Closing Date;

(ii)           the Deed executed by Purchaser;

(iii)          the Lease Deeds executed by Purchaser;

(iv)          each of the Sanofi Sub-License Agreements executed by Purchaser;

(v)           the API Supply Agreement executed by Purchaser;

(vi)          the R&D Agreement executed by Purchaser;

(vii)         each of the Contract Manufacturing Agreements executed by Purchaser;

(viii)        the Transition Services Agreement executed by Purchaser;

(ix)           the IP Assignments, if any, that require execution by Purchaser;

(x)            the IP License Agreements, if any, that require execution by Purchaser;

(xi)           the TrueCare Transaction Documents, executed by Purchaser; and

(xii)          a certificate in the form of Exhibit R, dated as of the Closing Date, executed by Purchaser confirming the satisfaction of the conditions specified in Section 9.2 (insofar as Section 9.2(d) relates to Proceedings involving Purchaser).

Section 4.3             Possession.  At the Closing, Seller shall transfer and convey to Purchaser, free and clear of all Encumbrances, title to those Transferred Assets, the title to which may be effectively transferred by delivery (or constructive delivery) of possession thereof, by delivering possession thereof, wherever they are currently located, to Purchaser or Purchaser’s agent.  At the Closing, Purchaser shall enter into possession of the Business and shall take delivery of all the Transferred Assets capable of being effectively transferred by delivery (or constructive delivery) of possession thereof.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 11.11, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 5.1             Organization and Good Standing.  Seller is a company duly organized and validly existing under the applicable Laws of India.  Seller has all requisite company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted by Seller.  Seller is duly qualified or registered (or local legal equivalent, if any) and is in good standing (or local legal equivalent, if any) to do business in the jurisdictions in which the ownership of its properties in connection with the Business or the conduct of the Business requires such qualification or registration.  Seller has not been dissolved or liquidated, no resolution to dissolve, liquidate or wind up Seller has been adopted and there is no Proceeding or request pending to accomplish any such dissolution, liquidation or winding up with respect to Seller.  Section 5.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of Seller’s current directors.  Seller has made available to Purchaser accurate and complete copies of its articles of association and memorandum of association, as currently in effect, and Seller is not in default under or in violation of any provision thereof.

Section 5.2             Authority and Enforceability.  Seller has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party.  Subject to obtaining the approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby by the holders of a majority of the outstanding ordinary shares of Seller which are voted in a shareholder ballot in accordance with Section 293(1)(a) of the Act (the “Shareholder Approval”), Seller has all requisite company power and authority to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and, subject to obtaining the Shareholder Approval, performance of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and Seller has made available to Purchaser an accurate copy of the approval of the Board of the Directors of Seller containing such authorization which such approval is set forth on Section 5.2 of the Seller Disclosure Schedule.  The Shareholder Approval is the only approval or other action by any holder of the capital stock of Seller required in order to permit Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, Seller shall have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery, each Ancillary Agreement to which Seller is a party shall constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

Section 5.3             No Conflict.  Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, shall: (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the properties or assets of Seller (including the Transferred Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the articles of association or memorandum of association of Seller or any resolution adopted by the Board of Directors or shareholders of Seller; (ii) except as set forth in Section 5.3(a)(ii) of the Seller Disclosure Schedule, any Contract to which Seller is a party, by which Seller or its properties or assets (including the Transferred Assets) is bound or affected or pursuant to which Seller is an obligor or a beneficiary; or (iii) any applicable Law, Judgment or Governmental Authorization applicable to Seller or any of its businesses, properties or assets (including the Transferred Assets); or (b) except as set forth on Section 5.3(b) of the Seller Disclosure Schedule, require Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 5.4             Financial Statements.

(a)           Attached as Section 5.4(a) of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)            audited consolidated balance sheets of Seller as of March 31, 2008, March 31, 2009 and March 31, 2010 (the most recent, the “Balance Sheet”) and the related audited consolidated income statement and statements of cash flows for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of Price Waterhouse Chartered Accountants, the statutory auditor of Seller appointed pursuant to the Act (the “Audited Financial Statements”); and

(ii)           unaudited carve-out balance sheets of the Business as of March 31, 2008, March 31, 2009 and March 31, 2010 (the most recent, the “Business Balance Sheet”) and the related unaudited income statement for each of the fiscal years then ended (the “Unaudited Financial Statements”).

(b)           The Audited Financial Statements (including the notes thereto to the extent applicable) are complete in all material respects, are consistent with the books and records of Seller and the Business, as applicable, and have been prepared in accordance with applicable Laws and GAAP, consistently applied throughout the periods involved.  The Financial Statements fairly provide a true and fair view of the financial condition, results of operations, changes in shareholders’ equity and cash flows of Seller and the Business as of the respective dates and for the periods indicated therein, all in accordance with Laws and GAAP.   The results shown by the Financial Statements are not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of the period or periods therein specified, unusually high or low.

(c)           The Unaudited Financial Statements (including the notes thereto to the extent applicable) are complete in all respects, are consistent with the books and records of the Business (except with respect to allocations that are necessary with respect to the creation and extraction of the Unaudited Financial Statements) and have been prepared in accordance with GAAP, consistently applied throughout the periods involved.  The Unaudited Financial Statements fairly present in all material respects the results of operations and the financial condition of the Business as of the respective dates for the periods indicated therein, all in accordance with GAAP.  The results shown by the Unaudited Financial Statements are not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of the period or periods therein specified, unusually high or low. The methodologies used to determine the allocations and the allocations used to prepare the Unaudited Financial Statements are fair and reasonable.

Section 5.5             Books and Records.  The books of account of the Business have been maintained in accordance with sound business practices and in compliance with applicable Laws and GAAP, with an adequate system of internal controls.

Section 5.6             Inventory; Accounts Receivable.

(a)           All Inventory is of a quality usable and, with respect to finished goods, salable in the Ordinary Course of Business.  None of such Inventory is obsolete, damaged, defective, distressed, out of specification, or of below-standard quality, except that which has been or shall be written off or written down to net realizable value on the Balance Sheet, the Business Balance Sheet, the Final Statement of Closing Net Working Capital and the accounting records of Seller as of the Closing Date in accordance with the past custom and practice of Seller.  The values at which such Inventory is carried are in accordance with GAAP.  The quantities of Inventory are reasonable in the Ordinary Course of Business.  No Inventory is held on a consignment basis. Seller does not have any commitments to purchase raw materials other than in the Ordinary Course of Business.

(b)           All Accounts Receivable of the Business shall be current and collectible as of the Closing Date, net of the respective reserve reflected as line items on the Final Statement of Closing Net Working Capital and the accounting records of Seller as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of Seller).  To the Knowledge of Seller, there is no contest, claim, defense or right of set-off, other than returns in the Ordinary Course of Business, relating to the amount or validity of the Accounts Receivable of the Business.

Section 5.7             No Undisclosed Liabilities.  Except as set forth in the Financial Statements, there are no Liabilities of the Business that are required to be reflected in a balance sheet of the Business prepared in accordance with GAAP, other than Liabilities (a) arising after the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practices or (b) that constitute Excluded Liabilities.

Section 5.8             Absence of Certain Changes and Events.  Since March 31, 2010 (a) Seller has conducted the Business only in the Ordinary Course of Business and (b) there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, since the date of the Balance Sheet, with respect to Seller or the Business, as applicable, there has not been any:

(a)           except as set forth in Section 5.8(a) of the Seller Disclosure Schedule, sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the Transferred Assets (other than sales of inventory for fair consideration and in the Ordinary Course of Business);

(b)           acquisition, (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person in connection with the Business; or (ii) of any properties or assets related to or in connection with the operation of the Business that are material to the Business individually or in the aggregate, except purchases of inventory for fair consideration and in the Ordinary Course of Business;

(c)           damage to, or destruction or loss of, any Transferred Assets with an aggregate value in excess of INR 50 million, whether or not covered by insurance;

(d)           entry into, modification, acceleration, cancellation, termination, default under, or receipt of notice of an event or circumstance that (with or without the lapse of time) would give rise to an acceleration, cancellation, termination or default under, any Contract (or series of related Contracts) related to the Business, which involves a total remaining commitment by or to Seller of at least INR 50 million;

(e)           (i) except as required by applicable Law, adoption, entry into, termination or amendment of any Business Employee Plan, and with respect to the Business Employees, any collective bargaining agreement or employment, severance or similar Contract; (ii) except for otherwise provided in Section 7.2(b)(ix), increase in the compensation, allowances or fringe benefits of, or payment of any bonus to, any Business Employee or independent contractor hired or retained by Seller in connection with the Business; (iii) amendment or acceleration by Seller of the payment, right to payment or vesting of any compensation or benefits in respect of the Business Employees; (iv) payment by Seller of any benefit not provided for as of the date of this Agreement under any Business Employee Plan; (v) except for merit increases or bonus payments made in the Ordinary Course of Business, grant by Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan related to the Business, or the removal of existing restrictions in any Business Employee Plan or Contract or awards made thereunder; or (vi) any action by Seller other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Business Employee Plan;

(f)            cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) related to the Business or the Transferred Assets with a value exceeding INR 50 million;

(g)           settlement or compromise in connection with any Proceeding involving the Business or the Transferred Assets with a value in excess of INR 5 million;

(h)           except as set forth in Section 5.8(h) of the Seller Disclosure Schedule, capital expenditure or other expenditure by Seller with respect to property, plant or equipment for use in the Business in excess of INR 100 million in the aggregate;

(i)            change in Seller’s accounting principles, including any changes as were necessary to conform with GAAP;

(j)            other than in the Ordinary Course of Business, acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable, in each case in relation to the Business;

(k)           increase in the level of the delinquent accounts payable in respect of the Business beyond that which is incurred in the Ordinary Course of Business and is consistent with the level in the Financial Statements;

(l)            material changes in the terms and conditions of sale of products manufactured or sold by the Business, including material increases in the volume of products shipped to distributors or wholesalers, material changes in customer credit or payment terms and material changes in customer allowances, discounts, credits or product return rights, in each case other than in the Ordinary Course of Business;

(m)          other than in the Ordinary Course of Business, sale, assignment, transfer, conveyance or other disposition, whether by demerger, reorganization or otherwise, of any properties or assets (i) used in, held for use in, or related to the Business to the Other Businesses or (ii) used in, held for use in, or related to the Other Businesses to the Business; or

(n)           agreement by Seller, whether in writing or otherwise, to do any of the foregoing.

Section 5.9             Assets.  Section 5.9(i) of the Seller Disclosure Schedule sets forth a description of the ownership, use, type and general location of the Transferred Assets, which description is accurate in all material respects.  Except as set forth on Section 5.9(ii) of the Seller Disclosure Schedule, Seller has good and marketable title to and is the sole and absolute owner of the Business and all of the Transferred Assets, free and clear of all Encumbrances, or in the case of leased or licensed properties and assets, valid leasehold interests in or license to such leased or licensed properties.  Except as set forth on Section 5.9(iii) of the Seller Disclosure Schedule, Seller is in possession of all of the Transferred Assets.  Each tangible asset included in the Transferred Assets is in good operating condition and repair, ordinary wear and tear excepted and is suitable for the purposes for which it is being used and is currently planned to be used by Seller or its Affiliates for the purposes of the Business and has been maintained in accordance with normal industry practice in India.  Except for the sales force and Contracts with suppliers of the TrueCare™ business which are employed and contracted in the name of PHL Pharma Private Limited, Seller owns all of the assets, rights and properties of the Business and none of such assets, rights and properties are held outside of India, Nepal or Sri Lanka.  This Section 5.9 does not relate to matters with respect to Contracts.

Section 5.10           Real Property.

(a)           Schedule 1.1(a) sets forth a correct description of the street address, khasra numbers, khatauni numbers, field numbers and plot numbers of the Baddi Manufacturing Plant. Seller has made available to Purchaser accurate copies of the sale deed and other instruments (as recorded) by which Seller acquired its interests in the Baddi Manufacturing Plant. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Baddi Manufacturing Plant or any portion thereof or interest therein.  Seller purchased the Baddi Manufacturing Plant by and under a sale deed which was properly executed, sufficiently stamped and duly registered as required by applicable Law.  The original title deed with respect to Baddi Manufacturing Plant is not in the custody of Seller and has been deposited with IDBI as security for repayment/redemption of the debentures of Seller.

(b)           Schedule 1.1(c) sets forth a correct description of the lease, sublease or leave and license, including the parties thereto, the date thereof and any amendments thereto, the street address of each Leased Business Real Property and the annual rent or other payment payable under the lease, sublease or leave and license for each Leased Business Real Property.  Prior to the Effective Date, Seller has delivered to Purchaser accurate and complete copies of the lease for the corporate headquarters and the hubs.  Each lease / lease deed or leave and license executed in respect of the Leased Business Real Property has been properly executed, sufficiently stamped and duly registered as required by applicable Law, and is in full force and effect.  With respect to each such lease or leave and license, Seller has not exercised or given any notice of exercise of, nor has any lessor, licensor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer, right of first refusal, eviction or termination contained in any such lease or leave and license.  No such lease or leave and license is under negotiation (nor has written demand for any renegotiation been made), and no party thereto has repudiated any portion thereof. The rental set forth in each lease or leave and license of the Leased Business Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.  Each lease or license of the Leased Business Real Property grants Seller the exclusive right to use, occupy and/or collect and store raw materials at, the demised premises thereunder, as applicable.  Except as set forth on Section 5.10(b) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, shall give rise to any right to increase (including any unearned increase), or require payment of any transfer premium or similar payment, to the lessor, licensor or landlord under any lease or leave and license relating to any Leased Business Real Property.

(c)           Seller has good and marketable freehold title to and is the sole and absolute owner of the Baddi Manufacturing Plant, and Seller has valid leasehold interests in or license to the Leased Business Real Property, in each case, free and clear of all Encumbrances except as described in Section 5.10(c) of the Seller Disclosure Schedule.

(d)           Seller is in peaceful and undisturbed possession of the Baddi Manufacturing Plant and the Leased Business Real Property.  There are no restrictions under Contract or applicable Law that preclude or restrict the ability of Seller to use the Baddi Manufacturing Plant or any Leased Business Real Property for the purposes for which they are currently being used and currently planned to be used by Seller in connection with the Business.  Immediately following the Closing, (i) Purchaser shall be the sole and absolute owner of the Baddi Manufacturing Plant free and clear of all Encumbrances, and (ii) Purchaser shall have the ability to use the Baddi Manufacturing Plant and the Leased Business Real Property for the purposes that Seller is currently using and is permitted to use the Baddi Manufacturing Plant and the Leased Business Real Property and for the purposes for which Seller is currently planning on using the Baddi Manufacturing Plant and the Leased Business Real Property.

(e)           Seller has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Baddi Manufacturing Plant or the Leased Business Real Property, and Seller has not received notice of any claim of any Person to the contrary.  Except as set forth on Section 5.10(e) of the Seller Disclosure Schedule, there are no Contracts outstanding for the sale, exchange, Encumbrance, lease or transfer of any of the Baddi Manufacturing Plant or the Leased Business Real Property, or any portion thereof.

(f)            Use of the Baddi Manufacturing Plant and the Leased Business Real Property for the various purposes for which they are presently being used is permitted as of right under all applicable Laws, including Planning and Zoning Laws.  All buildings, structures, fixtures and other improvements included in the Baddi Manufacturing Plant or the Leased Business Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled.  No part of any Improvement encroaches on any Real Property not included in the Baddi Manufacturing Plant or the Leased Business Real Property.  Each parcel of the Baddi Manufacturing Plant and the Leased Business Real Property: (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public or municipal road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of the Baddi Manufacturing Plant or the Leased Business Real Property and comprising a part of the Baddi Manufacturing Plant or the Leased Business Real Property; (ii) is supplied with public or municipal or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Business thereon; (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction; and (iv) is contiguous.

(g)           Other than the Baddi Manufacturing Plant or set forth on Section 5.10(g)(i) of the Seller Disclosure Schedule, Seller does not hold freehold title to any Real Property used in connection with the Business.  Other than the Leased Business Real Property, Seller does not hold leasehold title to any Real Property used in connection with the Business.   Except as set forth on Section 5.10(g)(ii) of the Seller Disclosure Schedule, the Baddi Manufacturing Plant and the Leased Business Real Property constitute all of the Real Property necessary to conduct the manufacture of the products of the Business (other than those products of the Business which are manufactured in whole or in part by the Other Businesses or by third parties pursuant to Contracts) as conducted and as currently planned to be conducted by Seller.

(h)           All certificates of occupancy and completion and other Consents (collectively, the “Real Property Permits”) of all Governmental Authorities, associations or any other Person having jurisdiction over the Baddi Manufacturing Plant or the Leased Business Real Property that are required or appropriate for Seller to use or occupy the Baddi Manufacturing Plant or the Leased Business Real Property in order to operate the Business as currently conducted thereon, have been issued and are in full force and effect.  Section 5.10(h) of the Seller Disclosure Schedule sets forth a list that is accurate in all material respects of all Real Property Permits held by Seller with respect to each parcel of the Baddi Manufacturing Plant or the Leased Business Real Property.  Seller has made available to Purchaser accurate and complete copies of all Real Property Permits.  Seller has not received any notice from any Governmental Authority or other Person having jurisdiction over the Baddi Manufacturing Plant or the Leased Business Real Property threatening a suspension, revocation, modification or cancellation of any material Real Property Permit and, to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.  Except as set forth on Section 5.10(h) of the Seller Disclosure Schedule, the Real Property Permits are transferable to Purchaser without the Consent of the issuing Governmental Authority or any other Person, no disclosure, filing or other action by Seller is required in connection with such transfer and Purchaser shall not be required to assume any additional Liabilities under the Real Property Permits as a result of such transfer.

(i)            Except as set forth on Section 5.10(i) of the Seller Disclosure Schedule, other than as imposed by Law, there are no restrictions of any nature prohibiting Purchaser from purchasing and developing the Baddi Manufacturing Plant of which Seller has Knowledge.

(j)            Seller has received all Consents and no objection certificates (each, an “NOC”) required for the use of the Baddi Manufacturing Plant for industrial purposes including change of land use certificates from the appropriate Governmental Authority, factory Consents, environmental Consents, Consents from the Gram Panchayat and other local statutory and municipal bodies in India as may be required from time to time and has performed all conditions imposed by such NOCs and Consents and the NOCs and Consents are valid and subsisting.

(k)           There are no pending Proceedings against Seller or any Person on behalf of Seller, by any Governmental Authority with respect to the use of the Baddi Manufacturing Plant or any part thereof for non-agricultural purposes, or with respect to the non-payment of conversion fees for non-agricultural use or with respect to the conversion of the Baddi Manufacturing Plant from agricultural land to non-agricultural land.

(l)            No notices are pending against Seller or any Person on behalf of Seller relating to the Baddi Manufacturing Plant either from any Governmental Authority under the provisions of the Municipal Corporation Act, the Epidemic Diseases Act, the Land Acquisition Act, the Town Planning Act, the Defence of India Act, the Factories Act, the Industrial Disputes Act or other applicable Laws (including any notice for acquisition or requisition of the Baddi Manufacturing Plant or any part thereof).

(m)          All Taxes, outgoings and all other payments due and payable in respect of the Baddi Manufacturing Plant and the Leased Business Real Property, including property Taxes and electricity and water charges, have been paid in full, Seller has not received any notice of default or non-payment with respect to such outgoings or other payments and there are not pending or, to Seller’s Knowledge, threatened Proceedings with respect to any such outgoings or other payments which are material to, and would affect the continuity of, the Business.

Section 5.11           Intellectual Property.

(a)           Seller owns or otherwise possesses valid and legally enforceable rights in the Purchased Intellectual Property and to use the Purchased Intellectual Property (whether or not recorded or registered in the applicable national or jurisdictional trademark, copyright or patent offices in the name of Seller). The Purchased Intellectual Property, together with the rights granted to Purchaser pursuant to Section 2.5, constitute all of the Intellectual Property used in or necessary to conduct the Business as currently conducted by Seller or its Affiliates.  Seller is the sole and exclusive owner of, and has valid title to, free and clear of all Encumbrances, the Owned Intellectual Property. Immediately following the Closing, Purchaser shall be the sole and absolute owner of, and shall have valid title to, free and clear of all Encumbrances, the Owned Intellectual Property, and shall have the full right to use, license, sublicense, assign and transfer the Owned Intellectual Property in the same manner and on the same terms and conditions that Seller had immediately prior to the Closing.

(b)           Section 5.11(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all registered Trademarks and Patents included in the Purchased Intellectual Property.

(c)           Except as set forth on Section 5.11(c) of the Seller Disclosure Schedule, Seller has not licensed or otherwise granted any rights in any Owned Intellectual Property to any Person.

(d)           Section 5.11(d) of the Seller Disclosure Schedule sets forth an accurate and complete list of all registered Trademarks and Patents that any Person has licensed or sublicensed to Seller and which are used in the Business or otherwise authorized Seller to use in the Business (the “Third Party Intellectual Property”), including a list of the related Contracts and any Consents required to assign such licenses or sublicenses to Purchaser.  Except as set forth on Section 5.11(d) of the Seller Disclosure Schedule, Seller has not granted any sublicense or similar right with respect to any such Third Party Intellectual Property to any Person.

(e)           Except for the In-License Agreements, Sanofi In-License Agreement and the Roche In-License Agreement, there are no other Contracts pursuant to which any Person has licensed or sublicensed to Seller any products of the Business.

(f)            The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to limitations or restrictions on use, registration or record (whether pursuant to any Judgment or otherwise) by or in the name of Purchaser following the Closing or otherwise.  All fees owed by the Seller or its Affiliates in the applicable national or jurisdictional offices to maintain rights to the Trademarks and Patents used in the Business in such offices have been timely paid through the Closing.  No Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of Seller’s rights in the Owned Intellectual Property or render Seller’s absolute ownership rights (and following the Closing, Purchaser’s absolute ownership rights) in the Owned Intellectual Property invalid or unenforceable.  There is no Proceeding, Judgment, Contract, Law or other arrangement that prohibits or restricts Seller from using, transferring or assigning any of the Owned Intellectual Property to Purchaser, other than the Indebtedness Contracts.

(g)           The ownership rights of Seller in respect of and in and to all registered and unregistered Trademarks and copyrights included in the Owned Intellectual Property are valid and subsisting under applicable Law for the respective categories of Intellectual Property.  No event has occurred or circumstance exists that could render the ownership rights of Seller in and to any of the Owned Intellectual Property null, void, invalid or unenforceable and, to the Knowledge of Seller, no event has occurred or circumstance exists that could render the rights of Seller in and to any of the Third Party Intellectual Property invalid or unenforceable.

(h)           Neither Seller nor any of its Affiliates has agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the ownership or use of the Purchased Intellectual Property, except pursuant to those Contracts listed on Section 5.11(h) of the Seller Disclosure Schedule.

(i)            Immediately after the Closing, Purchaser shall have sole and absolute right to bring actions for infringement or misappropriation of the Owned Intellectual Property.  Except as set forth on Section 5.11(i) of the Seller Disclosure Schedule, during the three (3) year period prior to the Closing Date, neither Seller nor any of its Affiliates has commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property which is material in the context of the Business.

(j)            Except as set forth in Section 5.11(j) of the Seller Disclosure Schedule, neither the conduct of the Business as currently undertaken nor the creation, use, license or other transfer of the Owned Intellectual Property by Seller or any of its Affiliates infringes or misappropriates any other Person’s Intellectual Property rights.  There are no pending or, to Seller’s Knowledge, threatened Proceedings or allegations in which any Person alleges that Seller, its Affiliates, the Business, the Transferred Assets or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights.

(k)           Seller and each of its applicable Affiliates has taken all commercially reasonable steps to protect and preserve each item of Purchased Intellectual Property, including proper documentation and/or recordation thereof.  Seller has taken all commercially reasonable steps necessary to comply with all applicable obligations to protect the confidentiality of information provided to Seller or any of its Affiliates by any other Person.  To the Knowledge of Seller, no current or former employee, consultants, third party manufacturers or independent contractors of the Business have used, disclosed, forfeited, infringed or misappropriated any of the Purchased Intellectual Property, other than authorized uses and disclosures permitted by Seller in the conduct of the Business.  All inventors of any inventions included in the Owned

Intellectual Property have assigned or have a contractual obligation to assign their entire right, title and interest in and to such inventions and the corresponding patent rights to Seller and they are not entitled to receive any compensation in connection with the exploitation of the Owned Intellectual Property.

(l)            Except as set forth in Section 5.11(l) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates was required to pay, is currently or will be required to pay, any royalty or similar charge to any Person in respect of any of the Purchased Intellectual Property and neither Seller nor any of its Affiliates has entered into nor is a party to any Contract which rendered invalid or affected the absolute right, title and interest of Seller or any of its Affiliates in and to the Purchased Intellectual Property.

Section 5.12           Software.  Seller has taken commercially reasonable steps at all times to assure that all Purchased Software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means.  The Purchased Software created by Seller or any of its Affiliates does not contain any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause the Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

Section 5.13           Contracts.

(a)           Section 5.13(a) of the Seller Disclosure Schedule, which is arranged and denotes the subsections corresponding to the numbered subsections in this Section 5.13(a), sets forth an accurate and complete list of each Contract (or group of related Contracts) relating to the Business to which Seller is a party, by which Seller or any of the Transferred Assets is bound or affected or pursuant to which Seller is an obligor or a beneficiary, that is related to the Business and:

(i)            is for the purchase of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one (1) year or which involves an amount or value in excess of INR 25 million (either under one Contract or a group/series of related Contracts);

(ii)           is a loan license Contract pursuant to which a third party manufactures products for the Business but does not take title to the raw materials or finished product;

(iii)          is a Contract pursuant to which (A) a third party manufactures products for the Business (including the Products) or (B) the Business manufactures products for a third party or the Other Businesses;

(iv)          is for the sale of products or other assets, the performance of which extends over a period of more than one (1) year or which involves an amount or value in excess of INR 25 million and is (A) exclusively related to the Business or (B) used in the Business;

(v)           is for capital expenditures in excess of INR 50 million;

(vi)          is a lease or sublease of any Real Property or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any Real Property or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than INR 25 million and a term of less than one (1) year);

(vii)         is a license or other Contract under which (A) Seller has licensed or otherwise granted rights in any Trademarks or Patents related to the Business; or (B) any Person has licensed or sublicensed to Seller, or otherwise authorized Seller to use, any Third Party Intellectual Property;

(viii)        is for the employment of, or receipt of any services from, any  Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of INR 10 million;

(ix)           is for benefits provided to Business Employees, including insurance funded pensions and third party administration Contracts;

(x)            licenses any Person to manufacture or reproduce any of the products of the Business or the Intellectual Property associated therewith or any Contract to sell or distribute any of the products of the Business or the Intellectual Property associated therewith;

(xi)           is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which Seller has any ownership interest in any other Person or business enterprise;

(xii)          contains any covenant limiting the right of Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the products of the Business, granting any “most favored nation” or similar rights or otherwise prohibiting or limiting the right of Seller to make, sell or distribute any products of the Business;

(xiii)         contains an agreement by Seller or any of its Affiliates to indemnify, defend or otherwise hold harmless any Person with respect to any Losses resulting or arising from the operation of the Business;

(xiv)        involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Business;

(xv)         is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

(xvi)        is a settlement agreement with respect to any pending or threatened Proceeding entered into by Seller within three (3) years prior to the date of this Agreement with a value in excess of INR 10 million;

(xvii)       was entered into other than in the Ordinary Course of Business and that involves an amount or value in excess of INR 25 million or contains or provides for an express undertaking by Seller to be responsible for consequential, indirect or punitive damages or similar types of damages; or

(xviii)      is otherwise material to the Business, the Transferred Assets or the Assumed Liabilities or under which the consequences of a default or termination could (A) impair or otherwise materially and adversely affect the Business, any of the Transferred Assets or Assumed Liabilities or any of Seller’s performance of its obligations under this Agreement or any Ancillary Agreement or (B) have a Material Adverse Effect.

(b)           Seller has made available to Purchaser an accurate and complete copy of each written Contract required to be listed in Section 5.13(a) of the Seller Disclosure Schedule.  With respect to each such Contract required to be listed:

(i)            the Contract is legal, valid, binding, enforceable, duly registered (if applicable) and sufficiently stamped and in full force and effect except to the extent it has previously expired in accordance with its terms, and has been entered into on an arm’s length basis;

(ii)           Seller, and, to the Knowledge of Seller, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract;

(iii)          except as set forth on Section 5.13(b)(iii) of the Seller Disclosure Schedule, neither Seller, nor, to the Knowledge of Seller, any other party to the Contract is in material breach or default under the Contract and, to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by Seller, or, to the Knowledge of Seller, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Transferred Assets under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has Seller given or received any written notice or other written communication alleging the same; and

(iv)          the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and Seller has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c)           Neither Seller nor any director, agent, employee or consultant or other independent contractor of Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that materially adversely affects or shall affect: (i) the performance of his or her duties for Seller in connection with the Business; (ii) his or her ability to assign to Seller rights to any invention, improvement or discovery relating to the Business; or (iii) the ability of Seller or its Affiliates to conduct the Business as currently conducted or as currently proposed to be conducted.

(d)           Except as set forth on Section 5.13(d) of the Seller Disclosure Schedule, Seller is not, nor has Seller at any time within the past three (3) years, been party to any Contract with or derived any revenue from: (i) any Governmental Authority; (ii) any prime contractor to any Governmental Authority; or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

Section 5.14           Indebtedness Contracts.

(a)           Section 5.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (other than capital leases, accounts receivables and payables in the Ordinary Course of Business) which is a mortgage, indenture, guarantee, loan or credit agreement, note, intercreditor agreement, security agreement, deed of hypothecation, pledge agreement, other Encumbrance document, bilateral agreement, debenture, bond, letter of credit or other Contract relating to Indebtedness of Seller or its Affiliates pursuant to which an Encumbrance over the Transferred Assets has been created or requires the Consent of any Person in order to consummate the transactions contemplated by this Agreement (the “Indebtedness Contracts”), including: (i) Seller or Seller Affiliate party thereto; (ii) all other Persons party to such Indebtedness Contract (specifically identifying those Persons party to the Indebtedness Contracts which have any Transferred Assets forming part of the collateral under such Indebtedness Contracts; (iii) the respective principal amounts outstanding as at December 31, 2009 thereunder, including the applicable currency; (iv) any Transferred Assets which form any part of the collateral under such Indebtedness Contracts and the general location of such collateral; and (v) any Releases or Consents that must be obtained or notices given under such Indebtedness Contracts in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.  Seller has made available to Purchaser accurate, complete and final executed versions of all the Indebtedness Contracts of Seller and its Affiliates for review.

(b)           With respect to each Indebtedness Contract: (i) the Indebtedness Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms; (ii) Seller and its Affiliates, and, to the Knowledge of Seller, the other parties to the Indebtedness Contract have performed all of their respective obligations required to be performed under the Indebtedness Contract; and (iii) except as set forth on Section 5.14(b)(iii) of the Seller Disclosure Schedule, none of Seller, any of its Affiliates, is in breach or default under the Indebtedness Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by Seller, any of its Affiliates, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition or enforcement of any Encumbrances on any of the Transferred Assets under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Indebtedness Contract, nor has Seller, any of its Affiliates, nor to the Knowledge of Seller, has any other party to the Indebtedness Contracts given or received written notice or other written communication alleging the same.

(c)           Except as set forth on Section 5.14(c) of the Seller Disclosure Schedule, none of the Indebtedness Contracts affect or shall affect the transactions contemplated by this Agreement or the Ancillary Agreements or the rights of Purchaser to the Transferred Assets pursuant to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)           Neither Seller nor any of its Affiliates has defaulted in any payment obligations, including repayment of amounts due to any lenders or other providers of funds provided pursuant to the Indebtedness Contracts, including financial institutions, banks and debenture holders.

Section 5.15           Tax Matters.

(a)           Seller has timely filed all Tax Returns and other documents that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate in all material respects.  Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  No claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.  Seller has not requested an extension of time within which to file any Tax Return which has not since been filed.

(b)           All Taxes that Seller is required by applicable Laws to withhold or collect and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

(c)           To the Knowledge of Seller, no Governmental Authority shall assess any additional Taxes for any period for which Tax Returns have been filed.  No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has Seller received any: (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated; or (ii) notice of Tax dues or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Seller, with respect to any Taxes due from or with respect to Seller or any Tax Return filed by or with respect to Seller.  Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or Tax dues (including Tax demands raised, whether on completion or assessment, including interest and penalty, if any).

(d)           All Tax deficiencies that have been claimed, proposed or asserted in writing against Seller has been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(e)           No position has been taken on any Tax Return with respect to the Business or the operations of Seller for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of Seller.  Seller has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax.

(f)            Except as set forth on Section 5.15(f) of the Seller Disclosure Schedule, none of the Transferred Assets are subject to any prior agreement or arrangement, the effect of which: (i) results in Seller not being treated as the owner of such Transferred Assets for income Tax purposes; or (ii) shall or may result in the denial or withdrawal of benefits, exemptions or other Tax attributes of the Business being availed of by Purchaser following the consummation of  the transactions contemplated by this Agreement and the Ancillary Agreements.

(g)           Except as set forth in Section 5.15(g) of the Seller Disclosure Schedule, there are no Encumbrances upon any of the Transferred Assets arising from any failure or alleged failure to pay any Tax.

(h)           Section 5.15(h) of the Seller Disclosure Schedule sets forth a complete list of all material elections with respect to Taxes affecting the Business or any of the Transferred Assets.  There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to Seller of any Affiliate of Seller in respect of the Business that are, or if issued would be, binding upon Purchaser for any Tax period or portion thereof beginning after the Closing Date.

(i)            Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, shall conflict with, result in or give rise to any right of revocation, withdrawal, suspension, cancellation or disqualification in relation to any Tax deduction, Tax exemption or Tax holiday benefits which Seller is currently availing in relation to the Business; and all such Tax deduction, Tax exemption or Tax holiday benefits which Seller is currently availing in relation to the Business, shall continue to be available to Purchaser, on and following Closing, and the consummation of the transactions contemplated hereby.  Set forth on Section 5.15(i) of the Seller Disclosure Schedule is a complete and accurate description of the terms of the Governmental Authorization related to the Tax holiday granted to Seller in connection with the Baddi Manufacturing Plant.  Except for the Tax holiday granted to Seller in connection with the Baddi Manufacturing Plant, neither Seller nor any of its Affiliates has been granted any Tax holiday in connection with or which impacts the Business.

(j)            Seller has complied with all conditions specified in section 80IC of the Tax Act, including the filing of a certificate from an accountant on Form No. 10CCB prescribed under the Tax Act, and Seller has not done anything or committed or omitted to do any act whatsoever, that may compromise or adversely affect in any manner the entitlement of Purchaser to claim a deduction under section 80IC of the Tax Act during the remaining Tax holiday period.

(k)           Neither Seller nor its Affiliates have executed any long-term Contract in connection with the Business that is on unfavorable terms and/or may impact the future operations adversely, and all related party transactions have been undertaken on arm’s length basis, and in respect of non-resident related parties, such transactions have complied with Indian transfer pricing regulations, and all requisite documents, certifications and/or substantiations are on record.

Section 5.16           Employee Benefit Matters.

(a)           Section 5.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Employee Plan (and not any individual Business Employee’s entitlement thereunder) maintained by or participated in by Seller with respect to the Business Employees or any individual Business Employee (each, a “Business Employee Plan”), and with respect to each such Business Employee Plan, identifies the Person with whom Seller maintains the Employee Plan.

(b)           Seller does not provide health or welfare benefits for any retired or former employee of the Business, or their beneficiaries or dependents, nor is it obligated to provide health or welfare benefits to any active Business Employee following such employee’s retirement or other termination of service.  Except for the Provident Fund, Superannuation Fund, and Gratuity Fund, Seller does not provide retirement income benefits for any Business Employee, or their beneficiaries or dependents, nor is it obligated to provide any such retirement benefits.

(c)           Each Business Employee Plan is and at all times has been maintained, funded, operated and administered, and Seller has performed all of its obligations under each Business Employee Plan, in each case in accordance in all material respects with the terms of such Business Employee Plan and in compliance with all applicable Laws.  Seller has complied in all material respects with all applicable labor Laws, including the Factories Act, 1948, the Employment Exchanges (Compulsory Notification of Vacancies) Act, 1959, the Equal Remuneration Act, 1976, the Industrial Employment (Standing Orders) Act, 1946, the Minimum Wages Act, 1948, the Employees Provident Funds and Miscellaneous Provisions Act, 1952, the Contract Labor (Regulation and Abolition) Act, 1970, the Employee’s State Insurance Act, 1948, the Payment of Bonus Act, 1965, the Payment of Gratuity Act, 1972, the Industrial Disputes Act, 1947 and the Workmen’s Compensation Act, 1923, the relevant state Shops and Establishment Act(s) and those relating to sexual harassment. Seller, as the “principal employer”, has obtained registration under the Contract Labor (Regulation and Abolition) Act, 1970, in respect of the Baddi Manufacturing Plant and all other establishments where it engages contract labor, and is in compliance with the provisions of the said statute. All contractors providing contract labor to Seller in relation to the Business are licensed/registered under and are in compliance with the provisions of the Contract Labor (Regulation and Abolition) Act, 1970.  All contributions required to be made to any Business Employee Plan by applicable Law or the terms of such Business Employee Plan, and all premiums due or payable with respect to insurance policies or other Contracts funding any Business Employee Plan, for any period through the Closing Date, have been timely made or paid in full.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to any Business Employee Plan and pursuant to the provisions of any applicable Law, have been duly filed or furnished in accordance with applicable Law.

(d)           There is no unfunded Liability under any Business Employee Plan.  To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to result: (i) in a material increase in premium costs of any Business Employee Plan that is insured; or (ii) a material increase in the cost of any Business Employee Plan that is self-insured.  Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Business Employee Plan or any fiduciary thereof is pending or, to the Knowledge of Seller, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of Seller to any Person, and to Seller’s Knowledge no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability.  No Proceeding involving any Business Employee Plan or any fiduciary thereof has been concluded that resulted in any material Liability of Seller.

(e)           No individual who performs services for or on behalf of the Business, other than the Business Employees (such as an independent contractor, leased employee, consultant or special consultant), is eligible to participate in or receive benefits under any Business Employee Plan.

(f)            The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) shall not cause accelerated vesting, payment or delivery of, or increase the amount or value of, any payment or benefit under or in connection with any Business Employee Plan or any Employment Agreement for any Business Employee at a level of band 4 or higher constitute a “deemed severance”, “deemed retrenchment” or “deemed termination” under any Business Employee Plan or any Employment Agreement for any Business Employee at a level of band 4 or higher or otherwise with respect to any director, officer, employee, former director, former officer or former employee of Seller.  Seller has not made or become obligated to make, and neither the Business Employee Plans or Employment Agreements for any Business Employee at a level of band 4 or higher nor Purchaser shall, as a result of the consummation of the transactions contemplated by this Agreement, become obligated to make, any payments that could be non-deductible, nor shall Seller or Purchaser be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(g)           The market value of the assets of the Gratuity Fund, the Liability of the insurer for such Business Employee Plan funded through insurance or the book reserve established for such Business Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, determined as of the Closing Date in accordance with GAAP and applicable Law, with respect to all current and former participants in any such Business Employee Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Business Employee Plan and none of the transactions contemplated hereby or under this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(h)           Each Business Employee Plan required to be registered with a Governmental Authority has been registered and maintained in good standing with such applicable Government Authority.  Each Business Employee Plan required to have been approved by any Governmental Authority has been so approved, no such approval has been revoked (nor to Seller’s Knowledge, has revocation been threatened) and to Seller’s Knowledge, no event has occurred that could reasonably be expected to result in such a revocation.

(i)            No outstanding Liability in excess of INR 1,000,000 has been incurred with respect to any employee engaged in the Business by Seller for breach of any Contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any Judgment for the reinstatement or re-engagement of any employee or for any other Liability accruing from the termination of any Contract of employment or for services.

(j)            No gratuitous payment has been made or benefit given (or promised to be made or given) by Seller in connection with the actual or proposed termination or suspension of employment or variation of any Contract of employment of any Business Employee or any former employee who engaged in the Business in excess of INR 1,000,000.

(k)           All basic pay increases owed to the Business Employees have been implemented and all compensation and allowance payments due and payable for periods ending prior to the Closing Date have been paid to the Business Employees.

(l)            Section 5.16(l) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Business Employees who (i) participate in the Wealth Sharing Plan and/or (ii) participate in any equity-based Employee Plans of Seller.

Section 5.17           Employment and Labor Matters.

(a)           Section 5.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the Key Employees and (ii) the research and development employees currently employed by Piramal Pharmaceutical Development Services Private Limited, which shall include no less than forty-eight (48) employees (the “R&D Employees”).  The list to be provided by Seller to Purchaser in accordance with Section 8.1(a) shall include all other employees of Seller primarily and actively engaged in the base domestic formulations business of Seller and the employees of Seller and PHL Pharma Limited primarily and actively engaged in the mass market branded formulation business (the “Other Business Employees”), which such list shall not exceed (A) 8,250 individuals as of the date the list is provided, and (B) 8,663  individuals as of Closing, and any other employees included upon the written mutual agreement of Seller and Purchaser.  The Key Employees, the R&D Employees and the Other Business Employees are collectively referred to the “Business Employees”.  To the Knowledge of Seller, no Key Employees, no R&D Employees nor any other group of employees of Seller or contract laborers engaged in the Business intends to terminate his, her or their employment with or provision of services to Seller.

(b)           Except as set forth in Section 5.17(b) of the Seller Disclosure Schedule, Seller is not, nor has Seller been, since January 1, 2007, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group with respect to any employees engaged in the Business, nor is any such Contract being negotiated by Seller.  Seller has no Knowledge of any organizing, election or other activities made or threatened at any time within the past three

(3) years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees engaged in the Business.  There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted and Consent obtained in connection with the transactions contemplated by this Agreement.

(c)           Since January 1, 2007, with respect to the employees engaged in the Business, Seller has not experienced any labor strike, picketing, slowdown, lockout, collective employee grievance process or other work stoppage or labor dispute, nor to the Knowledge of Seller is any such action threatened.  To the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action which is reasonably likely to adversely impact the Business.

(d)           With respect to all employees engaged in the Business, Seller has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes and occupational safety.

(e)           Except as set forth on Section 5.17(e) of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller relating to the alleged violation by Seller (or its directors or officers) of any applicable Law pertaining to labor relations or employment matters with respect to employees engaged in the Business.  With respect to employees engaged in the Business, Seller has not committed any unfair labor practice, nor has there has been any charge, complaint or Proceeding of unfair labor practice filed or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority or elsewhere.  There has been no complaint, claim or charge of discrimination filed or, to the Knowledge of Seller, threatened, against Seller with any arbitrator, Governmental Authority or elsewhere with respect to employees engaged in the Business.

(f)            There is not in existence any Contract of employment with any Business Employee (or any Contract for services with any Person) which cannot be terminated by three (3) months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(g)           Except as set forth in Section 5.17(g) of the Seller Disclosure Schedule, within the last twelve (12) months, (i) no employee engaged in the Business at a level of band 4 or higher has been transferred from the Business to the Other Businesses and (ii) no employee engaged in the Other Businesses at a level of band 4 or higher has been transferred from the Other Businesses to the Business.

(h)           Except as set forth in Section 5.17(h) of the Seller Disclosure Schedule, there are no Contracts, Government Authorizations or Laws applicable to Seller pursuant to which Seller, as a result of Seller’s operation of the Business, any portion of the Business or the Transferred Assets, is required to employ Persons located in a particular geographical location.

Section 5.18           Environmental, Health and Safety Matters.

(a)           The occupation of the facilities or the properties of the Business and the operation of the Business is, and at all times has been, in compliance with all, and not subject to any Liability under any Environmental Laws and Occupational Safety and Health Laws.  Without limiting the generality of the foregoing, Seller has obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of the properties or the facilities of the Business and the operation of the Business.  Seller has not received any written notice from any Governmental Authority or other Person having jurisdiction over the Baddi Manufacturing Plant or the Leased Business Real Property threatening a suspension, revocation, modification or cancellation of any such Governmental Authorization and no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.

(b)           Seller has not received any written notice, report or other written communication or information from any Governmental Authority or other Person, and there are no unresolved, pending or, to Seller’s Knowledge, threatened claims, suits, demands or other actions regarding: (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law, Occupational Safety and Health Law or Governmental Authorization; (ii) any Liability or potential Liability, including any investigatory, monitoring, remedial or corrective obligation, relating to the Business, the Baddi Manufacturing Plant or any Leased Business Real Property arising under any Environmental Law or Occupational Safety and Health Law; or (iii) the presence or release into the environment at any location of any Hazardous Material related to the Business, the Baddi Manufacturing Plant or any Leased Business Real Property.

(c)           No contamination, landfill, dump, surface impoundment, wastewater, lagoon, disposal area, underground storage tank, underground injection well, groundwater monitoring well, drinking water well or production water well or Hazardous Material in such character and extent that would subject Seller to any Liability or require any expenditure for investigation, monitoring, remediation or corrective action to meet any standards under any Environmental Law, is present at, in, on, or under the Baddi Manufacturing Plant or any Leased Business Real Property.

(d)           In occupying Baddi Manufacturing Plant, the Leased Business Real Property and with respect to the operation of the Business, Seller has not, directly or through any third party, treated, stored, disposed of, arranged for or permitted the treatment, storage or disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to, or released any substance, including any Hazardous Material, or owned or operated any property or facility, in violation of any Environmental Law or Occupational Safety and Health Law.

(e)           No property, facility or location utilized by Seller for the treatment, storage or disposal of Hazardous Materials generated at the Baddi Manufacturing Plant or any Leased Business Real Property or with respect to the operation of the Business is listed on any federal, state or local compilation of contaminated sites or is undergoing or is proposed to undergo investigation, remediation, monitoring, or corrective actions with respect to Hazardous Materials.

(f)            No event has occurred or circumstance exists relating to the operations of the Business, the Baddi Manufacturing Plant or any Leased Business Real Property that could reasonably be expected to: (i) prevent, hinder or limit continued compliance with any Environmental Law, Occupational Safety and Health Law or Governmental Authorization; (ii) give rise to any investigatory, monitoring, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law; (iii) require the reformulation of any product or packaging in order to comply with Environmental Laws or Occupational Safety and Health Laws; or (iv) give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage.

(g)           During the past five (5) years, no environmental reports, investigations or audits relating to environmental or occupational safety and health matters with respect to the Business were obtained from, requested by, or conducted by or on behalf of Seller at the request of any Governmental Authority or any other Person other than Seller or any of its Affiliates.

Section 5.19           Compliance with Laws, Judgments and Governmental Authorizations.

(a)           Without limiting the scope of any other representation in this Agreement, Seller and each of its Affiliates is in material compliance and has complied in all material respects, with all Laws, Judgments, Registrations or Governmental Authorizations applicable to the research, development, clinical testing, manufacture, sale, labeling, testing, distributing, handling of prescription samples, record-keeping, reporting, importing, exporting, advertising or promoting of the products of the Business or the ownership or use of the Transferred Assets.  During the last three (3) years, none of Seller or any of its Affiliates has received with respect to the Business, the Transferred Assets, or the Assumed Liabilities any written notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment, Registration or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Registration or Governmental Authorization, or any actual, alleged or potential obligation on the part of Seller or any of its Affiliates to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or any actual or potential obligation on the part of Seller or any of its Affiliates to perform a sample collection, in each case which is material with respect to the Business, the Transferred Assets or the Assumed Liabilities taken as a whole.

(b)           The Registrations and the Governmental Authorizations listed on Section 5.19(b) of the Seller Disclosure Schedule sets forth all material Registrations and Governmental Authorizations necessary to conduct the Business lawfully in the manner in which Seller and its Affiliates currently conduct the Business and to permit Seller and its Affiliates to own and use the Transferred Assets in the manner in which they currently own and use such assets.  Seller and its Affiliates collectively hold all of the Registrations and Governmental Authorizations listed on such Section 5.19(b) of the Seller Disclosure Schedule, and all of such Registrations and

Governmental Authorizations are valid and in full force and effect.  Except as set forth on Section 5.19(b) of the Disclosure Schedule, neither Seller nor any of its Affiliates has been informed in writing by any Governmental Authority that it intends to limit, suspend or revoke any of such Registrations and Governmental Authorizations or change the marketing classification or labeling of any products of the Business.  Except as set forth on Section 5.19(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, each such Registration and Governmental Authorization, subject to applicable Law, may be assigned and transferred to Purchaser in accordance with the provisions of this Agreement.

(c)           Section 5.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Judgments in excess of INR 10 million to which the Business or any of the Transferred Assets, is or, since January 1, 2007, has been subject.  To the Knowledge of Seller, no director, officer, employee or agent of Seller or any of its Affiliates is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 5.20           Regulatory Compliance.

(a)           The products of the Business that are subject to the jurisdiction of the Product Laws have been and are being researched, developed, tested, manufactured, sold, marketed, distributed, exported, imported stored and transported in all material respects in compliance with all applicable Product Laws.

(b)           The operation of the Business is in compliance with all applicable Product Laws and Seller, Seller’s Affiliates, contractors and suppliers are not subject to, nor does Seller have Knowledge of facts or circumstances reasonably likely to cause, any obligation arising under an administrative or regulatory action status, warning letter, notice of violation letter, or other notice from any Governmental Authority with respect to the Business, the Transferred Assets or the Assumed Liabilities, in each case which is material with respect to the Business, the Transferred Assets or the Assumed Liabilities taken as a whole.

(c)           The operation of the Business is in compliance in all material respects with all applicable Laws in those jurisdictions in which the products of the Business are sold, marketed or distributed relating to the promotion of pharmaceutical products, and Seller has not received any written or, to Seller’s Knowledge, oral notice of any material violation of any Law applicable to the operation of the Business or the ownership of the Transferred Assets or applicable Laws relating to the promotion of pharmaceutical products in those jurisdictions in which the products of the Business are sold, marketed or distributed.

(d)           Seller, its Affiliates and their respective distributors selling or marketing the products of the Business (whether in their own name or on behalf of Seller), hold all Registrations required to sell or market such products pursuant to the applicable Laws of all jurisdictions in which the products of the Business are sold or marketed by such parties.

(e)           Neither Seller nor its Affiliates have been notified in writing of any material failure (or any material investigation with respect thereto) by them (or, to Seller’s Knowledge, any licensor, licensee, partner or distributor) to comply with, or maintain systems and programs to ensure compliance with, any applicable Laws, including pertaining to programs or systems regarding product quality (including good manufacturing practices requirements), notification of facilities and products, corporate integrity, advertising, sales and marketing, pharmacovigilance and conflict of interest, good laboratory practices requirements, good clinical practices requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements, in each case with respect to any products of the Business, including warning letters, untitled letters, consent decrees, seizures, injunctions, and criminal prosecutions, and similar notifications and actions by any Governmental Authority.

(f)            No product or product candidate manufactured, tested, distributed, held and/or marketed by Seller or its Affiliates with respect to the Business has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since January 1, 2006.  No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or marketing authorizations are pending, or to the Knowledge of Seller, threatened, against Seller and its Affiliates, nor have any such Proceedings been pending at any time since January 1, 2006.  Pursuant to all Law applicable to the Business as conducted immediately prior to the Closing Date, Seller is not required to, and Seller does not voluntarily, collect or report information about adverse drug experiences in respect of the products of the Business, including information derived from clinical investigations prior to any marketing authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/ surveillance studies, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held and/or marketed by Seller or its Affiliates in respect of the Business or any of their third party contract manufacturers or loan licensees.

(g)           To the Knowledge of Seller, neither Seller nor its Affiliates nor any of their respective directors, officers, Business Employees or agents has with respect to any product that is manufactured, tested, distributed, held and/or marketed by Seller or its Affiliates in respect of the Business made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for a Governmental Authority to take any action or initiate any Proceeding pertaining to the provision of fraudulent, untrue or other similarly inappropriate statements or information to such Governmental Authority.

(h)           Neither Seller, nor, to Seller’s Knowledge, any contractor or supplier of Seller has received, since January 1, 2006, any written notification, that remains unresolved, from any Government Authorities indicating that any product of the Business is unapproved, misbranded or adulterated.  Seller and its Affiliates, contractors and suppliers have manufactured, processed, packaged, labeled, stored, shipped and otherwise handled all products of the Business in compliance in all material respects with all applicable Laws and none of such products is unapproved, misbranded or adulterated.

(i)            The third party contractors manufacturing products (including those third party contractors manufacturing products pursuant to a loan license Contract) of the Business have all of the material Registrations necessary for the manufacture of such products and are not in breach of or default under any such material Registrations.

(j)            All studies, tests, preclinical studies, and clinical trials in respect of the products of the Business that are being conducted by or on behalf of Seller, that have been or shall be submitted to any Governmental Authority, are being or have been conducted in material compliance with all applicable Laws, directives, standards and regulatory requirements applicable to their respective activities in the conduct, sponsorship, monitoring and reporting of clinical studies, including requirements for informed consent of study subjects, institutional review board approval, good clinical practices requirements, financial disclosure requirements and recordkeeping and reporting requirements.  None of the clinical investigators in any clinical trial conducted by or on behalf of Seller in respect of the Business has been or is disqualified, restricted or otherwise sanctioned by any Governmental Authority.  Seller has not received any notices, correspondence or other communication in respect of the Business from any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Seller or in which Seller has participated.  Seller has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by or on behalf of Seller, or in which Seller has participated, with respect to the products of the Business, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval or an exemption for a particular product.

(k)           Neither Seller nor any individual who is an officer, director, employee, or to Seller’s Knowledge, an agent or managing agent of Seller, has been convicted of, charged with or, to Seller’s Knowledge, investigated for a violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any Order or stipulation of or criminal or civil fine or penalty imposed by any Governmental Authority.

Section 5.21           Promotional Practices.

(a)           Neither Seller in respect of the Business, nor any of its directors, officers, employees, consultants, agents or other representatives in respect of the Business has:

(i)            taken any action in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of any money or anything else of value to any government official (including any officer or employee of a government or government-controlled entity or instrumentality, or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office, all of the foregoing being referred to as “Government Officials” or to any other Person while knowing that all or some portion of the money or value (including any fee, gift, sample, travel expense or entertainment) was or shall be offered, given or promised to a Government Official, to influence official action for the purpose of obtaining or retaining business or securing any improper advantage and Seller in respect of the Business has instituted and maintains policies and procedures designed to promote and achieve compliance with applicable anti-corruption Laws and with the representation and warranty contained herein; or

(ii)           violated any Laws of India relating to the promotion of pharmaceutical products, any anti-corruption Laws and any pharmaceutical manufacturer industry codes of compliance issued by pharmaceutical manufacturer member organizations outside of the United States.

(b)           Section 5.21(b) of the Seller Disclosure Schedule sets forth a compete and accurate list of the internal audit reports in relation to the Business.  Seller, in respect of the Business, (i) has made and kept books and records, which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of assets and (ii) have devised and  maintained a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure: (A) that books and records accurately and fairly reflect, in reasonable detail, the transactions and dispositions of Seller’s assets; (B) that the integrity of its financial statements is maintained; and (C) that access to assets is permitted only in accordance with management’s general or specific authorizations.

(c)           Seller in respect of the Business has not at any time since January 1, 2006 engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Myanmar, Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

(d)           Since January 1, 2006, (i) Seller in respect of the Business has not conducted or initiated any internal investigation or made a disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Laws, including anti-corruption Laws and (ii) no Governmental Authority has initiated, or threatened to initiate, a Proceeding against Seller in respect of the Business, or any of its directors, officers, consultants, employees, agents or other representatives asserting that Seller is not in compliance with any export or import Laws or the applicable anti-corruption Laws.

Section 5.22           Information and Disclosure.  No representation or warranty of Seller in this Agreement, and no statement made by Seller in Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of Seller or its Affiliates pursuant to this Agreement or any Ancillary Agreement, contains any untrue statement or omits to state a fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.  Seller does not have any Knowledge of any fact or circumstance that has specific application to Seller or the Business that is reasonably likely to have a Material Adverse Effect that has not been set forth in this Agreement, the Ancillary Agreements or Seller Disclosure Schedule.

Section 5.23           Legal Proceedings.  Section 5.23 of the Seller Disclosure Schedule sets forth an accurate list of all pending Proceedings reasonably expected to result in monetary relief in excess of INR 10 million: (a) by or against Seller or any of its Affiliates and that relate to or could reasonably be expected to impact or affect the Business or the Transferred Assets; or (b) that challenge, or that may, to the Seller’s Knowledge, have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement and the Ancillary Agreements.  To the Knowledge of Seller, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  Such Proceedings shall not, in the aggregate, have a Material Adverse Effect.  No governmental or official investigation or inquiry concerning Seller or any of its Affiliates is in progress or is pending and, to Seller’s Knowledge, there are no circumstances which are likely to give rise to any such Proceeding.

Section 5.24           Customers and Suppliers.

(a)           Section 5.24(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of: (i) the names of all customers and distributors that ordered products of the Business from Seller with an aggregate value for each such customer or distributor of INR 10 million or more during the twelve (12) month period ended December 31, 2009.  Seller has not received any notice, and, to Seller’s Knowledge, no significant customer or distributor of Seller: (A) has ceased, or shall cease, to buy the products of the Business; (B) has substantially reduced, or shall substantially reduce, the purchase of products of the Business; or (C) has sought, or is seeking, to reduce the price it shall pay for products of the Business, including in each case after the consummation of the transactions contemplated by this Agreement.  To the Knowledge of Seller, no customer or distributor described in clause (i) of the first sentence of this subsection (a) has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  All sales made to customers and distributors in the past year have been made in the Ordinary Course of Business and Seller has not increased its level of sales during such period in such a manner as to increase the amount of accounts receivable for conversion into cash prior to the Closing or decrease the demand for the products of the Business in the distribution chain of customers or distributors following the Closing.

(b)           Section 5.24(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of: (i) the names of all suppliers (and products supplied) from which Seller ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of INR 10 million or more during the twelve (12) month period ended December 31, 2009. Seller has not received any notice nor has any reason to believe that there have been any material adverse changes in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier shall not sell raw materials, supplies, merchandise and other goods and services to Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to Seller, subject to general and customary price increases.  To the Knowledge of Seller, no supplier described in clause (i) of the first sentence of this subsection (b) has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.25           Product Liability.  Seller does not have any Liability in excess of INR 2 million and, to the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against Seller giving rise to any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product of the Business manufactured, sold or delivered by Seller or Seller’s third party manufacturers.

Section 5.26           Insurance.  Seller maintains, with reputable and financially sound insurance companies authorized to do business in India, commercial general liability insurance with coverage customary for public companies engaged in the pharmaceutical industry in India.

Section 5.27           Related Party Transactions.  Except as set forth on Section 5.27 of the Seller Disclosure Schedule, no member of the Promoter Group, non-independent director, officer or employee of Seller, or Affiliate of any such shareholder, director, officer or employee, or Affiliate of Seller: (a) owns, or during the past three (3) years has owned, directly or indirectly, whether on an individual, joint or other basis, any interest in any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business; or (b) has had, during the past three (3) years, business dealings or a financial interest in any transaction with Seller, other than, in the case of Seller’s employees, salaries and employee benefits and other transactions pursuant to the Employee Plans in the Ordinary Course of Business.  All Contracts between Seller and any Affiliate of Seller are on an arms-length basis, and to the extent that any such Contracts or transactions pursuant thereto, are “international transactions” (as defined in the Tax Act) or have been entered into between Seller and any Affiliate of Seller who is a foreign entity / corporation, Seller has duly complied with the transfer pricing provisions set forth in the Tax Act.  Immediately following the Closing, except for this Agreement and the Ancillary Agreements, there shall be no Contracts between Seller or any Affiliate of Seller, on the one hand, and Purchaser as a result of the acquisition of the Business, on the other hand.

Section 5.28           Brokers or Finders.  Neither Seller nor any Person acting on behalf of Seller or its Affiliates has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.29           Solvency.  Seller is not insolvent and shall not be rendered insolvent by any of the transactions contemplated by this Agreement or the Ancillary Agreements.  As used in this Section 5.29, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceed the present fair saleable value of Seller’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller (a) shall be able to pay its Liabilities as they become due in the usual course of its business and (b) shall have assets (calculated at fair market value) that exceed its Liabilities.

Section 5.30           No Business Restrictions.  There is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts Seller in any material respect from carrying on the Business, or any portion of it, anywhere in the world.

Section 5.31           Sufficiency of Assets.  The Transferred Assets, together with the license to the Seller Mixed-Use Intellectual Property, the services to be provided under the API Supply

Agreement, the R&D Agreement and the Transition Services Agreement and the Transferred Employees constitute all of the assets, employees, properties and rights necessary to operate and conduct the Business on a going concern basis in all material respects in the manner as heretofore operated and conducted by Seller and its Affiliates and as reflected in the Financial Statements.

Section 5.32           Products.

(a)           The Business does not have any products other than the Products set forth on Exhibit K.  The Business does not have any products under research and development other than the R&D Products set forth on Exhibit M.

(b)           Neither Seller nor any of its Affiliates manufacture for third parties finished pharmaceutical products other than those finished pharmaceutical products set forth on Exhibit I.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date as follows:

Section 6.1             Organization and Good Standing.  Purchaser is a company duly organized and validly existing under the Laws of India.

Section 6.2             Authority and Enforceability.  Purchaser has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and Purchaser has made available to Seller an accurate and complete copy of the approval of the Board of Directors of Purchaser containing such authorization.  Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, Purchaser shall have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery, each Ancillary Agreement to which Purchaser is a party shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

Section 6.3             No Conflict.  Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser, nor the consummation of the transactions contemplated hereby or thereby, shall: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the properties or assets of Purchaser under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the articles of association or memorandum of association of Purchaser or any resolutions adopted by the Board of Directors or shareholders of Purchaser; (ii) any Contract to which Purchaser is a party, by which Purchaser or its assets or properties is bound or affected or pursuant to which Purchaser is an obligor or a beneficiary; or (iii) any applicable Law, Judgment or Governmental Authorization applicable to Purchaser or any of its businesses, properties or assets; or (b) require Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 6.4             Legal Proceedings.  To the Knowledge of Purchaser, there is no Proceeding pending or threatened against Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 6.5             Availability of Funds.  At the Closing Purchaser shall have sufficient immediately available funds, in cash, to pay the Initial Cash Consideration and to pay any other amounts payable by Purchaser at the Closing pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 6.6             Brokers or Finders.  Neither Purchaser nor any Person acting on behalf of Purchaser or its Affiliates has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE 7

PRE-CLOSING COVENANTS

Section 7.1             Access and Investigation and Additional Due Diligence.  Until the Closing, Seller shall allow:

(a)           Purchaser and its directors, officers, employees, agents, third party consultants and other advisors and representatives to conduct additional due diligence of the Business of Seller and its Affiliates (the “Additional Due Diligence”) and in respect thereof allow: (i) reasonable access on reasonable prior notice to, and furnish them with, all documents, records, work papers and information (in electronic or other format) with respect to, all of the properties, Transferred Assets, personnel, books, Contracts, Governmental Authorizations, Registrations, Seller’s correspondence with Governmental Authorities (to the extent permitted by applicable Law), reports and records relating to the Business, Seller’s performance of its obligations under Contracts, this Agreement or any Ancillary Agreement as Purchaser may reasonably request; (ii) reasonable access to those officers, directors, employees, contractors, third party consultants and other advisors and representatives of Seller or its Affiliates who interact with Governmental Authorities in connection with or related to the Business, with respect to correspondence with Governmental Authorities, Governmental Authorizations, Registrations and other regulatory matters; and (iii) physical access to the Baddi Manufacturing Plant and all Leased Business Real Property for the purpose of undertaking engineering and/or environmental investigations, tests and surveys, including the right to test and obtain samples of the air, water, groundwater, soils or other media; provided; however, that the Purchaser and any Person acting on its behalf may not prior to the Closing conduct any tests, borings and other tests of subsurface conditions at the Baddi Manufacturing Plant or any Leased Business Real Property without the prior written Consent of Seller which Consent shall not be unreasonably withheld, delayed or conditioned by Seller.  In addition, until the Closing, Seller shall cause its accountants to cooperate with Purchaser and its representatives in making available the financial information of Seller as reasonably requested; and

(b)                                 other than for matters related to Competition/Investment Laws which are provided for in Section 7.3(f), Purchaser and its directors, officers, employees, agents, third party consultants and other advisors and representatives, to the extent permitted by applicable Law, to: (i) attend with Seller any meeting between Seller and any Governmental Authority on a matter regarding the Governmental Authorizations or Registrations related to the Business; and (ii) consult with Seller with respect to any matters discussed at any such meeting; and Seller shall provide Purchaser with at least three (3) Business Days notice prior to any such meeting.  All requests and inquiries from any Governmental Authority regarding the Governmental Authorizations or Registrations related to the Business prior to the Closing shall be dealt with by Seller and Purchaser in consultation with each other and Seller and Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Authority upon being requested to do so by the other.

Section 7.2                                      Operation of the Business by Seller.

(a)                                  Affirmative Covenants.  Until the Closing, except as expressly consented to by Purchaser in writing, Seller shall, and shall cause each of its Affiliates to:

(i)                                     conduct the Business only in the Ordinary Course of Business;

(ii)                                  use commercially reasonable efforts to preserve and protect the Business and the Transferred Assets and its present relationships with customers, suppliers, distributors and other Persons with which Seller or its Affiliates have business relations in connection with the Business in order to preserve and not impair the Goodwill of the Business; and

(iii)                               perform its obligations in all material respects under all Contracts  applicable to the Business or the Transferred Assets to which they are a party, by which it or any of the Transferred Assets are bound or affected or pursuant to which Seller is an obligor or beneficiary, and comply in all material respects with all Laws, Judgments, Registrations and Governmental Authorizations applicable to the Business or the Transferred Assets.

(b)                                 Negative Covenants.  Without limiting the covenants contained in Section 7.2(a), until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by Purchaser in writing, in respect of the Business, Seller shall not, and shall cause each of its Affiliates not to:

(i)                                     take any action to change accounting policies or procedures (including procedures with respect to revenue recognition), change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case required to conform to GAAP or applicable Laws;

(ii)                                  enter into, amend in any manner or assume any Contract or a group/series of related Contracts obligating Seller to make a payment in any consecutive twelve (12) month period in excess of INR 25 million related to, impacting or otherwise affecting the Business, any of the Transferred Assets (including any sale of rights to products) or Assumed Liabilities or Seller’s performance of its obligations under this Agreement or any of the Ancillary Agreements, including Contracts for insurance;

(iii)                               transfer, assign, sell, pledge, mortgage, dispose, lease, encumber any assets included in the Transferred Assets (whether tangible or intangible), including the Baddi Manufacturing Plant or any Leased Business Real Property, or suffer to exist any Encumbrance thereon (other than Encumbrances created pursuant to capital leases for tangible personal property), other than in the Ordinary Course of Business;

(iv)                              with respect to the Purchased Intellectual Property and with respect to any rights to the Purchased Intellectual Property granted under any Contract: (A) transfer, assign or license to any Person any rights to such Purchased Intellectual Property; (B) abandon, permit to lapse or otherwise dispose of any Purchased Intellectual Property; (C) grant any Encumbrance on any Purchased Intellectual Property; or (D) make any material changes in or to the Purchased Intellectual Property that reasonably could be expected to impair such Purchased Intellectual Property or Seller’s or its Affiliates rights with respect thereto;

(v)                                 terminate the employment of any Key Employee;

(vi)                              increase the total number of Business Employees by more than five percent (5%) of the total number included on Section 5.17(a) of the Seller Disclosure Schedule;

(vii)                           amend the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Business Employee (other than increases in the Ordinary Course of Business);

(viii)                        (A) transfer any Business Employee from the Business to the Other Businesses or (B) transfer any employee engaged in the Other Businesses to the Business;

(ix)                                except for merit increases, bonus payments or promotions made in the Ordinary Course of Business, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee engaged in the Business, or institute, adopt or amend (or commit to institute, adopt or amend) any Business Employee Plan;

(x)                                   encourage customers of the Business to return products outside of the Ordinary Course of Business;

(xi)                                make sales of products of the Business to customers or distributors other than in the Ordinary Course of Business or otherwise stuff the distribution channels of the products of the Business in anticipation or contemplation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(xii)                             fail to pay accounts payable and other obligations of the Business in the Ordinary Course of Business other than those disputed in good faith;

(xiii)                          accelerate or delay the collection of Accounts Receivable or modify the payment terms of any Accounts Receivable other than in the Ordinary Course of Business;

(xiv)                         adopt a plan of complete or partial liquidation, winding up, dissolution, merger, consolidation, restructuring, recapitalization or the reorganization of Seller;

(xv)                            change the location of any collateral under any Indebtedness Contract identified in Section 5.14(a) of the Seller Disclosure Schedule, other than inventories and supplies of raw materials in the Ordinary Course of Business;

(xvi)                         enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or, other than Encumbrances created pursuant to capital leases for tangible personal property, create any Encumbrance over any of the Transferred Assets;

(xvii)                      other than Proceedings related to Tax matters involving an amount of less than INR 2 million, agree to settle, compromise or otherwise resolve in whole or in part any actual, potential or threatened claims or Proceedings in connection with or involving the Business or Transferred Assets;

(xviii)                   take any action or commit or omit to do anything that may modify, alter, jeopardize or adversely affect in any manner the Tax exemption or holiday with respect to the Baddi Manufacturing Plant; or

(xix)                           agree, whether in writing or otherwise, to do any of the foregoing or take, or commit to take, any action that would result in the occurrence of any of the foregoing.

Section 7.3                                      Consents and Filings; Reasonable Efforts.

(a)                                  Seller shall use and shall cause its Affiliates to use commercially reasonable efforts: (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) to take promptly, or cause to be taken, all actions to effect any assignments and transfers between Seller to Purchaser, or to assist each other in preparing new applications for, Governmental Authorizations and Registrations used in or related to the Business or any Transferred Asset or required for the ownership or use of any Transferred Asset or the operation of the Business; and (iii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations and Registrations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents, Releases, substitutions or amendments from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions hereby and thereby contemplated.  The

Parties hereby agree and acknowledge that Seller shall be solely responsible and shall pay all reasonable out-of-pocket costs, expenses and payments relating to seeking and obtaining all Consents and Releases, including all consents to the assignment (or at the sole election of Purchaser, a deed of novation in favor of Purchaser) of the Contracts set forth in Schedule 7.3(a).  The Parties hereby agree and acknowledge that the provisions of this Section 7.3(a) are not applicable to the Sanofi Sub-License Agreements.

(b)                                 Seller shall not knowingly enter into any acquisition or other agreement, make any announcements with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any material Consents of any Governmental Authorities or other Persons which relate to the Business.  Seller shall not without the written consent of Purchaser materially amend, waive or otherwise modify any material Contract relating to the Business in order to obtain any Consent required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)                                  As soon as reasonably practicable following the Effective Date, Seller and Purchaser shall make all necessary filings under the applicable Competition/Investment Laws of the jurisdictions set forth on Schedule 9.1(d) and use their respective commercially reasonable efforts to obtain early termination of the applicable waiting periods and shall make all further filings pursuant thereto that may be necessary, proper or advisable.

(d)                                 If, prior to the Closing Date, there is a requirement under the Competition/Investment Laws of India for one Party or both Parties to make a filing with respect to the transactions contemplated by this Agreement, then as soon as reasonably practicable following the effective date of such requirement pursuant to the Competition/Investment Laws of India, Seller and/or Purchaser, as applicable, shall each file or shall jointly file, as required, all necessary documentation with the applicable Governmental Authorities under such Competition/Investment Laws, and the Parties shall use their respective commercially reasonable efforts to obtain early termination of any applicable waiting period and shall make all further filings pursuant thereto that may be necessary, proper or advisable.

(e)                                  The provisions of this Section 7.3 shall not be deemed to require Purchaser or any of its Affiliates to take any of the following actions: (i) divesting, selling, licensing or otherwise disposing of, or holding separate or agreeing to divest, sell, license or otherwise dispose of, any entities, assets or facilities of the Business or any entity, facility or asset of Purchaser or any of its Affiliates; (ii) terminating, amending or assigning any existing relationships or contractual rights and obligations; or (iii) amending, assigning or terminating any existing licenses or other agreements and entering into new licenses or other agreements.  Neither Seller nor any of its Affiliates shall, without Purchaser’s prior written consent, take or commit to take any such actions listed in the foregoing sentence involving the Business.

(f)                                    Subject to appropriate confidentiality protections, each Party shall: (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and shall consult with counsel for the other Party, consider in good faith the views of the other and, if appropriate, incorporate the other Party’s reasonable comments, and (ii) furnish the other Party with copies of all correspondence, filings and written communications with any Governmental Authority with respect to this Agreement or the transactions contemplated hereby; provided, however, that if Seller or Purchaser believes that any such communication to or from a Governmental Authority contains (or in the case of a meeting is likely to involve discussion of) commercially sensitive information that it is unwilling to provide to the other Party, it shall be sufficient for Seller or Purchaser, as the case may be, to provide a copy of such communication (or an opportunity to attend such meeting) to the other Party’s outside counsel.

(g)                                 All filing fees under applicable Competition/Investment Laws or other applicable Laws shall be borne by the Party who is responsible for such fees under applicable  Competition/Investment Laws or such other applicable Laws.  Each Party shall bear its own costs (including the cost of any advisers appointed by it) incurred in connection with the clearances or any notification to Governmental Authorities.

Section 7.4                                      Notification.  Seller and Purchaser shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or non-occurrence of any event of which it is aware that shall or is reasonably likely to result in (a) any representation or warranty made by such Party to be untrue or inaccurate in any material respect at any time after the Effective Date and prior to the Closing, (b) any material failure on such Party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the failure of any condition precedent set forth in Article 9.  No notification pursuant to this Section 7.4 shall be deemed to amend or supplement the Seller Disclosure Schedule, modify any of the conditions set forth in Section 9.1, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to Purchaser, including pursuant to Section 11 or Section 12.

Section 7.5                                      Shareholder Approval.

(a)                                  Seller, acting through its board of directors, shall, in accordance with Section 293(1)(a) of the Act and all other applicable Laws and the articles of association and memorandum of association of Seller:

(i)                                     as soon as reasonably practicable, call and give notice of the postal ballot to the shareholders of Seller for the purpose of obtaining the Shareholder Approval; and

(ii)                                  as soon as reasonably practicable: (i) cause the ballot to be dispatched to the shareholders of Seller in an Agreed Form; and (ii) take all other action reasonably necessary or advisable to secure the Shareholder Approval.

(b)                                 Seller shall be solely responsible for the accuracy and completeness of all information provided to the shareholders of Seller in connection with obtaining the Shareholder Approval, other than any information regarding Purchaser or its Affiliates provided by Purchaser to Seller in writing expressly for the purpose of being disclosed or provided to the shareholders of Seller in connection with obtaining the Shareholder Approval.

(c)                                  Each member of the Promoter Group shall vote by postal ballot all of the shares of Seller owned by each such member of the Promoter Group in favor of the entry into this Agreement by Seller and the transactions contemplated hereby.

Section 7.6                                      No Negotiation.  From the Effective Date until the Closing, neither Promoter Group nor Seller shall, and each of Promoter Group and Seller shall cause their respective Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to their properties, assets, books, Contracts, personnel or records; or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract or propose, whether publicly or to any director or shareholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving Seller or its Affiliates in any other transaction that would result in a Person other than Purchaser or its Affiliates acquiring all or any part of the Business, whether by merger, business transfer agreements, purchase of assets, purchase of stock, tender offer, lease, license or otherwise.  Each of Promoter Group, Seller and Seller’s Affiliates shall immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with Purchaser) that are the subject of clauses (a), (b) or (d) above and shall immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.  If any of Promoter Group, Seller or any of their respective Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receive, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a), (b) or (d) above or any request for disclosure or access as referenced in clause (c) above, Promoter Group, Seller and Seller’s Affiliates shall immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify Purchaser thereof, including, unless prohibited by applicable Law, information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may reasonably request.

Section 7.7                                      Intercompany Arrangements.  Prior to the Closing, Seller shall, and shall cause its Affiliates to, terminate all Contracts or arrangements, written or unwritten, of any kind (other than this Agreement and any Ancillary Agreements), between Seller and any of its Affiliates with respect to the Business, such termination to have effect as of immediately prior to the Closing.  Such termination shall be effected in a manner so as not to give rise to any Liability on the part of the Business for which Purchaser or any of its Affiliates may become responsible on or after the Closing.

Section 7.8                                      Mixed Contracts and Mixed Accounts.

(a)                                  Except as may otherwise be agreed by the Parties in writing, any Contract (other than (a) Contracts exclusively related to the Business; or (b) Contracts that expressly constitute Excluded Assets) that inures to the benefit or burden of the Business and the Other

Businesses (a “Mixed Contract”), including those Contracts set forth on Schedule 7.8, shall, to the extent commercially reasonable, be separated as of or as soon as practicable after the Closing, so that each of Purchaser and Seller shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses for the period after the Closing.  If any Mixed Contract cannot be so separated, Purchaser and Seller shall, and shall cause each of their respective Affiliates to, take such other commercially reasonable efforts to cause: (i) the rights and benefits associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by Purchaser; (ii) the Liabilities associated with that portion of each Mixed Contract that relates to the operation of the Business following the Closing to be borne by Purchaser; (iii) the rights and benefits associated with that portion of each Mixed Contract that relates to the Other Businesses to be enjoyed by Seller; (iv) the Liabilities associated with that portion of each Mixed Contract that relates to Seller’s Other Businesses to be borne by Seller; and (v) the Liabilities associated with that portion of each Mixed Contract that relates to the operation of the Business prior to the Closing to be borne by Seller.  Seller shall provide Purchaser with a copy of each Mixed Contract (it being understood that the Parties shall use commercially reasonable efforts to comply, where practicable, with any applicable confidentiality provisions contained in such Mixed Contracts), and the Parties shall cooperate with each other to effect such separation.  The costs of such separation shall be borne by the Parties in proportion to the rights and benefits inuring to each of them under the Mixed Contract.

(b)                                 Except as may otherwise be agreed by the Parties, the Parties shall not assign any Accounts Receivable or payable relating to both the Business and the Excluded Assets (a “Mixed Account”).  In the event of any such Mixed Account, Purchaser and Seller shall take such reasonable and permissible actions to cause: (i) the Transferred Assets associated with that portion of each Mixed Account that relates to the Business to be enjoyed by Purchaser; (ii) the Assumed Liabilities related with that portion of each Mixed Account that relates to the Business to be borne by Purchaser; (iii) the assets associated with that portion of each Mixed Account that relates to the Excluded Assets to be enjoyed by Seller; and (iv) the Liabilities (other than Assumed Liabilities) related with that portion of each Mixed Account that relates to the Excluded Assets to be borne by Seller.

Section 7.9                                      Satisfaction of Obligations to Lenders.  On or prior to the Closing, Seller shall take all actions necessary to obtain all Releases and Consents required pursuant to Section 9.1(i).

Section 7.10                                Real Property.  Except as otherwise provided in Section 10.1, prior to the Closing, at Seller’s sole cost and expense, Seller shall take such steps as are necessary to pay in full all Taxes and outgoings due and payable in respect of the Baddi Manufacturing Plant and each Leased Business Real Property in respect of the period prior to the Closing Date to the extent the related lease so requires Seller, including property Taxes, electricity and water charges prior to the Closing Date.

Section 7.11                                Financial Statements.

(a)                                  Until the Closing, on or before the twenty-fifth (25th) day of each month, Seller shall deliver to Purchaser management information statements of the Business as at and for the monthly period ending on the last day of the preceding month.

(b)                                 No fewer than ten (10) Business Days prior to the Closing, Seller shall provide Purchaser with a carve-out balance sheet of the Business as of March 31, 2010 and the income statement of the Business for the financial period April 1, 2009 to March 31, 2010, duly audited by a firm of internationally reputed chartered accountants, such balance sheet, income statement and audit report to be in the format set forth on Schedule 7.11(b) (the “Business Financial Statements”).  The Parties agree and acknowledge that all references to “division” set forth on Schedule 7.11(b) refer to the Business.  The Business Financial Statements shall fairly present in all material respects the financial condition and results of operations of the Business as of the respective date of and for the period referred to therein and shall be prepared in accordance with GAAP.

(c)                                  Until the Closing, on or before the twenty-fifth (25th) day of each month, Seller shall deliver to Purchaser an estimate of the Estimated Net Working Capital.

(d)                                 From the Effective Date, Seller shall cooperate in good faith with Purchaser, at Purchaser’s cost, with respect to Purchaser’s preparation of (i) any audited balance sheets for the Business in accordance with generally accepted accounting principles for financial reporting in the United States, the related statements of income, changes in equity and cash flows and other financial information that may be required by Purchaser to satisfy the reporting requirements of the United States Securities and Exchange Commission following the Closing and (ii) an unaudited opening balance sheet as of the Closing Date in accordance with GAAP.

Section 7.12                                Contact with Customers and Suppliers.  Until the Closing, Purchaser and Seller shall cooperate in communicating with any Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business concerning the transactions contemplated hereby, including Purchaser’s intentions concerning the operation of the Business following the Closing.  Until the Closing, Purchaser and its Representatives shall contact or communicate with the Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business in connection with the transactions contemplated hereby only with the prior written consent of Seller, which shall not be unreasonably withheld or delayed and  may be conditioned upon a designee of Seller being present at any meeting or conference.  Nothing in this Section 7.12 shall prohibit Purchaser and its Representatives from contacting the customers, suppliers, licensors, licensees, partners or distributors of the Business in the ordinary course of Purchaser’s businesses for the purpose of selling products of Purchaser’s businesses or for any other purpose unrelated to the Business or the transactions contemplated by this Agreement.

Section 7.13                                Replacement of Guarantees.  Without limiting the provisions of Section 7.9, Purchaser and Seller shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby Purchaser or one of its Affiliates would be substituted for Seller or its Affiliates in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Seller or its Affiliates in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities).  If Purchaser or its Affiliates cannot enter into the arrangements referred to above, Seller or its Affiliates shall not terminate such guaranty arrangements without Purchaser’s consent; provided, however, that Purchaser shall enter into a separate guaranty with Seller to guarantee the performance of the obligations of the relevant Person pursuant to the Contract underlying such guaranty arrangements.

Section 7.14                                Intellectual Property Documents.  As soon as reasonably practicable following the Effective Date, and in no event later than the Closing Date, Seller shall deliver to Purchaser accurate copies of all Owned Intellectual Property and all files of Seller related to the prosecution and maintenance of each such Owned Intellectual Property.

Section 7.15                                Review of Closing Deliveries.  Prior to Seller submitting to any Person for review and comment any draft of a closing delivery that Section 4.2 requires Seller to obtain from such Person in order to deliver at the Closing, Seller shall: (a) provide Purchaser an opportunity to review and comment on such document, from a form and substance viewpoint; (b) include in such document all comments reasonably proposed by Purchaser; and (c) not finalize the form of such document prior to receiving Purchaser’s approval, which approval shall not be unreasonably withheld or delayed.

Section 7.16                                Sanofi Notification.  Promptly after the Effective Date, Seller shall notify Sanofi-Aventis SA in writing, pursuant to the Sanofi In-License Agreement, that at the Closing, Seller shall enter into the Sanofi Sub-License Agreement as set forth in Exhibit G-1 with respect to the Products under part A of Schedule 1 of the Sanofi In-License Agreement.

Section 7.17                                TrueCare Acquisition Structure.

(a)                                  Seller hereby agrees and acknowledges that, at Purchaser’s sole discretion and election, Purchaser and/or any of its Affiliates may acquire the Transferred Assets and assume the Assumed Liabilities comprising the mass market branded formulation (Truecare™) business of the Business in any manner elected by Purchaser as set forth in Section 7.17(c), including one or more of the following, as applicable: (i) the acquisition of the shares of PHL Pharma Private Limited (or an option to acquire such shares); (ii) the novation of that certain Agreement for Services, dated October 6, 2008, by and between Seller and PHL Pharma Private Limited, including the amendment of any terms of such Agreement of Services that Purchaser may request; (iii) the transfer of the Business Employees employed by PHL Pharma Private Limited; and/or (iv) the acquisition of all assets, properties and rights held by PHL Pharma Private Limited.

(b)                                 Immediately following the Effective Date, Seller shall allow Purchaser and its Affiliates, and their respective directors, officers, employees, agents, third party consultants and other advisors and representatives to conduct due diligence of the mass market branded formulation (Truecare™) business of the Business and shall promptly deliver or cause to be delivered all documents, records and other information reasonably requested in relation thereto to Purchaser and its Affiliates, and their respective directors, officers, employees, agents, third party consultants.

(c)                                  No later than thirty (30) days prior to the estimated Closing Date, Purchaser shall deliver to Seller a written notice setting forth the structure pursuant to which Purchaser and/or its Affiliates have elected to acquire the Transferred Assets and assume the Assumed Liabilities comprising the mass market branded formulation (Truecare™) business of the Business, together with the execution version of all documents pursuant to which such acquisition and assumption shall be effected (the “TrueCare Acquisition Documents”).

(d)                                 Seller agrees and acknowledges that the Cash Consideration fully defines all consideration, compensation and benefits, monetary or otherwise to be paid, granted or delivered by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for the transfer of the Transferred Assets and the assumption of the Assumed Liabilities comprising the mass market branded formulation (Truecare™) business of the Business and none of Seller, PHL Pharma Private Limited, the shareholders of PHL Pharma Private Limited or any other Person shall be entitled to any additional compensation whatsoever in connection therewith.

Section 7.18                                Parent Guarantee.

(a)                                  Guarantor hereby irrevocably and unconditionally guarantees to Seller, and its successors and assigns permitted under this Agreement, the performance of all of Purchaser’s obligations pursuant to this Agreement, including all payments becoming due to Seller hereunder (the “Obligations”).

(b)                                 If Purchaser shall default in the performance or payment of the Obligations in accordance with the terms and conditions of this Agreement, Guarantor shall, upon demand by Seller, perform in lieu of Purchaser and make all payments in the amount then due in full to Seller.  This guarantee is an absolute, unconditional and continuing guarantee by Guarantor of the Obligations, and no lawful action that Seller may take or omit to take in connection with this Agreement shall affect, diminish or release the liability of Guarantor under this Section 7.18.

(c)                                  Guarantor hereby agrees that (i) Seller may take or not take any action for the collection or enforcement of the Obligations, bring suit against any Person, or take any other action concerning this Agreement (including this Section 7.18) or the Obligations; or (ii) Seller may compromise or settle any unpaid or unperformed Obligation.

(d)                                 Guarantor agrees that this is a guarantee of payment and not merely a guarantee of collection.  The liability of Guarantor under this Section 7.18 shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedy against Purchaser or any other entity.  No action or inaction of Guarantor, Purchaser or any other Person, and no change of Law shall release or diminish Guarantor’s obligations, liabilities, or duties hereunder.  If any payment to Seller by Guarantor or Purchaser is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason Seller is required to remit such payment to payor or any other Person, such payment to Seller shall not constitute a release of Guarantor from liability hereunder, and Guarantor agrees to pay such amount to Seller upon demand.

(e)                                  Guarantor additionally represents and warrants to Seller as follows:

(i)                                     The guarantee set forth in this Section 7.18 constitutes a valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with the terms of this Agreement, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in law or in equity).

(ii)                                  As of the date hereof, the execution, delivery, and performance of Guarantor’s obligations pursuant to this Section 7.18 does not and will not (A) result in a default, breach or violation of the certificate or articles of incorporation or bylaws of Guarantor or any mortgage, deed of trust, indenture, note, bond, license, lease, covenant or other instrument, agreement or obligation to which Guarantor is a party or by which any of its properties or assets are bound or affected, (B) constitute an event which would permit any Person to terminate rights or accelerate the performance or maturity of any indebtedness or obligation of Guarantor, (C) constitute an event which would require any consent of a third party or under any agreement to which Guarantor is bound or (D) contravene any Law.

(f)                                    The guarantee of Guarantor set forth in this Section 7.18 is a continuing guarantee as provided in this Section 7.18 and shall (i) be binding upon Guarantor and its successors; (ii) inure to the benefit of and be enforceable by Seller and its successors and assigns permitted under this Agreement; and (ii) remain in full force and effect until, and shall expire only upon, the termination of this Agreement and the satisfaction of all Obligations with respect to such termination.

ARTICLE 8

EMPLOYEES AND EMPLOYEE BENEFIT FUNDS

Section 8.1                                      Transfer of Employment.

(a)                                  Within fifteen (15) Business Days after the Effective Date unless another date is mutually agreed to in writing by the Parties, Seller shall provide, in Section 8.1(a) of the Seller Disclosure Schedule, an accurate and complete list of (i) the Business Employees and all contract laborers providing services to the Business and (ii) for each Business Employee, the position, indication of whether each Person is a workmen or non-workmen, date of hire, engagement or seniority, compensation and benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Business Employee Plan with respect to such Persons.  Section 8.1(a) of the Seller Disclosure Schedule shall be amended prior to the Closing Date to include any additional Persons as may be mutually agreed in writing by Seller and Purchaser.

(b)                                 Within fifteen (15) Business Days after the Effective Date unless another date is mutually agreed to in writing by the Parties, Seller shall provide Purchaser an accurate and complete copy of: (i) each written document that sets forth the terms of each Business Employee Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries; (ii) all personnel, payroll and employment manuals and policies of Seller relating to or covering the Business Employees; (iii) a written description of any Business Employee Plan that is not otherwise in writing; (iv) all insurance policies purchased by or to provide benefits under any Business Employee Plan; (v) all third party administrative programs or agreements related to any Business Employee Plan; (vi) all reports submitted for the three (3) years prior to the Effective Date by third party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Business Employee Plan and financial statements disclosing Liability for all obligations owed under any Business Employee Plan; (vii) all notices that were given by Seller or any Business Employee Plan to any Governmental Authority or any participant or beneficiary pursuant to any applicable Laws for the three (3) years prior to the Effective Date; and (viii) all notices with respect to any Business Employee Plan or benefits thereunder that were given by any Governmental Authority to Seller or any Business Employee Plan for the three (3) years prior to the Effective Date.

(c)                                  At least forty-five (45) days prior to and on the Closing Date, Seller shall provide an updated list of the Business Employees set forth on Section 8.1(a) of the Seller Disclosure Schedule.

(d)                                 At least twenty-one (21) days prior to the Closing, Purchaser shall make an offer of employment effective as of the Closing Date to each Business Employee, on terms and conditions that are no less favorable on an aggregate basis to those paid or provided to each such Business Employee prior to the Closing.

(e)                                  Seller shall use all commercially reasonable efforts to cause the Business Employees to accept employment with Purchaser. Subject to applicable Law, Purchaser shall have reasonable access to the facilities and personnel records (including employee name, date of birth, hire date, compensation (basic pay, compensation and allowances), employment and compensation history, participation status in Employee Plans, dependents covered, beneficiaries, performance appraisals, disciplinary actions, grievances and medical records occupational health and safety records and any other employee specific information as would be needed to administer payroll, employee benefits, polices and other programs) of Seller which relate to the Business Employees.

(f)                                    At the Closing, Purchaser shall provide Seller with a list of the Business Employees (including the Key Employees) who have accepted the offer of employment made by Purchaser, effective as of the Closing Date (each such Business Employee, a “Transferred Employee” and collectively, the “Transferred Employees”).  On the Closing Date, Seller shall notify the Transferred Employees of the termination of their employment with Seller, such termination effective immediately prior to the Closing.

Section 8.2                                      Prior Service.  To the extent required by applicable Law, the Transferred Employees shall be deemed to have been in the employment of Purchaser from the date of their commencement of employment with Seller only for such purposes as required by applicable Law.

Section 8.3                                      Accrued and Unused Leave Provision.

(a)                                  Within fifteen (15) days following the Effective Date, Seller and Purchaser shall agree: (i) on the selection of the actuary who shall prepare the actuarial valuation report contemplated in Section 4.2(a)(xiv); and (ii) the assumptions to be used by the actuary in the preparation of such actuarial valuation report.  If, within said fifteen (15) day period, Seller and Purchaser have not agreed on the selection of the actuary and/or the assumptions to be used in the actuarial valuation report then, within an additional five (5) day period, each Party shall select its own actuary who will agree on those assumptions to be used in the preparation of the actuarial valuation report no later than five (5) days after their selection.  In establishing those assumptions, the actuaries shall be limited to selecting either all the assumptions proposed by Seller or all the assumptions proposed by Purchaser.  If the two (2) actuaries appointed by the Parties cannot agree on the assumptions to be used in the actuarial valuation report, then the two actuaries selected by the Parties shall appoint a third actuary who shall establish those assumptions within fifteen (15) days of its appointment.  The Parties hereby agree that the assumptions to be used in the actuarial valuation report shall not result in an amount of Gratuity Liability or Leave Provision entitlement for Seller in excess of the amount resulting if such Gratuity Liability and/or a Leave Provision entitlement for Seller were to be calculated on a termination basis of such Employee Plan.  The amount of Gratuity Liability and Leave Provision entitlement reflected on the actuarial valuation report (“Amount of Accrued Leave Provision Entitlement”) shall be deemed a Transferred Employment Liability and shall be deducted and offset at the Closing by Purchaser from the Cash Consideration.

(b)                                 Purchaser shall credit each Transferred Employee with the amount of all Gratuity Liabilities and unused Leave Provision entitlement accrued by each such Transferred Employee as of the Closing Date based on the prior service with Seller and other census data used to prepare the actuarial valuation report used pursuant to Section 8.3(a), plus the additional benefit accrued by each such Transferred Employee from the date used in such actuarial report through the Closing Date, calculated on the same census data used in the actuarial report.

Section 8.4                                      Benefit Plans.

(a)                                  Seller has established the following funds to provide for the payment of retirement benefits and gratuity benefits to the Business Employees:

(i)                                     a contributory provident fund pursuant to the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952 to provide for the payment of provident fund benefits to the Business Employees and other employees (the “Provident Fund”);

(ii)                                  a superannuation fund registered under the provisions of the Tax Act to provide for the payment of superannuation benefits to its Business Employees and other employees who are covered under such scheme (the “Superannuation Fund”); and

(iii)                               a gratuity fund pursuant to the Payment of Gratuity Act, 1972, for the payment of gratuity benefits to its Business Employees and other employees (the “Gratuity Fund”).

(b)                                 Prior to the Closing Date, Seller shall make all contributions required to be made to the Provident Fund, the Superannuation Fund and the Gratuity Fund (the “Funds”) with respect to the Business Employees by applicable Law and the terms of such Funds in the period prior to the Closing, and shall pay all premiums and any other amounts due or payable to the Funds with respect to the Business Employees so as to ensure that all the Funds are fully funded as of the Closing in accordance with Section 8.3(b), and no payment, contribution or premium is required to be paid to the Funds with respect to the Business Employees for the period prior to the Closing.

(c)                                  Seller and its Affiliates shall provide the statutory auditor of Seller with all reasonable documentation and information requested by the statutory auditor in the preparation of the certificate required pursuant to Section 4.2(a)(xiii). Purchaser or any representative or professional advisor of Purchaser may, at Purchaser’s sole cost and expense and during normal working hours, examine the work papers and the methodology employed by the statutory auditor of Seller with respect to the preparation of the certificate.

(d)                                 Seller and its Affiliates shall provide the actuary selected pursuant to Section 8.3(a) with all reasonable documentation and information requested by such actuary in the preparation of the actuarial valuation report required pursuant to Section 4.2(a)(xiv).

Section 8.5                                      Purchaser Plans.

(a)                                  Purchaser shall, as soon as reasonably practicable after the Closing Date, establish its own provident fund.  Purchaser shall also, as soon as reasonably practicable following the Closing Date, obtain a new policy from an insurer determined by Purchaser or its Affiliates or establish a trust account for extending superannuation benefits to the Transferred Employees for the period on and from the Closing Date.  Until the establishment of such funds, on and following the Closing Date:

(i)                                     Purchaser shall pay or cause to be paid all contributions due and payable on and following the Closing Date in respect of the Provident Fund for the Transferred Employees in accordance with the terms of the Provident Fund until the same are transferred to the provident fund of Purchaser, provided that the same is not prohibited by applicable Law;

(ii)                                  if Purchaser is prohibited by applicable Law from making contributions as set forth in Section 8.5(a)(i), Seller shall, prior to the Closing Date, advance an amount equal to the contributions payable to the Provident Fund in respect of the Transferred Employees, for a period of six (6) months following the Closing Date, as if Seller continued to employ the Transferred Employees for such period, provided that the same is not prohibited by applicable Law.  Purchaser shall reimburse Seller in respect of such advances within a period of fourteen (14) days from the date of Seller making such advances;

(iii)                               Purchaser shall, within six (6) months of the Closing Date, obtain a new policy from an insurer selected by Purchaser or its Affiliates or establish a trust account for extending superannuation benefits to the Transferred Employees for the period on and from the Closing Date; and

(iv)                              Purchaser shall, within six (6) months of the Closing Date, obtain a new policy from an insurer selected by the Purchaser of its Affiliates or establish a trust account for extending gratuity benefits to the Transferred Employees for the period on and from the Closing Date.

(b)                                 Upon the establishment of the funds as provided in Section 8.5(a)(i), Seller shall take all steps as may be necessary to transfer the balances, including interest under each of the Business Employee Plans in respect of the Transferred Employees (which accumulations are held by the trustees of each of the Business Employee Plans) to the funds to be established by Purchaser.  Seller shall provide to Purchaser all necessary documentation and other information providing the amounts transferred under each such fund for each Transferred Employee.

(c)                                  Closing Transferred Employee Liability.  At Closing, Purchaser shall assume and pay or perform when due the Liabilities related to: (a) the aggregate amount of the monthly compensation accrued and not yet paid to each Transferred Employee by Seller for the period prior to the Closing Date (including, if applicable, basic salary, education allowance, transport allowance, reimbursement of driver’s salary, special allowance, housing rental allowance and medical allowance); (b) the aggregate amount of the leave travel assistance, medical reimbursement, accrued bonus and ex-gratia accrued and not yet paid to each Transferred Employee by Seller for the period prior to the Closing Date, which amount shall be included in the certificate of statutory auditor to be delivered to Purchaser pursuant to Section 4.2(a)(xiii); (c) the Amount of Accrued Leave Provision Entitlement included in the actuarial valuation report to be delivered pursuant to Section 4.2(a)(xiv); (d) to the extent Purchaser has any Liability for any carry-forward of personal and sick days accrued by each such Transferred Employee as of the Closing Date, the aggregate amount of carry-forward personal and sick days accrued by all Transferred Employees as of the Closing Date; and (e) if any Funds other than the Gratuity Fund are not fully funded as of the Closing with respect to the Business Employees in accordance with applicable Law and the terms of such Funds, the amount of any such underfunding of all or any such Funds (collectively, (a), (b), (c), (d) and (e), the “Transferred Employment Liabilities”). Seller hereby agrees and acknowledges that Purchaser shall have the right to deduct and offset at the Closing the amount of the Transferred Employment Liabilities from the Cash Consideration.  The Parties hereby agree that the amount of the Transferred Employment Liabilities shall be deducted and offset from the Cash Consideration and shall not be considered as a current Liability for purposes of the Closing Net Working Capital calculation pursuant to Section 3.2.

(d)                                 Car Leases.  Seller hereby agrees to use commercially reasonable efforts to assign or, at Purchaser’s sole election, novate, the Contracts related to vehicles leased by Seller and used by the Transferred Employees.

Section 8.6                                      Existing Share Options.  Seller shall honor any stock options or other equity-based Benefit Plans of Seller granted to Business Employees prior to Closing.

Section 8.7                                      Continued Employment of Certain Transferred Employees. During the period commencing on the Closing Date and ending on the 12-month anniversary of the Closing Date, Purchaser shall not dismiss or give notice to dismiss any Transferred Employee set forth on Schedule 8.7, or reduce any such Transferred Employee’s aggregate salary, benefits and other compensation, other than for termination for cause of any such Transferred Employee; provided, however, that nothing contained in this Section 8.7 shall require Purchaser to maintain any particular Business Employee Plan.

ARTICLE 9

CONDITIONS PRECEDENT

Section 9.1                                      Conditions to the Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by Purchaser, in whole or in part):

(a)                                  Accuracy of Representations and Warranties.  All of the representations and warranties made by Seller in the following Sections (except as otherwise expressly noted in this Section 9.1(a)): Section 5.1 (the first four sentences only), Section 5.2, Section 5.3 (other than subsection (a)(ii) and subsection (b)), Section 5.4, Section 5.7, Section 5.9 (solely the second sentence), Section 5.10 (solely sub-paragraphs (c), (d), (e), (f), (h) and (k)) and Section 5.31 of this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of such specified date), in each case except for changes permitted or contemplated by this Agreement, except where any failure of such representations and warranties to be so true and correct would not prevent the consummation of the material transactions contemplated by this Agreement;

(b)                                 Performance of Covenants.  The covenants and obligations that Seller or its Affiliates is required to perform or comply with on or before the Closing Date must have been duly performed and complied with in all respects which are material in connection with the transactions contemplated by this Agreement;

(c)                                  Governmental Authorizations and Registrations.  Each of the Governmental Authorizations listed in Schedule 9.1(c) must have been obtained by Purchaser and must be in full force and effect, and all of the Registrations listed on Schedule 9.1(c) must have been either: (i) transferred to Purchaser or its nominee in accordance with applicable Law on their existing terms and conditions; or (ii) issued to Purchaser or its nominee in a form identical to that upon which they had been issued to Seller;

(d)                                 Consent Under Competition / Investment Laws.  All applicable waiting periods  (and any extensions thereof) under the applicable Competition/Investment Laws of the jurisdictions set forth on Schedule 9.1(d) must have expired or terminated, and, to the extent the Parties are required to make a filing under the Competition / Investment Laws of India in accordance with the provisions of Section 7.3(d), all applicable waiting periods (and any extensions thereof) under such Competition / Investment Laws must have expired or otherwise been terminated;

(e)                                  Consents.  For each Contract listed on Schedule 9.1(e): (i) a Consent (or, at the sole election of Purchaser, a deed of novation or assignment) as may be necessary to transfer the rights and obligations of Sellers under such Contracts (on the terms and conditions of such Contracts as they exist on the Effective Date) must have been obtained, duly stamped and executed by Seller and the applicable third party to the relevant Contract and must be in full force and effect; and (ii) Seller shall have delivered the original of such Contract to Purchaser;

(f)                                    Shareholder Approval.  Seller shall have secured the Shareholder Approval and such Shareholder Approval must be in full force and effect and be unmodified as of the Closing Date;

(g)                                 Injunction.  There shall not be in effect any Law or Order directing that the transactions contemplated by this Agreement not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions, and no Proceeding shall have been commenced by any Governmental Authority in such jurisdictions which is reasonably likely to result in any such Law or Order (it being agreed and understood by the Parties that a trial, hearing or other court Proceeding in which no Governmental Authority is a plaintiff or claimant shall not be deemed to be “commenced by any Governmental Authority”);

(h)                                 No Material Adverse Effect.  Since the date of this Agreement, there must not have been any Material Adverse Effect;

(i)                                     Lender Releases and Consents.  Each Person that holds an Encumbrance with respect to any Transferred Asset must have delivered to Purchaser (A) an executed release letter in form and substance reasonably satisfactory to Purchaser, providing for the full release of any such Encumbrances (including full releases of (1) the mortgage by deposit of title deeds of the Baddi Manufacturing Plant and moveable properties of the Business by IDBI, (2) the hypothecation of stocks, book debts and all other moveable assets of the Business by all of the lenders constituting the Allahabad bank consortium, and (3) cancellation of any Encumbrances with respect to any Transferred Assets with respect to loans that have already been paid off or otherwise cancelled but for which such Encumbrances remain registered) (each, a “Release”) and such Releases must be in full force and effect and (B) a Form 17 (or such other Form to modify the charge to remove the Transferred Assets from any Encumbrance) fully completed and executed by the applicable secured creditor and Seller (each, a “ROC Form”) and such ROC Forms must be in a form capable of being filed with the Registrar of Companies on the Closing Date. Each Person that is a party to an Indebtedness Contract that contains a provision pursuant to which the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements would result in a default or an event of default under such Indebtedness Contracts with the prior consent of such Person must have delivered to Purchaser a Consent, in form and substance reasonably satisfactory to Purchaser, providing for the Consent of such Person to the transactions contemplated by this Agreement and the Ancillary Agreements, and such Consents must be in full force and effect; and

(j)                                     Seller Transaction Documents.  Seller must have delivered or caused to be delivered each other document that Section 4.2(a) requires it to deliver, each in form and substance satisfactory to Purchaser and each such document must be in full force and effect.

Section 9.2                                      Conditions to the Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):

(a)                                  Accuracy of Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of such specified date), in each case except for changes permitted or contemplated by this Agreement, except where any failure of such representations and warranties to be so true and correct would not prevent the consummation of the transactions contemplated by this Agreement;

(b)                                 Performance of Covenants.  All of the covenants and obligations that Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all respects which are material in connection with the transactions contemplated by this Agreement;

(c)                                  Consent under Competition / Investment Laws.  All applicable waiting periods (and any extensions thereof) under the applicable Competition/Investment Laws of the jurisdictions set forth on Schedule 9.1(d) must have expired or terminated, and, to the extent the Parties are required to make a filing under the Competition / Investment Laws of India in accordance with the provisions of Section 7.3(d), all applicable waiting periods (and any extensions thereof) under such Competition/Investment Laws must have expired or otherwise been terminated;

(d)                                 Injunction.  There shall not be in effect any Law or Order directing that the transactions contemplated by this Agreement not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions, and no Proceeding shall have been commenced by any Governmental Authority in such jurisdictions which is reasonably likely to result in any such Law or Order (it being agreed and understood by the Parties that a trial, hearing or other court Proceeding in which no Governmental Authority is a plaintiff or claimant shall not be deemed to be “commenced by any Governmental Authority”); and

(e)                                  Transaction Documents.  Purchaser must have delivered or caused to be delivered to Seller each document that Section 4.2(b) requires it to deliver, each in form and substance satisfactory to Seller and each such document must be in full force and effect.

ARTICLE 10

POST COMPLETION COVENANTS

Section 10.1                                Tax Matters.

(a)                                  Purchaser shall pay in a timely manner all applicable indirect Taxes pertaining to or arising out of or in connection with or attributable to the transactions contemplated by this Agreement and the Ancillary Agreements, including sales taxes, transfer taxes, stamp duty, registration charges, transfer premium charges, unearned increases payments and notarial fees, (but specifically excluding any value added Taxes which are addressed in Section 10.1(d)) (“Transfer Taxes”), regardless of whether such Transfer Taxes are imposed by applicable Law on Purchaser, the Transferred Assets or Seller.  Purchaser shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes.

(b)                                 Purchaser shall withhold from: (i) the Cash Consideration any withholding Tax described in Section 4.2(b)(i)(B); and (ii) any other payment required to be made to, or on behalf of, Seller under this Agreement, in accordance with applicable Law.  Purchaser shall deposit any such withholding Tax with the relevant Governmental Authority and shall have no obligation to gross-up, indemnify or otherwise compensate Seller for any such withholding Tax.

(c)                                  Seller shall prepare any Tax Returns related to the Business for any Tax period ending prior to the Closing Date that have not been filed prior to the Closing Date and Seller shall pay all Taxes owing on such Tax Returns. Seller and Purchaser shall reasonably cooperate with each other to share information reasonably needed for the preparation of such Tax Returns and any Tax clearance certificates that either Seller or Purchaser may request.

(d)                                 If the transactions contemplated by this Agreement are subject to value added Tax, Seller shall pay in a timely manner all applicable value added Tax pertaining to or arising out of or in connection with or attributable to the transactions contemplated by this Agreement, and Purchaser shall, within ten (10) Business Days of receiving sufficient evidence of any such payment, reimburse any amounts of value added Tax paid by Seller.

(e)                                  With respect to any real, personal and intangible property Taxes (and any refund or credit for such Taxes) assessed against any of the Transferred Assets or similar Taxes, Seller shall pay those Taxes allocable to periods or partial periods ending prior to the Closing Date, and Purchaser shall pay those Taxes allocable to periods or partial periods beginning on or after the Closing Date, with a daily allocation for any period that begins before the Closing Date and ends on or after the Closing Date.  Each Party agrees to cooperate with the other Parties in paying or reimbursing Tax obligations described in this Section 10.1(e) and preparing and filing any related Tax Returns.  Nothing in this Agreement makes a Party liable for the income or franchise Taxes of the other Party.  This Section 10.1(e) does not apply to Transfer Taxes, which are the sole obligation of Purchaser under the provisions of Section 10.1(a).

(f)                                    Seller or Seller’s Affiliates shall, at Purchaser’s sole cost and expense, apply to each of the relevant Governmental Authorities and provide all other necessary assistance for the transfer of, or issuance of new, Tax Governmental Authorizations included in the Transferred Assets of the Business to Purchaser.  If the applicable Laws permit election between the transfer of an existing Tax Governmental Authorization or the cancellation and issuance of a new Tax Governmental Authorization, Purchaser shall be entitled to make such election at its sole discretion.

(g)                                 As soon as reasonably practicable following the Closing Date, Seller shall make all filings to Tax authorities required under applicable Tax Laws in order to: (i) notify such Tax authorities of the sale of the Transferred Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser; (ii) transfer to Purchaser all indirect Tax credits (including value added Taxes) of the Business which are unutilized at Closing; and (iii) transfer to

Purchaser all Governmental Authorizations related to the Tax holiday granted to Seller in connection with the Baddi Manufacturing Plant.

(h)                                 The transfer of the Business is as a going-concern on a slump sale basis and any determination of the value of an asset or Liability for the sole purpose of payment of stamp duty, registration fees, other similar Transfer Taxes or for purposes of Section 3.2 shall not be regarded as assignment of values to individual assets or Liabilities.

Section 10.2                                Excluded Liabilities.  Seller agrees to pay and perform when due all Excluded Liabilities.

Section 10.3                                Public Announcements.  Except for the press releases attached hereto as Exhibit S, which shall be released by each Party, as applicable, upon the execution of this Agreement, and the presentations made to analysts and shareholders of Seller with respect to the transactions contemplated by this Agreement and the Ancillary Agreements attached hereto as Exhibit V, neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or the Ancillary Agreements or their subject matter without the other Party’s prior written Consent, except for: (a) any public announcements, press releases or other public disclosures which is substantially similar to any of the information contained on Exhibit V and Exhibit S regarding this Agreement or the Ancillary Agreements or their subject matter; (b) any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed with respect to this Agreement or any Ancillary Agreement; and (c) any disclosure reasonably required in connection with obtaining Shareholder Approval.  Other than in relation to the Shareholder Approval, in the event a Party is, in the opinion of its counsel, required to make a public disclosure by applicable Law or the rules of a stock exchange on which its securities are listed regarding this Agreement or the Ancillary Agreements or their subject matter, such Party shall, to the extent practicable, submit the proposed disclosure in writing to the other Party prior to the date of disclosure and provide the other Party reasonable opportunity to comment thereon.

Section 10.4                                Assistance in Proceedings.  From and after the Closing, at the reasonable request of Purchaser and subject to customary confidentiality restrictions, Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to: (a) any of the transactions contemplated by this Agreement; or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction before the Closing Date involving Seller in connection with the Business.

Section 10.5                                Privileges.  Seller acknowledges that the Transferred Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Seller may be entitled in connection with any of the Transferred Assets or Assumed Liabilities.  Seller is not waiving, and shall not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this

Agreement.  Seller and Purchaser: (a) share a common legal and commercial interest in all of the information and communications that may be subject to such protections and privileges; (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate; and (c) intend that such protections and privileges remain intact should any of the Parties become subject to any actual or threatened Proceeding to which such information or communications relate.  Seller agrees that Seller and its Affiliates shall have no right or power on or after the Closing Date to assert or waive any such protections or privileges included in the Transferred Assets.  Seller shall take any actions reasonably requested by Purchaser, at the sole cost and expense of Purchaser unless Purchaser is entitled to indemnification therefor under the provisions of Article 11, in order to permit Purchaser to preserve and assert any such protections or privileges included in the Transferred Assets.

Section 10.6                                Non-competition; Non-solicitation.

(a)                                  In view of the transactions contemplated by the terms of this Agreement and the acquisition by Purchaser of the goodwill, during the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date (or, if not enforceable for such period in any country under the Competition/Investment Laws of such country, for such shorter period as shall be enforceable in such country under the Competition/Investment Laws of such country) (the “Restricted Period”), neither Promoter Group nor Seller shall, and Promoter Group and Seller shall cause their respective Affiliates (and their respective successors and assigns (whether by operation of law or otherwise)), other than, except as otherwise expressly provided below in Section 10.6(b), a Competing Acquiring Person, not to, directly or indirectly: (i) engage in any business that conducts any Purchaser Competing Activities in India and/or any Emerging Market; or (ii) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in, as a partner, stockholder, co-venturer, consultant or otherwise, any Person that is engaged in the business of conducting any Purchaser Competing Activities in India and/or any Emerging Market; provided, however, ownership of securities having no more than five percent (5%) of the outstanding voting power of any Person which is listed on any public securities exchange shall not be deemed to be in violation of this Section 10.6(a) as long as the Person owning such securities has no other control or relevant influence in respect of such Person.  If requested by Purchaser at any time during the Restricted Period, Seller shall promptly (and no later than ten (10) Business Days following receipt of such request from Purchaser) deliver to Purchaser a certificate executed by an authorized representative of Seller in form and substance reasonably satisfactory to Purchaser certifying the compliance by Promoter Group, Seller and their respective Affiliates with the terms of this Section 10.6(a).

(b)                                         Seller hereby covenants that if Seller sells or otherwise divests (regardless of whether the transaction is structured as an asset transaction, share transaction or in any other manner) all or a substantial portion of any of the Other Businesses (each, a “Divested Competing Business”) to any Person (other than an Affiliate of Seller) that conducts any of the Purchaser Competing Activities in India and/or any of the Emerging Markets (any such Person together with its Affiliates, the “Competing Acquiring Person”), then the Contract pursuant to which Seller and or its Affiliates sells or otherwise divests any Divested Competing Business shall include a covenant in favor of the Purchaser pursuant to which the Competing Acquiring Person shall agree (i) not to use, directly or indirectly, the Divested Competing Business to conduct any Purchaser Competing Activities in India and/or any of the Emerging Markets, and

(ii) to impose an equivalent restriction upon any subsequent purchaser of the Divested Competing Business or a material proportion thereof, in each case for the duration of the Restricted Period.

(c)                                  “Purchaser Competing Activities” means: (i) with respect to India, the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting in India any generic pharmaceutical product in finished form (including all existing and future formulations, administration modes, dosage forms and for any and all indications of such generic pharmaceutical products) and related services; and (ii) with respect to the Emerging Markets, the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting in any Emerging Market the generic pharmaceutical products in finished form set forth on Exhibit K and Exhibit M (including all existing and future formulations, administration modes, dosage forms and for any and all indications of such generic pharmaceutical products) and related services; provided, however, that the Purchaser Competing Activities shall expressly exclude: (A) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting API for sale or supply to third parties and the Business or used as an intermediate product in the Other Businesses; (B) the business of performing drug discovery, research and development work (including preformulation studies, formulation development, clinical material supply, clinical trials formulation and clinical trials) for Seller’s own requirements or requirements of third parties; (C) the business of formulating, researching, developing and manufacturing for third parties the finished pharmaceutical products set forth on Exhibit I; (D) the business of performing drug discovery, researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting NCEs and/or NBEs; (E) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting diagnostic medical devices and equipment and related services; (F) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting ophthalmic products which business is currently conducted by Allergan India Pvt. Ltd.; (G) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting inhalation anesthesia products set forth on Exhibit J; (H) the purchase by Seller or its Affiliates of pharmaceutical products and donation of such products (without any mark-up) to the charitable organization, E-Swasthya; (I) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting generic pharmaceutical products available over the counter (other than those vitamins included as Products in Exhibit K); and (J) the business of researching, developing, formulating, manufacturing, selling, marketing, distributing, importing or exporting Haemaccel outside India; in each of (A) — (J), including all existing and future products, formulations, administration modes and dosage forms and for any and all indications.

(d)                                 The Restricted Period shall be extended by the length of any period during which any of Promoter Group, Seller or Seller’s Affiliates is in breach of the terms of this Section 10.6.

(e)                                  Unless otherwise agreed to in writing by Purchaser, during the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date, neither Promoter Group nor Seller shall, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and Seller shall cause its Affiliates not to, directly or indirectly: (i) call upon any Transferred Employee or any individual who is, at the time the individual is called upon, an employee of Purchaser for the purpose or with the intent of soliciting such employee away from or out of the employ of Purchaser, or employ or offer employment to any individual who was or is employed by Purchaser unless such individual shall have ceased to be employed by Purchaser for a period of at least six (6) months prior thereto; or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with Purchaser or the Business to cease or reduce the extent of its business relationship with Purchaser or the Business.  This Section 10.6(e) shall not be deemed to prohibit either Promoter Group, Seller or its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Purchaser.

(f)                                    Unless otherwise agreed to in writing by Seller, during the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date, Purchaser shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and Purchaser shall cause its Affiliates not to, directly or indirectly call upon any employees of the Other Businesses retained by Seller set forth on Schedule 10.6(f) (the “Retained Other Businesses Employees”), which Schedule 10.6(f) shall be provided to Purchaser by Seller no later than fifteen (15) Business Days following the Effective Date, for the purpose or with the intent of soliciting such employee away from or out of the employ of Seller, or employ or offer employment to any Retained Other Businesses Employees unless such individual shall have ceased to be employed by Seller for a period of at least six (6) months prior thereto.  This Section 10.6(f) shall not be deemed to prohibit Purchaser or its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards the Retained Other Businesses Employees.

(g)                                 If a final Judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.6(a) through 10.6(f) is invalid or unenforceable, then the Parties agree that the court or tribunal shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 10.6 shall be enforceable as so modified after the expiration of the time within which the Judgment may be appealed.  The Parties agree that this Section 10.6 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Transferred Assets and the Goodwill being purchased by Purchaser hereunder and to prevent any unfair advantage being conferred on Seller.

(h)                                 Seller and Promoter Group agree that the covenants of non-competition and non-solicitation contained in this Section 10.6 are reasonable covenants under the circumstances.

Section 10.7                                Reports and Returns.  Seller shall promptly after the Closing prepare and file all reports and returns required by applicable Laws relating to the Business as conducted using the Transferred Assets for the period prior to the Closing Date.

Section 10.8                                Access to Records.

(a)                                  After the Closing, Purchaser shall retain all records included in the Transferred Assets for the period required under any applicable Law. Purchaser shall and shall cause each of its Affiliates and their respective employees, agents, consultants and other advisors and representatives to, at Seller’s sole cost and expense, allow Seller, its employees, officers, advisers and agents access and to make copies thereof, as may be reasonably requested by Seller, to the relevant books, records and files relating to the Business for the period prior to and up to the Closing Date.

(b)                                 After the Closing, Seller shall preserve all books of account, records and files in respect of the Business, of which Purchaser have not been given possession, for the longer of such period as may be specified under any applicable Law or as requested by Purchaser.  Seller shall and shall cause each of its Affiliates and their respective employees, agents, consultants and other advisors and representatives to, allow Purchaser, its employees, officers, advisers and agents access and to make copies thereof, as may be reasonably requested by Purchaser, to the books, records and files relating to the Business for the period prior to and up to the Closing Date.  Seller agrees with Purchaser to provide all reasonable assistance, co-operation and support including declarations, forms and documents to enable Purchaser to adequately deal with all litigation, Tax claims, Proceedings and assessments related to the Business.

Section 10.9                                Returns of Products.

(a)                                  Seller shall be responsible for and shall indemnify and hold harmless Purchaser against any and all Losses that Purchaser or any of its Affiliates may suffer (including the cost of replacement or returns of products of the Business and/or lost profits), arising out of, relating to or resulting from products of the Business that were sold prior to the Closing and returned or claimed for credit for any reason by any customer or distributor within the first twelve (12) months after the Closing Date, regardless of whether such Products are saleable by Purchaser after such return (collectively, “Returns”), if and to the extent (and only to the extent that) such Returns exceed four percent (4%) of gross sales of the products of the Business (the “Product Return Threshold Level”) within the first twelve (12) months after the Closing Date.  Returns for reasons of manufacturing defect or returns initiated for breach of any specifications under applicable Law shall be also included when calculating whether the Product Return Threshold Level has been reached.

(b)                                 During the twelve (12) month period following the Closing Date, neither Purchaser nor Seller (nor any of their respective Affiliates) shall initiate or encourage customers or distributors of the Business to return products, except as Purchaser reasonably deems prudent or necessary due to quality, health or safety reasons or as required by applicable Law.

Section 10.10                          Refunds.  If Seller (or any of its Affiliates), on the one hand, or Purchaser (or any of its Affiliates), on the other hand, after the Closing Date receive any funds properly belonging to the other Party in accordance with the terms of this Agreement, the receiving Party shall promptly so advise such other Party, shall segregate and hold such funds in trust for the benefit of such other Party and shall promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

Section 10.11                          Inquiries.  After the Closing Date, Seller shall refer to Purchaser any inquiry that Seller or any of its Affiliates receive relating to the Business or the Transferred Assets; provided, however, that Seller shall not refer (but shall provide Purchaser with prompt written notice thereof pursuant to Section 15.1) to Purchaser any inquiry related to any Proceeding or any claim with respect to the operation of the Business prior to the Closing.

Section 10.12                          Product Complaints.  After the Closing Date, within five (5) days of Seller receiving any written notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged or potential safety, contamination, adulteration or misbranding issues with respect to the products of  the Business or becoming aware of any fact or circumstance reasonably likely to lead to a recall, withdrawal, field correction, field action or field alert report related to any products of the Business, Seller shall notify Purchaser in writing pursuant to Section 15.1 of such notice, communication, fact or circumstance.

Section 10.13                          Transition Services; R&D Services.  Prior to the Closing:

(a)                                  the Parties shall cooperate in good faith to complete the schedules, exhibits and attachments to the Transition Services Agreement as soon as practicable after the Effective Date, but in any event no later than the Closing, pursuant to which Seller or one or more of its Affiliates shall provide or make available to the Business certain services, rights, properties and assets and Purchaser shall provide or make available to Seller certain services, rights, properties and assets of the Business to Seller; and

(b)                                 the Parties shall cooperate in good faith to complete the schedules, exhibits and attachments to the R&D Services Agreement as soon as practicable after the Effective Date, but in any event no later than the Closing, pursuant to which Piramal Life Sciences Limited or one or more of its Affiliates shall provide or make available to the Business certain research and development services.

Section 10.14                          Further Action.

(a)                                  Subject to the other express provisions of this Agreement, the Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree: (i) to furnish, or cause to be furnished, upon request to each other such further information; (ii) to execute and deliver, or cause to be executed and delivered, to each other such other documents; and (iii) to do, or cause to be done, such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  Without limitation of the foregoing, Seller shall cooperate with Purchaser following the Closing and provide all necessary assistance, take all necessary actions as may be required and execute such documents to: (A) register the Deed, the Lease Deeds, the IP Assignments and the IP License Agreements; (B) fully vest the Purchased Intellectual Property in the name of Purchaser; (C) ensure that Purchaser has good and marketable freehold title to and is reflected as the sole and absolute owner, free and clear of all Encumbrances, of the Baddi Manufacturing Plant, including attending the office of the Sub-Registrar of Assurances having jurisdiction over the Baddi Manufacturing Plant to admit execution of the Deed; and (D) enable Purchaser to properly reflect its name in the registers and records of the concerned sub-registry, land revenue, panchayat and other Governmental Authorities and to obtain confirmation of title to the Baddi Manufacturing Plant being registered in the name of Purchaser.

(b)                                 Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Transferred Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party would: (i) constitute a breach or other contravention of the rights of such third party; (ii) would be ineffective with respect to any party to a Contract concerning such Transferred Asset; or (iii) would, upon transfer, in any way adversely affect the rights of Purchaser under such Contract or with respect to such Transferred Asset.  If the sale, conveyance, assignment, transfer or delivery by Seller to Purchaser of any interest in, or assumption by Purchaser of any Liability under, any Transferred Asset requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption shall be subject to such Consent being obtained.  If Seller is not able to secure any required Consent, then subject to the applicable Law and the terms and conditions of this Agreement: (i) Seller shall hold such Contract in trust for Purchaser; (ii) Purchaser shall provide all goods and services, bear all costs and perform all other actions to the extent same constitute Assumed Liabilities necessary to complete Seller’s obligations under such Contract at Purchaser’s expense; (iii) Seller shall hold for Purchaser’s account or for the account of one of Purchaser’s Affiliates and promptly remit to Purchaser or one of Purchaser’s Affiliates all amounts received with respect to such Contract; and (iv) Seller shall take all other reasonable actions with respect to such Contract as directed by Purchaser.

(c)                                  If any Consent required in order to transfer a Transferred Asset as contemplated by this Agreement has not been obtained on or before the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which shall provide Purchaser the benefits of any such Transferred Asset, including subcontracting, licensing or sublicensing to Purchaser any or all of Seller’s rights with respect to such Transferred Asset and including the enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereunder.  Once a Consent for the sale, conveyance, assignment, transfer and delivery of a Transferred Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Transferred Asset to Purchaser, and Purchaser shall assume the obligations under such Transferred Asset assigned, transferred, conveyed and delivered to Purchaser from and after the date of sale, conveyance, assignment, transfer and delivery to Purchaser pursuant to a transfer agreement which the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser.  Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all reasonable out-of-pocket costs, expenses and payments relating to seeking and obtaining all Consents and Releases, including all consents to the assignment (or at the sole election of Purchaser, a deed of novation in favor of Purchaser) of the

Contracts set forth in Schedule 7.3(a) whether before or after the Closing Date. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Transferred Asset shall be effected in accordance with the terms of this Agreement.

(d)                                 Purchaser and Seller acknowledge that, on the Closing Date, legal title to the Governmental Authorizations and Registrations set forth on Schedule 10.14(d) shall remain with Seller or Seller’s Affiliates or nominees due to the requirements of applicable regulatory local Laws and, to the extent such Governmental Authorizations and Registrations can be transferred to Purchaser or Purchaser’s Affiliates, the need for the Consent of the Governmental Authorities to such transfer.  Following the Closing, Seller shall promptly provide Purchaser or Purchaser’s Affiliates with all the necessary assistance and support for the preparation, notarization and legalization of the documents required for, and take all actions to assign and transfer to Purchaser or its Affiliates, or to assist preparing new applications for, Governmental Authorizations and Registrations used in or related to the Business or any Transferred Asset or required for the ownership or use of any Transferred Asset or the operation of the Business.

(e)                                  If the Parties determine that (i) an asset, right or property that is a Transferred Asset pursuant to the terms of Section 2.1 was not transferred to Purchaser pursuant to Section 2.1 and the Ancillary Agreements or licensed to Purchaser pursuant to Section 2.5, then Seller shall immediately, or shall cause its Affiliates as necessary, to assign, at no additional consideration, all right, title and interest in and to such Transferred Asset to Purchaser and take all necessary actions to obtain any necessary Consents to do so or (ii) an asset, right or property that is not a Transferred Asset pursuant to the terms of Section 2.1 was transferred to Purchaser pursuant to Section 2.1 and the Ancillary Agreements or licensed to Purchaser pursuant to Section 2.5, then Purchaser shall immediately, or shall cause its Affiliates as necessary, to assign, at no additional consideration, all right, title and interest in and to such asset, right or property to Seller and take all necessary actions to obtain any necessary Consents to do so.

(f)                                    Prior to Closing, Seller will provide Purchaser accurate and complete copies of, all internal environmental reports, investigations and audits relating to environmental or occupational safety and health matters, possessed or initiated by Seller since April 1, 2005 and relating to the Business, the Baddi Manufacturing Plant or any Leased Business Real Property.

(g)                                 The Parties hereby agree and acknowledge that the provisions of this Section 10.14 are not applicable to the Sanofi Sub-License Agreements.

ARTICLE 11
INDEMNITY

Section 11.1                                Indemnification by Seller.  Subject to the limitations expressly set forth in Section 11.7 and Section 11.8, Seller indemnifies and holds harmless Purchaser and its Affiliates and their respective directors, officers and employees (collectively, the “Purchaser Indemnified Parties”) from and against, and shall pay to Purchaser the monetary value of, any and all Losses incurred or suffered by Purchaser Indemnified Parties directly or indirectly to the extent arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty or other statement of Seller contained in this Agreement or in the certificate delivered by Seller pursuant to Section 4.2(a)(xv);

(b)                                 any non-fulfillment, non-performance or other breach of any covenant or agreement of Seller contained in this Agreement or in the certificate delivered by Seller pursuant to Section 4.2(a)(xv);

(c)                                  any Excluded Liability;

(d)                                 any deficiency of or failure by Seller or its Affiliates to obtain a complete and effective Consent and/or Release of any Encumbrance (as applicable) from any of the creditors of Seller or its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(e)                                  any Taxes assessed or claimed against Seller or its Affiliates arising from any income earned, manufacturing undertaken or goods sold or any other activity undertaken for the period prior to Closing; and

(f)                                    any Proceedings, demands or assessments resulting from any of the matters set forth in subsections 11.1(a) through 11.1(e) above.

For purposes of this Section 11.1, in the event of a breach of any representation or warranty of Seller contained in this Agreement that is qualified by any materiality, Material Adverse Effect or similar qualification, when calculating the amount of any Losses associated with any such breaches those materiality, Material Adverse Effect or similar qualifications contained within the applicable representation or warranty shall be disregarded.

Section 11.2                                Indemnification by Purchaser.  Subject to the limitations expressly set forth in Section 11.7 and Section 11.8, Purchaser indemnifies and holds harmless Seller and its Affiliates and their respective directors, officers and employees (collectively, the “Seller Indemnified Parties”) from and against, and shall pay to Seller the monetary value of, any and all Losses incurred or suffered by Seller Indemnified Parties directly or indirectly to the extent arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty or other statement of Purchaser contained in this Agreement or in the certificate delivered by Purchaser pursuant to Section 4.2(b)(xii);

(b)                                 any non-fulfillment, non-performance or other breach of any covenant or agreement of Purchaser contained in this Agreement or in the certificate delivered by Purchaser pursuant to Section 4.2(b)(xii);

(c)                                  any of the Assumed Liabilities; and

(d)                                 any Proceedings, demands or assessments resulting from any of the matters set forth in clauses 11.2(a) through 11.2(c) above.

For purposes of this Section 11.2, in the event of a breach of any representation or warranty of Purchaser contained in this Agreement that is qualified by any materiality, material adverse effect or similar qualification, when calculating the amount of any Losses associated with any such breaches those materiality, material adverse effect or similar qualifications contained within the applicable representation or warranty shall be disregarded.

Section 11.3                                Claim Procedure.

(a)                                  A Party that seeks indemnity under this Article 11 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) containing: (i) a description of the type of Losses and a calculation made in good faith of the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party; (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party; and (iii) a demand for payment of those Losses.

(b)                                 Within forty-five (45) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either:

(i)                                     agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)                                  dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)                                  If the Indemnifying Party fails to take either of the foregoing actions within forty-five (45) days after delivery of the Claim Notice, then the Indemnifying Party shall be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)                                 If the Indemnifying Party delivers an Objection Notice within forty-five (45) days of the delivery of the Claim Notice, Seller and Purchaser shall attempt in good faith, for a period of at least thirty (30) days, to agree upon the rights of the respective Parties with respect to each of such claims and the Losses at issue.  If no such agreement can be reached after good faith negotiation and after thirty (30) days from the date of delivery of an Objection Notice, then either Purchaser or Seller may demand arbitration of the matter unless the amount of the Losses is at issue in a pending Third Party Claim, in which event arbitration shall not be commenced until either such amount is finally determined pursuant to a final, non-appealable Judgment, or both Purchaser and Seller agree to arbitration, and in either such event the matter shall be settled by binding arbitration in accordance with the provisions of Section 14.2 (but excluding any obligation in Section 13.2(a)).

(e)                                  Any indemnification of Purchaser Indemnified Parties pursuant to this Article 11 shall be effected by wire transfer of immediately available funds to an account designated by Purchaser.  Any indemnification of Seller Indemnified Parties pursuant to this

Article 11 shall be effected by wire transfer of immediately available funds to an account designated by Seller.

(f)                                    The foregoing indemnification payments shall be made within five (5) Business Days after the date on which: (a) the amount of such payments are determined by mutual agreement of the Parties; (b) the amount of such payments are determined pursuant to Section 11.3(c) if an Objection Notice has not been timely delivered in accordance with Section 11.3(b); or (c) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a tribunal having jurisdiction over such Proceeding as permitted by Section 11.3(d) if an Objection Notice has been timely delivered in accordance with Section 11.3(b).

(g)                                 Notwithstanding anything contained in Sections 11.3(a) to (f), it is understood and agreed between the Parties that Purchaser shall not be required to deposit any funds in respect of Tax demands or claims for which indemnity has been provided by Seller in this Agreement.  If any notice is issued by any Tax authority requiring Purchaser to deposit within a specified time any such claim or demand relating to Taxes, such amount shall be paid by Seller within the time period specified in Sections 11.3(a) to (f) or the time specified in the demand / claim notice requiring Purchaser to make the payment, whichever is earlier.

Section 11.4                                Third Party Claims.

(a)                                  Without limiting the general application of the other provisions of this Article 11, if another Person not a Party to this Agreement alleges facts that, if true, would mean that a Party has breached its representations and warranties in this Agreement, the Party for whose benefit the representations and warranties are made shall be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 11.  If the Indemnified Party seeks indemnity under this Article 11 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a Party to this Agreement (a “Third Party Claim”), then the Indemnified Party shall include in the Claim Notice: (i) notice of the commencement or allegation of any Proceeding relating to such Third Party Claim within thirty (30) days after the Indemnified Party has received written notice of the commencement of the Third Party Claim; and (ii) the allegation constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses caused by the delay or other deficiency.

(b)                                 Subject to the provisions of Section 11.4(c) and Section 11.4(d), within forty-five (45) days after the Indemnified Party’s delivery of a Claim Notice under this Section 11.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)                                     acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the

Indemnified Party shall be indemnified pursuant to this Article 11 without contest or objection and that the Indemnifying Party shall periodically reimburse all expenses and costs of defense; and

(ii)                                  retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and shall have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

(c)                                  However, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim: (i) involving criminal liability, (ii) in which any relief other than monetary damages is sought against the Indemnified Party; or (iii) in which the outcome of any Judgment or settlement in the matter could adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (i) — (iii), the “Special Claims”).  An Indemnifying Party shall lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(d)                                 The Indemnified Party shall have the right to control the defense of the Third Party Claim: (i) if the Indemnified Party notifies the Indemnifying Party that the Indemnified Party desires for any reason to control the defense of a Third Party Claim or; (ii) the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 11.4(b).  If the Indemnified Party controls the defense of the Third Party Claim (including any Special Claim) pursuant to Section 11.4(d)(ii), the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other reasonable costs and expenses of defending the Third Party Claim.  If the Indemnified Party controls the defense of the Third Party Claim (including any Special Claim) pursuant to Section 11.4(d)(i), the Indemnified Party shall participate at its own expense and the Indemnified Party’s attorneys’ fees and other costs and expenses of defending the Third Party Claim shall not be considered Losses.  To the extent that the Third Party Claim does not constitute a Special Claim, the Party not controlling the defense (the “Non-controlling Party”) may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party shall be considered and included as “Losses” for purposes of this Agreement.  The Party controlling the defense (the “Controlling Party”) shall reasonably advise the Non-controlling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party shall consider in good faith recommendations made by the Non-controlling Party.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist in the defense of the Third Party Claim.

(e)                                  The Party controlling a Third Party Claim shall not agree to any compromise or settlement of, or the admission of any Liability regarding the Third Party Claim without the prior written Consent of the other Party, which Consent the other Party shall not unreasonably withhold or delay.

(f)                                    Notwithstanding the other provisions of this Article 11, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which individually may constitute or result in Losses not to exceed INR 5 million (unless such Person is a Business Employee in which case no such monetary limitation shall apply) for which Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article 11, and Purchaser Indemnified Party determines that it has a business reason to fulfill such obligation, then: (i) Purchaser Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or Consent from the Indemnifying Party; (ii) Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 11; and (iii) Purchaser Indemnified Party shall be reimbursed, in accordance with the provisions of this Article 11, for any such Losses for which it is entitled to indemnification pursuant to this Article 11, subject to the right of the Indemnifying Party to dispute Purchaser Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the provisions of this Article 11.

(g)                                 Notwithstanding the provisions of Section 14.2, Seller consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein.  Seller agrees that process may be served on it with respect to such a claim anywhere in the world.

Section 11.5                                Purchaser Off-Set Rights Against the Annual Installment Payments.

In addition to the other rights and remedies of the Purchaser Indemnified Parties under this Agreement and applicable Law, if any Purchaser Indemnified Party becomes entitled to indemnification pursuant to the provisions of this Agreement, then:

(a)                                  upon Purchaser sending a Claim Notice pursuant to either Section 11.3(a) or Section 11.4, Purchaser may suspend its obligation to pay that portion of any Annual Payment Installment that has not yet become due and payable in accordance with Section 3.1(b) which is equal to the estimated amount of any Losses set forth in such Claim Notice (each, an “Off-Set Amount”) until such time as the claim set forth in such Claim Notice has been finally resolved in accordance with the provisions of Section 11.3 or Section 11.4; and

(b)                                 upon final resolution of the claim set forth in such Claim Notice, Purchaser shall have a full right to off-set any indemnification payments payable by Seller pursuant to the final resolution of the claim set forth in such Claim Notice against the Off-Set Amount, provided, however, that if the indemnification payments payable by Seller pursuant to the final resolution of the claim set forth in such Claim Notice is less than the Off-Set Amount, Purchaser shall promptly pay to Seller an amount in cash in Rupees equal to the difference between the Off-Set Amount and the indemnification payments payable by Seller pursuant to the final resolution of the claim set forth in such Claim Notice, and, further provided, that in no event shall the aggregate amount off-set or withheld at any time by Purchaser pursuant to this Section 11.5 exceed fifteen percent (15%) of the Cash Consideration.

Section 11.6                                Survival of Representations and Warranties and Covenants.

(a)                                  All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement or Ancillary Agreement shall survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of thirty (30) months following the Closing Date; provided, however, that: (i) the representations and warranties set forth in Section 5.9 (solely the second sentence), Section 5.10 (solely sub-paragraphs (c), (d), (e) and (f)), Section 5.11 and Section 5.15 shall survive until one hundred and twenty (120) days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions; (ii) the representations and warranties set forth in Section 5.18 shall survive until the later of (1) one hundred and twenty (120) days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions and (2) three (3) years from the Closing Date if there is no statute of limitations applicable to the underlying matters covered by such provisions; and (iii) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3 and Section 5.28 shall survive indefinitely.

(b)                                 Any indemnification obligations of the Parties with respect to breaches of any covenants of this Agreement shall survive the Closing Date in accordance with their terms (and if such terms do not express any survival period, shall survive until the expiration of the applicable statute of limitations with respect to the relevant matter).

(c)                                  All claims for indemnification under Section 11.1(a) or Section 11.2(a) must be asserted prior to the expiration of the applicable survival period set forth in Section 11.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth Section 11.5(a), a Claim Notice, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

Section 11.7                                Limitations on Liability.

(a)                                  Neither Seller nor Purchaser is liable under this Article 11: (i) for any claim to the extent that the Losses related to such claim is less than Two Million Indian Rupees (INR 2,000,000) (the “De Minimis Claims”), (ii) unless and until the aggregate amount of Losses for any claims (other than De Minimis Claims) for which they, respectively, would otherwise be liable under this Agreement exceed Two Hundred Fifty Million Indian Rupees (INR 250,000,000) (at which point Seller or Purchaser, as applicable, are liable for the aggregate Losses (other than for De Minimis Claims) and not just amounts in excess of that sum) (the “Deductible”), or (iii) to the extent the aggregate amount of such claims exceed fifteen percent (15%) of the Cash Consideration (the “Cap”); provided, however, that:

(A)                              neither the De Minimis Claims, the Deductible nor the Cap shall apply to the following:

(1)                                  claims under Section 11.1(a) relating to a breach of the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.9 (solely the second sentence), Section 5.10 (solely sub-paragraphs (c), (d), (e) and (f)) and Section 5.15, Section 5.18 or Section 5.28 (and Section 11.1(f) relating to any of the foregoing);

(2)                                  claims with respect to any Excluded Liability;

(3)                                  claims with respect to any deficiency of or failure by Seller or its Affiliates to obtain a complete and effective Consent and/or Release of any Encumbrance (as applicable) from any of the lenders to Seller or their respective Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;                     and

(4)                                  claims for breaches of any covenants or agreements of Seller contained in this Agreement (other than the representations and warranties contained in Section 5).

(B)                                neither the De Minimis Claims nor the Deductible shall apply to the following:

(1)                                  claims under Section 11.1(a) relating to a breach of the representations and warranties set forth in Section 5.11 (and Section 11.1(f) relating to the foregoing); and

(2)                                  claims for Returns within the first twelve (12) months after the Closing Date that are in excess of the Product Return Threshold Level.

(b)                                 The Parties hereby agree and acknowledge that the Purchaser Indemnified Parties shall not be entitled to recover in the aggregate more than the Cash Consideration for any claims made by any Purchaser Indemnified Party in respect of this Agreement and the Ancillary Agreements (other than the API Supply Agreement, the R&D Agreement and the Contract Manufacturing Agreements).

(c)                                  Nothing in this Agreement shall limit the Liability of a Party to the other Party for fraud or willful misconduct.

Section 11.8                                Other Limitations.

(a)                                  Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification under this Article 11 for any Losses to the extent that such Losses are reflected as a Liability of the Business in the Final Statement of Closing Net Working Capital.

(b)                                 The amount of any Losses for which indemnification is provided under this Agreement shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Losses.  If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such Party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received.  An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses (as if the Indemnified Party did not have the benefit of indemnities under this Agreement).  If the amount with respect to which any Claim Notice made under this Agreement gives rise to a Tax Benefit (as defined below) to the Party issuing the Claim Notice, the indemnity payment shall be reduced by the amount of such Tax Benefit available to the Party issuing the Claim Notice.    A “Tax Benefit” to a Party means an amount by which the Tax Liability of such Party is reduced as a result of its receipt of payment for such indemnity claim or its payment of the Liability giving rise to such indemnity claim, such amount to be determined at an assumed marginal Tax rate equal to the highest marginal Tax rate then in effect for corporate taxpayers in India.

(c)                                  Notwithstanding anything to the contrary in this Agreement, Losses shall not include any amounts to the extent attributable to a failure to mitigate Losses after the Indemnified Party becomes aware of the event or omission which caused such Losses.

(d)                                 No Liability shall arise in respect of any breach of any representation, warranty, covenant or agreement herein to the extent that Losses for such breach arise (or are increased) directly or indirectly as a result of any retrospective application of a change in applicable Law, or in accounting policies, procedures or practices, announced or, if not announced in advance of taking effect, taking effect, after the Closing Date.

(e)                                  Any Liability for any indemnification for any Losses pursuant to this Article 11 shall be determined without duplication of recovery by reason of the stated facts giving rise to such Loss which constitute a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

Section 11.9                                Treatment.  All indemnification payments made pursuant to this Article 11 shall be treated by the Parties as adjustments to the Cash Consideration.

Section 11.10                          Additional Remedies.  The rights of an Indemnified Party pursuant to this Article 11 shall be in addition to and not exclusive of, and shall be without prejudice to, any other rights and remedies available to such Indemnified Party at equity or law, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

Section 11.11                          Knowledge.  Each representation and warranty contained in Article 5 is made by Seller subject to the matters disclosed in the Seller Disclosure Schedule, and no other information relating to Seller (including the Business) of which Purchaser or any of its Affiliates is deemed to have knowledge, no other information relating to Seller or any of its Affiliates of which Purchaser or any of its Affiliates is deemed to have Knowledge and no investigation by or on behalf of Purchaser or any of its agents, representatives, officers, employees or advisors, shall prejudice any Claim made by Purchaser under Article 11 or operate to reduce any amount recoverable thereunder.  It shall not be a defense to any Claim against Seller and/or its Affiliates that Purchaser, as the case may be, knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such Claim.  Subject to the disclosures made in Seller Disclosure Schedule, the representations and warranties made by Seller in Article 5 shall not be in any manner limited by any information disclosed or made available to or received by Purchaser or any representative(s) of Purchaser.  Nothing in the Seller Disclosure Schedule shall constitute a representation or warranty as to the accuracy of the information forming part of the Seller Disclosure Schedule.

Section 11.12                          Promoter Group Indemnification.   Subject to the limitations expressly set forth in Section 11.7 and Section 11.8, each member of the Promoter Group jointly and severally indemnifies, defends and holds harmless the Purchaser Indemnified Parties from and against, and shall pay to Purchaser the monetary value of, any and all Losses incurred or suffered by Purchaser Indemnified Parties directly or indirectly to the extent arising out of, relating to or resulting from any breach of the covenants set forth in Sections 7.5(c), 7.6 and 10.6.

ARTICLE 12

TERMINATION

Section 12.1                                Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                  by mutual written consent of Purchaser and Seller;

(b)                                 by Purchaser if:

(i)                                     provided Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 9.1 to be able to be satisfied, and which breach has not been cured or cannot be cured within thirty (30) days after the notice of the breach from Purchaser;

(ii)                                  Seller or any of its Affiliates is declared insolvent, or has filed any petition to initiate bankruptcy proceedings, winding up proceedings, suspension of payments, creditor’s arrangement or any other similar insolvency proceedings;

(iii)                               Seller has violated or breached any of its obligations under Section 7.6 provided that, for the purposes of this Section 12.1 only, Seller and Promoter Group shall not be deemed to be in breach of its obligations under Section 7.6 in respect of any such breaches by its agents, consultants and other advisors and representatives if upon Seller becoming aware of any breach or potential breach by such Persons of Section 7.6, Seller: (A) promptly notifies Purchaser of such breaches or potential breaches by its agents, consultants and other advisors and representatives; and (B) immediately rectifies any such breaches or potential breaches and takes all steps necessary to ensure, to the absolute satisfaction of the Purchaser, that there are no continued breaches or potential breaches; or

(iv)                              the Closing has not occurred on or before December 31, 2010 (or, if the Parties are required to make a filing under the Competition/Investments Laws of India, and the Closing has not occurred because the approval has not been obtained or the waiting period under such Laws has not expired by such date, the date on which the waiting period for clearance expires or approval under such Laws is declined) (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b)(iv) shall not be available to Purchaser if the failure of such consummation is the result of a material breach of this Agreement by Purchaser;

(c)                                  by Seller if:

(i)                                     provided Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, there has been a breach of any of Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 9.2 to be able to be satisfied, and which breach has not been cured or cannot be cured within thirty (30) days after the written notice of breach from Seller; or

(ii)                                  the Closing has not occurred on or before the Termination Date; provided, however, that if the Closing has not occurred solely because Seller has not complied fully with its obligations under Section 9.1(i), then such date may be extended upon the written notice of Purchaser; and further, provided, that the right to terminate this Agreement pursuant to this Section 12.1(c)(ii) shall not be available to Seller if the failure of such consummation is the result of a material breach of this Agreement by Seller; or

(d)                                 by either Purchaser or Seller if any Governmental Authority has issued a non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 12.2                                Effect of Termination.  The Parties’ rights of termination under Section 12.1 are in addition to any other rights they may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 12.1, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without Liability against any of the Parties or its Affiliates, except that: (a) Section 5.29, Section 10.3, Article 13, Article 14, Article 15 (except for Section 15.6), and this Section 12.2 shall remain in full force and survive any termination of this Agreement; and (b) if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired.

ARTICLE 13

CONFIDENTIALITY

Section 13.1                                General Obligation.  Beginning on the date of this Agreement, each Party agrees and undertakes that it shall not reveal, and shall use its reasonable efforts to ensure that its directors, officers, managers, employees (including those on secondment), Affiliates, legal, financial and professional advisors and bankers (collectively, “Representatives”) to whom Confidential Information is made available do not reveal, to any third party any Confidential

Information without the prior written consent of the concerned disclosing Party.  The term “Confidential Information” as used in this Agreement means: (a) any information concerning the organization, business, Intellectual Property, technology, trade secrets, know-how, finance, transactions or affairs of the disclosing Party or any of their respective Representatives (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the Closing Date); (b) any information whatsoever concerning or relating to: (i) any dispute or Claim arising out of or in connection with this Agreement; or (ii) the resolution of such Claim or dispute; and (c) any information or materials prepared by or for a Party or its Representatives that contain or otherwise reflect, or are generated from, Confidential Information.

Section 13.2                                Exceptions.  The provisions of Section 13.1 above shall not apply to:

(a)                                  disclosure of Confidential Information that is or comes into the public domain or becomes generally available to the public other than through the act or omission of or as a result of disclosure by or at the direction of a Party or any of its Representatives in breach of this Agreement;

(b)                                 disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances or permissible by applicable Law and subject to any practicable arrangements to protect confidentiality, to the extent required under applicable Laws or governmental regulations or judicial process or generally accepted accounting principles applicable to any Party;

(c)                                  Confidential Information acquired independently by a Party from a third party source not obligated to the Party disclosing Confidential Information to keep such information confidential;

(d)                                 Confidential Information already known or already in the lawful possession of the Party receiving Confidential Information as of the date of its disclosure by the Person disclosing such Confidential Information; provided, however, that following the Closing, the provisions of Section 13.1 shall apply to all Confidential Information related to the Business or the Transferred Assets and Assumed Liabilities known to Seller or any of its Affiliates or Representatives;

(e)                                  disclosure in connection with the performance of obligations (including or obtaining Shareholder Approval) or the exercise of rights (including remedies) under this Agreement; and

(f)                                    disclosure by a Party or any of its Representatives, provided that the source of such disclosure was not known by that Party or such Representative to be bound by any confidentiality obligation to the other Party in respect of such disclosure.

ARTICLE 14

GOVERNING LAW AND ARBITRATION

Section 14.1                                Governing Law.  The internal Laws of India (without giving effect to any choice or conflict of law provision or rule (whether of India or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Schedules and Exhibits and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 14.2                                Arbitration.  Except for any claims for specific performance or interlocutory relief which may be heard in the High Court of Judicature at Bombay, India, all controversies, disputes or claims arising out of or relating in any way to this Agreement or the Ancillary Agreements or the transactions contemplated hereunder or thereunder, including any dispute as to the existence, validity, performance, breach or termination hereof or thereof, shall be resolved by final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce which rules shall be deemed to be incorporated into this Agreement, as modified by the provisions set forth on Schedule 14.2.

ARTICLE 15

MISCELLANEOUS

Section 15.1                                Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when: (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day); in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

In the case of notices to Seller:

Piramal Healthcare Limited
Piramal Tower, Ganpatrao Kadam Marg, Lower Parel,
Mumbai-400 013, Maharashtra
Fax:
Attention: N. Santhanam, Executive Director and Chief Operating Officer

and with a copy to (which shall not constitute notice):

Stephenson Harwood
One, St. Paul’s Churchyard
London, EC4M 8SH
United Kingdom
Fax: +44 20 7329 7100
Attention:	Andrew Edge
Duncan Stiles

In the case of notices to Purchaser or Guarantor:

Abbott Healthcare Private Limited
100 Abbott Park Road
Abbott Park, Illinois 60064
Attention:	Executive Vice President, Pharmaceutical Products
Fax:	+ 1 847 935-3260

and with a copy to (which shall not constitute notice):

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064
Attention:	Executive Vice President, Secretary and General Counsel
Fax:	+ 1 847 938-6277

and with a further copy to (which shall not constitute notice):

Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Attention:	Pablo Garcia-Moreno
Olivia Tyrrell
Fax:	+1 312 861 2899

Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to notice to the other Party.

Section 15.2                                Further Assurances.  The Parties to this Agreement shall from time to time execute and deliver all such further documents and do all acts and things as the other Party may reasonably require to effectively carry on the full intent and meaning of the Agreement and to the complete the transactions contemplated hereunder.

Section 15.3                                Amendments.  No modification or amendment to this Agreement shall be valid or binding unless made in writing and duly executed by or on behalf of each Party.

Section 15.4                                Waiver and Remedies.  The Parties may: (a) extend the time for performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement; or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained in this Agreement.  Any such extension or waiver by any Party shall be valid only if set forth in a written document signed on behalf of the other Parties against whom the waiver or extension is to be effective.  No extension or waiver shall apply at any time for performance, inaccuracy in any representation or warranty, or non-compliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by applicable Law and include any rights and remedies authorized in Law or in equity.

Section 15.5           Assignment and Successors and No Third Party Rights.  This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, successors and assigns; provided, however, that neither Seller nor Promoter Group may assign any of their respective rights under this Agreement without the prior written consent of Purchaser; provided, further, that Guarantor may not assign its rights or delegate its duties under Section 7.18 without the written consent of Seller. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign its right to purchase any or all of the Transferred Assets or any of its other rights or any portion thereof hereunder to one or more Affiliates of Purchaser.  Except as otherwise set forth in Section 11.1, 11.2 or 11.12, nothing expressed or referred to in this Agreement shall be construed to give any Person (including any Business Employees), other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 15.5.

Section 15.6           Specific Performance.  The Parties agree that damages may not be an adequate remedy and Purchaser shall be entitled (without posting any bond or other indemnity) to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Seller from committing any violation or enforce the performance of the covenants, representations and obligations contained in this Agreement.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including a right for damages.

Section 15.7           Expenses.  Except as otherwise provided in this Agreement, each Party shall pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its Representatives.  Purchaser shall bear the stamp duty payable upon the execution of this Agreement and the Ancillary Agreements.  If this Agreement is terminated, the obligation of each Party to pay its own expenses shall be subject to any rights of such Party arising from any breach of this Agreement by the other Party.

Section 15.8           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) and the Ancillary Agreements together constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede any and all prior agreements, including letters of intent and term sheets, either oral or in writing, between the Parties with respect to the subject matter herein and therein.

Section 15.9           Partial Invalidity.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid, illegal or unenforceable to any extent for any reason, including by reason of any applicable Law or government policy, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable Law.  Any invalid, illegal or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the invalid, illegal or unenforceable provision.  Such replacement of any provision shall be mutually agreed to by the Parties in writing and shall be deemed to be incorporated into the terms of this Agreement.

Section 15.10         Schedules and Exhibits.  The Schedules (including the Seller Disclosure Schedule) and Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement.  Within thirty (30) days from the Effective Date, the Parties shall use commercially reasonable efforts to prepare, agree upon and complete: (i) the Schedules listed on Schedule 15.10; and (ii) certain provisions, exhibits and schedules to certain Ancillary Agreements listed on Schedule 15.10.  The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 5.

Section 15.11         Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts.  The delivery of signed counterparts by facsimile or email transmission that includes a “portable document format” (“.pdf”) of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

Section 15.12         Performance of Obligations by Affiliates.  Any obligation of Purchaser under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Purchaser’s sole and exclusive option, either by Purchaser directly or by any Affiliates of Purchaser that Purchaser causes to satisfy, meet or fulfill such obligation in whole or in part.  With respect to any particular action, the use of the words “Purchaser shall” also means “Purchaser shall cause” the particular action to be performed, the use of the words “Seller shall” also means “Seller shall cause” the particular action to be performed.  Each of Purchaser and Seller guarantee the performance of all actions, agreements and obligations to be performed by any of their respective Affiliates under the terms and conditions of this Agreement.

Section 15.13         Currency Conversion.  If (a) any assets or Liabilities included in the Estimated Net Working Capital or the Final Statement of Closing Net Working Capital or (b) the amount of any Losses incurred or suffered by any Indemnified Party is expressed in a currency other than Rupees, any such amounts expressed in a currency other than Rupees shall be converted from the applicable currency to Rupees using the exchange rate between the applicable currency and US Dollar as observed by Morgan Stanley at approximately 12:00 noon Mumbai time on REUTERS converted into Rupees at the rate between the US Dollar and the Rupee as published by the Reserve Bank of India on REUTERS page RBIB in the case of (a), two (2) business days prior to the Closing Date, and in the case of (b) two (2) Business Days prior to the date upon which a final determination as to the payment of such Losses to the Indemnified Party is made.

Section 15.14         No Other Compensation.  Each Party hereby agrees and acknowledges that the terms of this Agreement and the Ancillary Agreements fully define all consideration, compensation and benefits, monetary or otherwise to be paid, granted or delivered to or by Seller or to or by Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 15.15         No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the Parties.  This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, any other Party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of any other Party.  The Parties are independent contractors with respect to each other under this Agreement.  Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 15.15.

Section 15.16         Mutual Good Faith.  This Agreement is entered into in a spirit of good faith and the Parties covenant with each other that each Party shall render at all times all reasonable assistance in its power to facilitate successful implementation of this Agreement and/or provide any information or document in its possession, which the other Party may reasonably require for the purpose of this Agreement.

[SIGNATURES TO FOLLOW]

IT WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ABBOTT HEALTHCARE PRIVATE LIMITED

By:	/s/ Thomas C. Freyman
	Name:	Thomas C. Freyman
	Title:	Director and Authorized Signatory

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
	Name:	Thomas C. Freyman
	Title:	Executive Vice President, Finance and Chief Financial Officer

PIRAMAL HEALTHCARE LIMITED

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal
	Title:	Chairman and Authorised Signatory

AJAY G. PIRAMAL

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal

AJAY G. PIRAMAL (HUF)

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal

SWATI A. PIRAMAL

By:	/s/ Swati A. Piramal
	Name:	Swati A. Piramal

NANDINI A. PIRAMAL

By:	/s/ Nandini A. Piramal
	Name:	Nandini A. Piramal

ANAND AJAY PIRAMAL

By:	/s/ Anand Ajay Piramal
	Name:	Anand Ajay Piramal

LALITA G. PIRAMAL

By:	/s/ Lalita G. Piramal
	Name:	Lalita G. Piramal

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THE AJAY G. PIRAMAL FOUNDATION

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal
	Title:	Authorised Signatory

NANDINI PIRAMAL INVESTMENTS PRIVATE LIMITED

By:	/s/ Nandini A. Piramal
	Name:	Nandini A. Piramal
	Title:	Authorised Signatory

PHL HOLDINGS PRIVATE LIMITED

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal
	Title:	Authorised Signatory

PIRAMAL ENTERPRISES LIMITED TRUSTEE OF THE PIRAMAL ENTERPRISES EXECUTIVE TRUST

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal
	Title:	Authorised Signatory

3

SAVOY FINANCE & INVESTMENTS PRIVATE LIMITED

By:	/s/ Nandini A. Piramal
	Name:	Nandini A. Piramal
	Title:	Authorised Signatory

SWASTIK SAFE DEPOSIT AND INVESTMENTS LTD

By:	/s/ Nandini A. Piramal
	Name:	Nandini A. Piramal
	Title:	Authorised Signatory

PIRAMAL HEALTHCARE LIMITED — SENIOR EMPLOYEE OPTION SCHEME

By:	/s/ Ajay G. Piramal
	Name:	Ajay G. Piramal
	Title:	Authorised Signatory

4